     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 18, 1996
                                                    REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                              CN BIOSCIENCES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                              2833                      33-0509785
 (STATE OR OTHER JURISDICTION        (PRIMARY STANDARD INDUSTRIAL       (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)      IDENTIFICATION NO.)

                            ------------------------
                           10394 PACIFIC CENTER COURT
                          SAN DIEGO, CALIFORNIA 92121
                                 (619) 450-9600
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                                JAMES G. STEWART
             VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY
                              CN BIOSCIENCES, INC.
                           10394 PACIFIC CENTER COURT
                          SAN DIEGO, CALIFORNIA 92121
                                 (619) 450-9600
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

             PETER H. JAKES, ESQ.                        FREDERICK T. MUTO, ESQ.
           WILLKIE FARR & GALLAGHER              COOLEY GODWARD CASTRO HUDDLESON & TATUM
             ONE CITICORP CENTER                           4365 EXECUTIVE DRIVE
             153 EAST 53RD STREET                      SAN DIEGO, CALIFORNIA 92121
           NEW YORK, NEW YORK 10022                           (619) 550-6000
                (212) 821-8000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ---------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ---------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / / ------------------------

                        CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------------------------
                                                         PROPOSED
                                                          MAXIMUM          PROPOSED
                                                      OFFERING PRICE        MAXIMUM
      TITLE OF EACH CLASS OF         AMOUNT TO BE           PER            AGGREGATE          AMOUNT OF
   SECURITIES TO BE REGISTERED        REGISTERED         SHARE(2)      OFFERING PRICE(2)  REGISTRATION FEE
- ----------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per
 share...........................  1,840,000 shares       $13.50          $24,840,000        $8,566 (3)
- ----------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------

(1) Includes 240,000 shares which may be sold pursuant to the Underwriters' over-allotment option.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

(3) This amount was wired to the account of the Securities and Exchange Commission (the "Commission") at Mellon Bank in payment of the required registration fee due in connection with this Registration Statement.
                            ------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES
AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE
A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                              CN BIOSCIENCES, INC.

     Cross-reference sheet furnished pursuant to Item 501(b) of Regulation S-K showing location in the Prospectus of information required by Items of Form S-1.

        FORM S-1 ITEM NUMBER AND CAPTION                      CAPTION IN PROSPECTUS
- -------------------------------------------------  -------------------------------------------
  1.  Forepart of the Registration Statement and
      Outside Front Cover Page of Prospectus.....  Outside Front Cover Page of Prospectus
  2.  Inside Front and Outside Back Cover Pages
      of Prospectus..............................  Inside Front and Outside Back Cover Pages
                                                   of Prospectus
  3.  Summary Information, Risk Factors and Ratio
      of Earnings to Fixed Charges...............  Prospectus Summary; Risk Factors
  4.  Use of Proceeds............................  Use of Proceeds
  5.  Determination of Offering Price............  Outside Front Cover Page of Prospectus;
                                                   Underwriting
  6.  Dilution...................................  Dilution
  7.  Selling Security Holders...................  Not Applicable
  8.  Plan of Distribution.......................  Outside Front Cover Page of Prospectus;
                                                   Underwriting
  9.  Description of Securities to Be
      Registered.................................  Description of Capital Stock; Dividend
                                                   Policy
 10.  Interests of Named Experts and Counsel.....  Not Applicable
 11.  Information with Respect to the
      Registrant.................................  Prospectus Summary; Risk Factors; Dividend
                                                   Policy; Capitalization; Selected
                                                   Consolidated Financial Data; Management's
                                                   Discussion and Analysis of Financial
                                                   Condition and Results of Operations;
                                                   Business; Management; Certain Transactions;
                                                   Principal Stockholders; Description of
                                                   Capital Stock; Shares Eligible for Future
                                                   Sale; Change in Accountants; Additional
                                                   Information; Financial Statements
 12.  Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities................................  Not Applicable

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   Subject to Completion, Dated July 18, 1996

PROSPECTUS

                                1,600,000 SHARES

                                      LOGO

                                  COMMON STOCK
                            ------------------------

     All of the 1,600,000 shares of Common Stock offered hereby are being sold by CN Biosciences, Inc. ("CN Biosciences" or the "Company"). Prior to this offering there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $12.50 and $13.50 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. Application has been made to have the Common Stock approved for quotation on the Nasdaq National Market under the symbol "CNBI." The Underwriters have reserved up to 80,000 shares of Common Stock offered hereby for sale at the initial public offering price, less underwriting discounts and commissions, to officers, directors, employees and other persons designated by the Company who have expressed an interest in purchasing shares. See "Underwriting."

     THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                          Underwriting
                                      Price to              Discounts            Proceeds to
                                       Public          and Commissions (1)       Company (2)
- -------------------------------------------------------------------------------------------------
Per Share......................           $                     $                     $
- -------------------------------------------------------------------------------------------------
Total (3)......................           $                     $                     $
- -------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------

(1) For information regarding indemnification of the Underwriters, see "Underwriting."

(2) Before deducting expenses of the offering payable by the Company estimated at $750,000.

(3) The Company has granted the Underwriters an option, exercisable within 30 days from the date hereof, to purchase up to 240,000 additional shares of Common Stock on the same terms as set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total
     Price to Public will be $          , the Underwriting Discounts and
     Commissions will be $          and the Proceeds to Company will be
     $          . See "Underwriting."
                            ------------------------

     The shares of Common Stock offered by the Underwriters are subject to prior sale, receipt and acceptance by them and subject to the right of the Underwriters to reject any order in whole or in part and to certain other conditions. It is expected that delivery of such shares will be made through the offices of UBS Securities LLC, 299 Park Avenue, New York, New York on or about
            , 1996.
                            ------------------------

  UBS SECURITIES          DAIN BOSWORTH
                          Incorporated
          , 1996

     [COLOR PICTURE OF COMPANY CATALOGS SURROUNDING A CIRCLE WHICH SAYS "SIX CATALOGS THAT NO LIFE SCIENTIST SHOULD BE WITHOUT" AND CAPTION WHICH READS "THE COMPANY'S GENERAL AND SPECIALTY CATALOGS FEATURE IN EXCESS OF 7,000 PRODUCTS USED WORLDWIDE IN DISEASE-RELATED LIFE SCIENCES RESEARCH".]

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus, including the information under "Risk Factors." This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results in the future could differ significantly from the results discussed in such forward-looking statements. Factors that could cause or contribute to such a difference include, but are not limited to, those discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as those discussed elsewhere in this Prospectus.

                                  THE COMPANY

     CN Biosciences, Inc. ("CN Biosciences" or the "Company") is engaged in the development, production, marketing and distribution of a broad array of products used worldwide in disease-related life sciences research at pharmaceutical and biotechnology companies, academic institutions and government laboratories. The Company's products include biochemical and biological reagents, antibodies, assays and research kits which it sells principally through its general and specialty catalogs under its well-established brand names, including Calbiochem and Novabiochem. With over 7,000 products, the Company offers scientists the convenience of obtaining from a single source both innovative and fundamental research products, many of which are instrumental to areas of research such as cancer, cardiovascular disease, Alzheimer's and AIDS. The Company believes it has established a long-standing reputation in the life sciences research products market for product quality, product reliability, extensive technical service and strong customer support.

     Industry sources estimate that there are over 300,000 scientists worldwide currently engaged in life sciences research who utilize specialty biochemical products such as those offered by the Company. Recent advances in understanding physiological processes at the molecular and cellular level, genomics and the development of other basic life sciences technologies have increased the demand for innovative product solutions designed to assist scientists in improving the efficiency and quality of their research. Life sciences research can often involve experimentation carried out over months or even years, and as a result researchers seek quality products to minimize extraneous variables in their research protocols. Research products range broadly in complexity, purity, scarcity, cost and function, and their availability, consistency and quality are often critical to a project's success. In its most recent industry survey published in 1994, Frost & Sullivan estimated that $1.6 billion was spent worldwide in 1992 on specialty biochemical products, such as those offered by the Company for research in biochemistry, immunology, cellular biology and molecular biology. According to Frost & Sullivan, the compounded annual growth rate from 1992 through 1999 for the U.S. life sciences research products market (which represents approximately one-third of the worldwide market) is estimated to be approximately 13%.

     The Company believes that it is strategically positioned with both the breadth of research products and critical mass that are characteristic of the industry's larger providers, as well as the innovative research and development capabilities that are characteristic of the industry's smaller specialty companies. The larger companies typically generate revenues from the sale of a broad range of equipment, laboratory supplies and other products, including research products which compete with many of the Company's product offerings. The smaller companies, the majority of which are substantially smaller than the Company, typically supply a highly focused product offering to very specific markets. Based upon the Company's strategic positioning, it believes it can establish itself as a leading supplier of higher margin research products for selected emerging, high growth niche research markets by offering innovative products through specialty catalogs. In recent years, the Company has implemented its niche research market strategy in areas that the Company believes to be particularly strong areas of growth. In 1994, the Company published its first specialty catalog in the area of signal transduction, which it followed with the introduction of its Apoptosis and Combinatorial Chemistry specialty catalogs in February 1996.

     The life sciences research products industry is highly fragmented and may offer opportunities for consolidation. One key element of the Company's strategy is the selective acquisition of companies with research and development capabilities and product offerings in areas targeted for future growth. In August 1995, the Company significantly expanded its immunochemical and molecular biology capabilities with the $6.2 million cash purchase of the Oncogene Research Products business from Oncogene Science, Inc. ("OSI"), a publicly traded biopharmaceutical company. The acquisition of this business enhanced the depth and breadth of the Company's scientific resources, while providing a complementary base of products and customers which has been successfully integrated into the Company's operations and infrastructure. As a result of this acquisition, the Company added over 700 new product offerings, many of which are included in the Company's Apoptosis specialty catalog.

     During 1995, the Company sold products to over 6,900 accounts, including individual research scientists, institutions, companies and distributors, filled over 70,000 orders in 46 countries and generated sales of $27.0 million and net income of $1.0 million. The Company's numerous products, represented by over 13,000 stock keeping units (SKUs), are principally sold through its three general catalogs and four specialty catalogs. The Company also develops and distributes a variety of supporting publications designed to highlight its new products and target specific market segments with selected product offerings. These catalogs and supporting publications are distributed utilizing the Company's proprietary database of more than 100,000 research scientists and institutions. The Company's customers include many leading pharmaceutical and biotechnology companies, academic institutions and government laboratories. The Company continually adds new products and expects to introduce in excess of 800 products during 1996. Development, marketing and distribution activities are supported by the Company's highly experienced scientific staff, which includes 40 professionals holding Ph.D.s in a variety of life sciences disciplines, as well as other personnel located at seven facilities in the United States, Europe, Japan and Australia.

     The Company was incorporated by Warburg, Pincus Investors, L.P. ("Warburg"), ABS MB (C-N) Limited Partnership ("ABS") and certain current and former members of management to acquire the businesses conducted by the Company's subsidiaries. See "Certain Transactions." The Company was incorporated under the laws of the State of Delaware on March 11, 1992 as Calbiochem-Novabiochem International, Inc. and changed its name to CN Biosciences, Inc. on July 17, 1996. The Company's principal executive offices are located at 10394 Pacific Center Court, San Diego, California 92121, and its telephone number is (619) 450-9600.

     As used in this Prospectus, references to the "Company" and "CN Biosciences" refer to CN Biosciences, Inc. and its direct and indirect subsidiaries, unless otherwise indicated or the context otherwise requires. The Company's subsidiaries, all of which are wholly owned, include a U.S. operating subsidiary based in San Diego and international subsidiaries organized under the local laws of their jurisdiction of operation. Calbiochem(R), Novabiochem(R) and Clinalfa(R) are registered trademarks of the Company. References are made herein to trademarks of companies other than the Company.

                                  THE OFFERING

Common Stock Offered.............................    1,600,000 shares
Common Stock Outstanding after the Offering......    4,856,905 shares (1)
Use of Proceeds..................................    Repayment of all amounts outstanding under the
                                                     Company's bank credit facility (approximately
                                                     $8.2 million), working capital, general corporate
                                                     purposes and possible acquisitions.
Proposed Nasdaq National Market Symbol...........    CNBI

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                  SIX MONTHS ENDED
                                            PERIOD FROM INCEPTION    YEARS ENDED DECEMBER 31,         JUNE 30,
                                             (MARCH 11, 1992) TO    ---------------------------   -----------------
                                              DECEMBER 31, 1992      1993      1994      1995      1995      1996
                                            ---------------------   -------   -------   -------   -------   -------
CONSOLIDATED STATEMENTS OF OPERATIONS
 DATA:
Sales.....................................         $17,719          $22,771   $24,188   $26,966   $13,075   $16,565
Cost of sales.............................           9,691           14,195    13,183    13,185     6,691     7,602
                                                   -------          -------   -------   -------   -------   -------
Gross profit..............................           8,028            8,576    11,005    13,781     6,384     8,963
                                                   -------          -------   -------   -------   -------   -------
Operating expenses:
  Research and development................             290              462       736     1,338       488     1,065
  Selling, general and administrative.....           7,742           10,292    10,343    10,608     4,802     6,185
                                                   -------          -------   -------   -------   -------   -------
    Total operating expenses..............           8,032           10,754    11,079    11,946     5,290     7,250
                                                   -------          -------   -------   -------   -------   -------
Income (loss) from operations.............              (4)          (2,178)      (74)    1,835     1,094     1,713
Interest expense, net.....................              61              170       326       527       159       394
                                                   -------          -------   -------   -------   -------   -------
Income (loss) before income taxes.........             (65)          (2,348)     (400)    1,308       935     1,319
Provision (benefit) for income taxes......             401             (195)       62       291       208       462
                                                   -------          -------   -------   -------   -------   -------
    Net income (loss).....................         $  (466)         $(2,153)  $  (462)  $ 1,017   $   727   $   857
                                                   =======          =======   =======   =======   =======   =======
Pro forma net income per share............                                              $   .30             $   .25
                                                                                        =======             =======
Pro forma shares used in per share
  computations (2)........................                                                3,367               3,477

                                                                                         JUNE 30, 1996
                                                                                   -------------------------
                                                                                   ACTUAL    AS ADJUSTED (3)
                                                                                   -------   ---------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents........................................................  $ 1,118       $11,545
Working capital..................................................................   15,286        27,130
Total assets.....................................................................   32,228        42,655
Long-term debt and other obligations, net of current portion.....................    8,201         1,451
Redeemable preferred stock.......................................................   18,343            --
Common stockholders' equity (deficit)............................................     (184)       36,753

- ---------------

(1) Excludes (i) 393,914 shares of Common Stock, par value $.01 per share (the "Common Stock"), issuable upon the exercise of outstanding stock options issued under the Company's 1992 Stock Option Plan, as amended (the "Stock Option Plan"), (ii) an additional 359,559 shares of Common Stock reserved for future issuance under the Company's Stock Option Plan and (iii) 3,028 shares issuable upon the exercise of an outstanding warrant.

(2) See Note 1 to notes to consolidated financial statements for an explanation of the method used to determine the number of shares used to compute pro forma share amounts.

(3) Adjusted to give effect to the conversion of all outstanding shares of the Company's Series A Convertible Preferred Stock, par value $1.00 per share, into 788,814 shares of Class A Common Stock and the subsequent conversion into an equal number of shares of Common Stock, the exchange of all outstanding shares of the Company's Series B Preferred Stock, par value $1.00 per share, for 1,380,215 shares of Common Stock (at an assumed public offering price of $13.00 per share), in each case upon the consummation of the offering, the sale of 1,600,000 shares of Common Stock offered hereby, and the receipt and application of the net proceeds therefrom. See "Use of Proceeds" and "Capitalization."
                            ------------------------

     Except as otherwise specified, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option and has been adjusted to give effect to (i) a 2.36585-for-one stock split in the form of a stock dividend effected on July 17, 1996, (ii) the conversion upon the consummation of this offering of all outstanding shares of Series A Convertible Preferred Stock into an aggregate of 788,814 shares of Class A Common Stock and subsequent conversion into an equal number of shares of Common Stock and (iii) the exchange upon the consummation of this offering of all outstanding shares of Series B Preferred Stock into an aggregate of 1,380,215 shares of Common Stock. See "Description of Capital Stock" and "Certain Transactions."

                                  RISK FACTORS

     Prospective investors in the shares of Common Stock offered hereby should carefully consider the following risk factors, in addition to the other information appearing in this Prospectus. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results in the future could differ significantly from the results discussed in such forward-looking statements. Factors that could cause or contribute to such a difference include, but are not limited to, those discussed in "Risk Factors" below, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as those discussed elsewhere in this Prospectus.

     Dependence on Research and Development Budgets and Government Research Funding. The Company's customers include research scientists at pharmaceutical and biotechnology companies, academic institutions and government and private research laboratories. Fluctuations in the research and development budgets of these companies and institutions can have a significant effect on the demand for the Company's products. Such budgets are based on a wide variety of factors including the resources available to make such expenditures, the spending priorities among various types of research and the policies regarding such expenditures during recessionary periods. Any decrease in life sciences research and development expenditures by such companies and institutions could have a material adverse effect on the Company's business, financial condition and results of operations.

     A significant portion of the Company's sales have been to research scientists, universities, government research laboratories, private foundations and other institutions whose funding is dependent on grants from government agencies such as the U.S. National Institutes of Health ("NIH") and similar domestic and international agencies. The funding associated with approved NIH grants generally becomes available at particular times of the year, as determined by the federal government, and may result in fluctuations in the Company's operating results. Although research funding has increased during the past several years, grants have, in the past, been frozen for extended periods or have otherwise become unavailable to various institutions, sometimes without advance notice. Furthermore, increasing political pressures to reduce or eliminate budgetary deficits may result in reduced allocations to the NIH and the other government agencies that fund research and development activities. If government funding, especially NIH grants, were to become unavailable to researchers for any extended period of time or if overall research funding were to decrease, there could be a material adverse effect on the Company's business, financial condition and results of operations.

     Risks Inherent in Growth, Expansion and Acquisition Strategy. The Company has sought and will continue to seek growth in sales and profitability primarily through the internal development and acquisition of new product lines, additional customers and new businesses. A significant portion of the Company's historical revenue growth is attributable to internal product development, sourcing of third-party products and, more recently, from its acquisition of the Oncogene Research Products business. The ability of the Company to achieve its expansion objectives and to manage its growth effectively depends upon a variety of factors, including (i) the ability to internally develop products, (ii) the ability to identify and license products sourced from third parties, (iii) the ability to successfully position and market its products, (iv) the ability to identify and consummate attractive acquisitions and (v) the ability to integrate new businesses, facilities and personnel into existing operations. If the Company is unable to manage growth effectively, there could be a material adverse effect on the Company's business, financial condition and results of operations.

     The Company competes for acquisition and expansion opportunities with other companies that have significantly greater financial and other resources than those of the Company. There can be no assurance that suitable acquisition or investment opportunities will be identified, consummated, or, if consummated, integrated successfully and profitably into the Company's operations. Moreover, there can be no assurance that the Company's historic rate of growth or expansion will continue, or that further growth or expansion will result in continued profitability.

     Reliance on Niche Research Market Strategy. Key elements of the Company's strategy include the targeting and penetration of emerging life sciences niche research markets and the continued development of the niche research markets currently served by the Company. If the Company is unable to successfully target and penetrate these niche research markets or is unable to continue developing the niche research markets currently served or if the Company's new products are not accepted by research scientists, there could be a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company currently benefits from its participation in emerging niche research markets which, as they expand, may attract the attention of the Company's competitors. Further, as these niche research markets mature, products that were once innovative, thus commanding higher margins, may become commodities.

     Dependence on New Products; Rapid Technological Change. The life sciences research products market is characterized by rapid technological change and frequent product introductions. The Company's future success will depend, in part, on its ability to develop and introduce, on a timely basis, products that address the evolving needs of its customers. There can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of products. The Company has experienced, and may in the future experience, delays in the development and introduction of products, and there can be no assurance that the Company will keep pace with the rapid rate of change in life sciences research, and will not experience additional delays in the future. In addition, there can be no assurance that new products will adequately meet the requirements of the marketplace or achieve market acceptance. Factors affecting whether such products will be accepted by the market include use of the product by research scientists, citation of the product in published research, the timing of market entry of the product relative to competitive products and general trends in life sciences research. If the Company is unable, for technological or other reasons, to develop and introduce products in a timely manner in response to changing market environments or customer requirements, there could be a material adverse effect on the Company's business, financial condition and results of operations.

     Dependence on Licensing as a Source of Products. Many of the Company's products are manufactured or sold pursuant to license agreements under which the Company pays royalties to the patent holder based upon a percentage of the product's sales. There can be no assurance that the Company will be able to continue to successfully identify new products developed by others, and if identified, to negotiate license agreements on favorable terms. Additionally, there can be no assurance that the Company will be able to renew any existing license agreements upon their expiration. See "Business -- Intellectual Property."

     Highly Competitive Market. The market for the Company's products is highly competitive, and the Company expects competition to increase. Furthermore, although the life sciences research products market continues to grow, its rate of growth in recent years has been declining and may continue to decline. The Company competes with many other life sciences research products suppliers, both larger and smaller than the Company. Some of the Company's competitors, including two of its largest competitors, Sigma-Aldrich Corporation ("Sigma-Aldrich") and Boehringer Mannheim GmbH ("Boehringer"), offer a broad range of equipment, laboratory supplies and other products, including many of the research products offered by the Company. To the extent that researchers exhibit loyalty to the supplier that first supplies them with a particular research product, the Company's competitors may have an advantage over the Company with respect to products first developed by such competitors. In addition, many of the Company's competitors have significantly greater research and development, marketing, financial and other resources than the Company, and therefore represent and will continue to represent significant competition in the Company's existing and future markets. Because of their size and the breadth of their product offerings, certain of these companies have been able to establish managed accounts by which, through a combination of direct computer links and volume discounts, they seek to gain a disproportionate share of orders for research products from particular academic institutions or pharmaceutical or biotechnology companies. Such managed accounts raise significant competitive barriers for the Company. The Company currently benefits from its participation in emerging niche research markets which, as they expand, may attract the attention of the Company's competitors.

     Reliance on Catalogs, Distributors and Direct Marketing Efforts; Limited Sales Force. The Company sells its products principally through catalogs distributed to research scientists and laboratories, and uses only a very limited number of salespeople in certain of its markets. There can be no assurance that the Company would be able to successfully establish other methods of marketing and sales of its products should it become necessary or desirable in the future. Additionally, the Company's catalogs are generally reissued every 12 to 24 months and price adjustments between catalog publication dates have historically been infrequent. A significant portion of the Company's international sales are made through independent distributors over which the Company has no control and who also represent products of other companies. Additionally, the Company recently entered into a joint distribution agreement relating to its Apoptosis specialty catalog. The loss of any of these distribution methods could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business."

     Volatility of Bulk Sales Business. In addition to sales of its core products in standard laboratory quantity sizes (generally ranging from 100 nanograms to 100 grams), the Company offers certain products in bulk quantities (generally up to ten kilograms) at discounts from catalog prices. Bulk sales, which represented 23.5% of net sales in 1995, are generally characterized as relatively high dollar sales made to a limited number of customers. Thus, the absence or presence of a bulk sale could have a material impact on quarterly results. Furthermore, the Company's bulk sales business fluctuates more and is less predictable than its core business, and the uncertain timing and volatility of bulk sales has in the past and may continue in the future to materially affect the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Fluctuations in Quarterly Earnings. The Company's quarterly operating results may vary significantly from quarter to quarter as a result of a number of factors including new editions of existing catalogs, introduction of additional specialty catalogs and bulk sales of the Company's products. Other factors which may affect quarterly operating results include the timing of the U.S. Government approval of the NIH budget, lower European and academic sales during the summer months and various holiday breaks and fluctuations in weather. The Company's current and planned expense levels are based in part upon its expectations as to future revenues. Consequently, if revenues in a particular quarter do not meet expectations, the Company may not be able to adequately adjust operating expenses to compensate for the shortfall. Operating results may therefore vary significantly from quarter to quarter and will not necessarily be indicative of results in subsequent periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quarterly Results."

     Risks Relating to International Sales and Operations. Historically, product sales to customers outside the United States have accounted for approximately 50% of the Company's net sales, and the Company expects that international sales will continue to account for a significant percentage of revenues in the future. International sales and operations may be materially adversely affected by trade restrictions, changes in tariffs and taxes, export license requirements, difficulties in staffing and managing international operations, problems in establishing or managing distributor relationships and general economic conditions.

     A majority of the Company's sales are denominated in U.S. dollars, with the balance denominated in foreign currencies. Additionally, the Company publishes a number of its catalogs priced in foreign currencies and price adjustments between catalog publication dates to reflect fluctuations in the value of foreign currencies relative to the U.S. dollar have historically been infrequent. Consequently, fluctuations in the value of foreign currencies relative to the U.S. dollar could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Risk of Patent Infringement. Because of the breadth of the Company's product offerings and ambiguities in intellectual property law, the Company periodically receives in the ordinary course of business notices of potential infringement of patents held by others. Although the Company historically has been able to satisfactorily resolve such claims and believes that any outstanding claims will be satisfactorily resolved, there can be no assurance that the Company may not be forced to discontinue the sale of one or more of its products, some or all of which could be material. As the Company develops product offerings focused on certain niche research markets, intellectual property rights of the Company or others related to such markets may become increasingly important, and the Company's failure to obtain and retain such rights may have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Intellectual Property."

     Dependence on Key Personnel. The Company's future success depends in significant part on the continued service of, and on the Company's continuing ability to attract and retain, highly qualified technical, managerial and sales personnel. Competition for such personnel is intense in the Company's industry and geographic locations, and there can be no assurance that the Company will be able to retain or attract such employees in the future. The loss of key personnel or the inability to hire or retain qualified personnel could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management."

     Influence of the Internet on Marketing and Catalogs. The Internet has begun to change marketing patterns in a wide variety of industries. The high degree of personal computer usage within scientific research organizations may lead to entirely new methods of marketing and sales of research products. While the Company has established home pages on the Internet for the Calbiochem and Novabiochem brands and is developing an Oncogene Research Products brand home page, the Company may not be able to keep pace with the rate of change in its markets brought about by the Internet and may invest in catalogs or Internet-based projects which future changes may render obsolete.

     Compliance with Government Regulations. The Company is subject to various forms of government regulations, including environmental and safety laws and regulations and laws governing use and storage of hazardous materials. Any violation of, and the cost of compliance with, these laws and regulations could have a material adverse effect on the Company's business, financial condition and results of operations.

     Because of the nature of its operations and the use of hazardous substances in its ongoing manufacturing and research and development activities, the Company is subject to stringent federal, state and local laws, rules, regulations and policies governing the use, generation, manufacturing, storage, air emission, effluent discharge, handling and disposal of certain materials and wastes. There can be no assurance that the Company's business, financial condition and results of operations will not be materially adversely affected by current or future environmental laws, rules, regulations and policies or by liability arising out of any releases or discharges of materials that could be hazardous. See "Business -- Government Regulation."

     Product Liability Risk; Limited Insurance Coverage. Although the Company does not sell products intended for use in humans, or, with the exception of its Clinalfa products, sell products intended for use in human clinical trials, the Company's business could expose it to potential liability risks. The Company currently has only limited product liability insurance, and there can be no assurance that it will be able to maintain such insurance or obtain additional insurance on acceptable terms or that insurance will provide adequate coverage against potential liabilities. A successful product liability claim or a series of claims brought against the Company in excess of its insurance coverage limits could have a material adverse effect on the Company's business, financial condition and results of operations.

     Holding Company Structure. The Company is a holding company, the principal assets of which are the capital stock of its subsidiaries, and has no independent means of generating revenues. As a holding company, the Company depends on dividends and other permitted payments from its subsidiaries, including its international subsidiaries, to meet its cash needs. Under its current bank credit facility, Calbiochem-Novabiochem Corporation, the Company's U.S. operating subsidiary, is restricted from paying dividends and making loans or advances to the Company, except in certain limited circumstances. The Company maintains cash balances at its various subsidiaries based upon local results of operations. The amount of foreign-sourced earnings to be repatriated to the United States is determined based upon foreign entity capitalization, local cash needs, local and U.S. tax implications and requirements for cash in the U.S. operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Control by Existing Stockholders. Upon consummation of the offering, executive officers and directors of the Company and other holders of 5% or more of the Common Stock will beneficially own approximately 67.6% of the Common Stock of the Company. Because of such ownership, these officers, directors and stockholders will effectively control the election of all members of the Board of Directors and determine all corporate actions after the sale of the shares of Common Stock offered hereby. Upon completion of this offering, Warburg and ABS will beneficially own approximately 45.5% and 18.4%, respectively, of the outstanding shares of Common Stock. See "Principal Stockholders."

     Broad Discretion in Application of Net Proceeds. The net proceeds to the Company from the sale of the shares of Common Stock offered hereby are estimated to be approximately $18.6 million. The Company expects to use approximately $8.2 million to repay the outstanding indebtedness under its bank credit facility and the balance for working capital, general corporate purposes and possible acquisitions. The Company has not identified specific uses for the balance of the proceeds at this time. The Company's management and Board of Directors will have complete discretion with respect to the application of such proceeds. See "Use of Proceeds."

     No Prior Public Market; Possible Volatility of Stock Price. Prior to this offering there has been no public market for the Company's Common Stock, and although the Company has applied to have the Common Stock approved for quotation and trading on the Nasdaq National Market, there can be no assurance that, if approved, an active public market for the Common Stock will develop or be sustained after the offering. The initial public offering price will be negotiated between the Company and the Representatives of the Underwriters and may not be indicative of future market prices of the Common Stock. The trading price of the Company's Common Stock could be subject to wide fluctuations in response to variations in quarterly operating results, failure to meet expectations of, or a change in recommendation by, securities analysts, announcements of technological innovations or new products by the Company or its competitors, government policy changes, general trends in life sciences research and other events or factors, including factors outside the Company's control. In addition, as in the past, stock market prices and volume may fluctuate significantly. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. See "Shares Eligible for Future Sale" and "Underwriting."

     Shares Eligible for Future Sale; Potential for Adverse Effect on Stock Price; Registration Rights. Sales of a substantial number of shares of Common Stock in the public market or the prospect of such sales could adversely affect the market price of the Common Stock. The number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act of 1933, as amended (the "Securities Act"), and lock-up agreements under which the directors, executive officers and principal stockholders of the Company have agreed not to sell or otherwise dispose of any of their shares of Common Stock for a period of 180 days from the date of this Prospectus (the "Lock-Up Period") without the prior written consent of UBS Securities LLC. UBS Securities LLC may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. The Company has also agreed not to issue or sell any shares of Common Stock for a period of 180 days from the date of this Prospectus. Upon expiration of the Lock-Up Period, and subject to the limitations imposed Rule 144 under the Securities Act ("Rule 144"), 3,130,162 shares of Common Stock held by the Company's directors, executive officers and principal stockholders will be eligible for immediate sale. Promptly after the completion of this offering, the Company intends to file a registration statement on Form S-8 under the Securities Act covering approximately 393,914 shares of Common Stock reserved for issuance pursuant to stock options outstanding as of June 30, 1996 and 359,559 shares of Common Stock reserved for future issuance under the Stock Option Plan. Such registration statement will automatically become effective upon filing. Accordingly, shares registered thereunder will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market, except to the extent that such shares are subject to vesting restrictions with the Company or certain contractual restrictions on sale or transfer. Holders of options to purchase 246,995 shares of Common Stock have agreed not to sell or otherwise transfer their shares obtained upon exercise of such options during the Lock-Up Period, 161,824 of which will be exercisable upon the expiration of such Lock-Up Period. The holders of 3,211,179 shares of Common Stock and the holder or holders of the 3,028 shares of Common Stock issuable upon the exercise of the Warrant are entitled to certain registration rights with respect to such shares. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have an adverse effect on the market price of the Common Stock. If the Company were required to include in a Company-initiated registration shares held by such holders pursuant to the exercise of their registration rights, such sales could have a material adverse effect on the Company's ability to raise needed capital. See
"Management -- Stock Option Plan," "Description of Capital Stock -- Registration Rights" and "Shares Eligible for Future Sale."

     Dilution. The initial public offering price is substantially higher than the book value per share of the Common Stock. Investors participating in this offering will incur immediate and substantial dilution of $6.64 per share. To the extent that outstanding options to purchase the Company's Common Stock are exercised, there will be further dilution to such investors. See "Dilution."

     No Intention to Pay Dividends. The Company has never paid a cash dividend on the Common Stock and does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. See "Dividend Policy."

     Anti-Takeover Effects of Certificate of Incorporation and Delaware
Law. Under the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation"), the Company's Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no present plans to issue shares of Preferred Stock. In addition, the Company is subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. See "Description of Capital Stock."

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of the shares of Common Stock offered hereby are estimated to be $18.6 million ($21.5 million if the Underwriters' over-allotment option is exercised in full), assuming a public offering price of $13.00 per share and after deducting the estimated underwriting discounts and commissions and expenses associated with the offering. The Company intends to use the net proceeds (i) to repay all amounts outstanding under the Company's bank credit facility (approximately $8.2 million) and (ii) for working capital, general corporate purposes and possible acquisitions. Pending such uses, the net proceeds of this offering will be invested in short-term, investment grade, interest-bearing securities. The debt to be repaid consists of $500,000 outstanding under the Company's revolving credit facility, which bears interest at 8.25% and matures in June 1998 and $7.7 million outstanding under term loans which bear interest at 8.625%, and requires monthly payments of principal and interest through August 2000. Borrowings under the revolving credit facility were incurred for working capital and general corporate purposes. Approximately $6.0 million of the term loans was incurred to finance the Company's acquisition of the Oncogene Research Products business, with the balance used to refinance the Company's previous credit facility. Although the Company has from time to time engaged in discussions with respect to possible acquisitions, it has no present understandings, commitments or agreements, nor is it currently in negotiations with respect to any acquisition.

                                DIVIDEND POLICY

     The Company has never paid a cash dividend on the Common Stock and does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. Instead, it intends to retain any earnings to finance the expansion of its business and for working capital and general corporate purposes. Any payment of dividends will be at the discretion of the Company's Board of Directors and will depend upon earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to payment of dividends and other factors. The Company is a holding company which conducts substantially all of its operations through its subsidiaries. Under its bank credit facility, Calbiochem-Novabiochem Corporation is restricted from paying cash dividends and making loans or advances to the Company, except in certain limited circumstances.

                                 CAPITALIZATION

     The following table sets forth at June 30, 1996, the (i) actual capitalization of the Company, (ii) pro forma capitalization of the Company giving effect to the conversion of all outstanding shares of the Company's Series A Convertible Preferred Stock, par value $1.00 per share (the "Series A Convertible Preferred Stock"), into 788,814 shares of the Company's Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), and the subsequent conversion into an equal number of shares of Common Stock and the exchange of all outstanding shares of the Company's Series B Preferred Stock, par value $1.00 per share (the "Series B Preferred Stock"), for 1,380,215 shares of Common Stock (determined by dividing the aggregate liquidation preference of the Series B Preferred Stock ($17,942,800) by the assumed initial public offering price of $13.00 per share), in each case upon consummation of this offering and (iii) capitalization as adjusted to give effect to the sale of 1,600,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $13.00 per share and the application of the estimated net proceeds therefrom and after deducting the estimated underwriting discounts and commissions and other estimated offering expenses. See "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company and related notes included elsewhere in this Prospectus.

                                                                         JUNE 30, 1996
                                                             -------------------------------------
                                                             ACTUAL      PRO FORMA     AS ADJUSTED
                                                             -------     ---------     -----------
                                                                        (IN THOUSANDS)
Current portion of long-term debt..........................  $ 1,417      $ 1,417        $    --
                                                             =======      =======        =======
Long-term debt and other obligations, net of current
  portion..................................................  $ 8,201      $ 8,201        $ 1,451
                                                             -------      -------        -------
Stockholders' equity:
  Redeemable preferred stock (1)...........................   18,343           --             --
  Preferred stock, $.01 par value, no shares authorized;
     5,000,000 shares authorized and no shares issued and
     outstanding actual, pro forma or as adjusted..........       --           --             --
  Common stock, $.01 par value; 30,000,000 shares
     authorized; 1,087,876 shares issued and outstanding
     actual; 3,256,905 shares issued and outstanding pro
     forma; 4,856,905 shares issued and outstanding as
     adjusted (2)..........................................       11           33             49
  Additional paid-in capital...............................      351       18,672         37,250
  Accumulated deficit......................................   (1,207)      (1,207)        (1,207)
  Foreign currency translation adjustment..................      757          757            757
  Note receivable from stockholder.........................      (96)         (96)           (96)
                                                             -------      -------        -------
          Total stockholders' equity.......................   18,159       18,159         36,753
                                                             -------      -------        -------
          Total capitalization.............................  $26,360      $26,360        $38,204
                                                             =======      =======        =======

- ---------------

(1) Represents the outstanding shares of Series A Convertible Preferred Stock and Series B Preferred Stock.

(2) Excludes (i) 393,914 shares of Common Stock issuable upon the exercise of outstanding stock options under the Stock Option Plan and (ii) 3,028 shares issuable upon the exercise of an outstanding warrant.

                                    DILUTION

     The pro forma net tangible book value of the Company as of June 30, 1996 was $12.3 million, or $3.77 per share. Pro forma net tangible book value per share represents the tangible net worth (total tangible assets less total liabilities) of the Company divided by the pro forma number of shares of Common Stock outstanding prior to the offering. Assuming an initial offering price of $13.00 per share, after giving effect to the offering (after deducting underwriting discounts and commissions and estimated offering expenses), the pro forma net tangible book value of the Company as of June 30, 1996 would have been $30.9 million, or $6.36 per share, representing an immediate increase in net tangible book value of $2.59 per share to existing stockholders and an immediate dilution of $6.64 per share to the investors purchasing the shares of Common Stock offered hereby.

     The following table illustrates this dilution to new investors:

        Assumed initial public offering price per share............             $13.00
        Pro forma net tangible book value per share as of June 30,
          1996.....................................................  $ 3.77
        Increase per share attributable to the offering............    2.59
                                                                      -----
        Pro forma net tangible book value per share after the
          offering.................................................               6.36
                                                                                ------
        Dilution per share to new investors........................             $ 6.64
                                                                                ======

     The following table sets forth, on a pro forma basis as of June 30, 1996, the number of shares of Common Stock acquired from the Company, the total consideration paid to the Company and the average price per share paid by existing stockholders and by the new investors:

                                        SHARES PURCHASED          TOTAL CONSIDERATION
                                      ---------------------     -----------------------     AVERAGE PRICE
                                       NUMBER       PERCENT       AMOUNT        PERCENT       PER SHARE
                                      ---------     -------     -----------     -------     -------------
Existing stockholders...............  3,256,905       67.1%     $18,886,724       47.6%        $  5.80
New investors.......................  1,600,000       32.9       20,800,000       52.4           13.00
                                      ---------      -----      -----------      -----
          Total.....................  4,856,905      100.0%     $39,686,724      100.0%
                                      =========      =====      ===========      =====

     If the Underwriters' over-allotment option is exercised in full, the pro forma net tangible book value of the Company as of June 30, 1996 would have been $33.8 million, or $6.63 per share, representing an immediate increase in net tangible book value of $2.86 per share to existing stockholders and an immediate dilution of $6.37 per share to the investors purchasing the shares of Common Stock offered hereby. The foregoing table excludes (i) 393,914 shares of Common Stock issuable upon the exercise of outstanding stock options issued under the Stock Option Plan at a weighted average exercise price of approximately $.54 per share and (ii) 3,028 shares issuable upon the exercise of an outstanding warrant at an exercise price of $1.06 per share. Assuming all such outstanding stock options and the warrant were exercised in full, the dilution per share of Common Stock to new investors in the offering would be increased by $.44 per share to a total of $7.08 per share.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes included elsewhere in this Prospectus. The consolidated statement of operations data for each of the three years in the period ended December 31, 1995 and the consolidated balance sheet data at December 31, 1994 and 1995 are derived from the Company's consolidated financial statements, which have been audited by Ernst & Young LLP, independent auditors, included elsewhere in this Prospectus. The consolidated statement of operations data for the period from inception (March 11, 1992) through December 31, 1992 and the consolidated balance sheet data at December 31, 1992 and 1993 are derived from the Company's audited consolidated financial statements not included in this Prospectus. The consolidated statement of operations data for the six months ended June 30, 1995 and 1996 and the consolidated balance sheet data at June 30, 1996 have been derived from unaudited interim financial statements and include all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of the financial position and results of operations at that date and for such periods. The operating results for the six months ended June 30, 1996 are not necessarily indicative of the results to be expected for the full year or for any future period.

                                                                          YEARS ENDED           SIX MONTHS ENDED
                                          PERIOD FROM INCEPTION          DECEMBER 31,               JUNE 30,
                                           (MARCH 11, 1992) TO    ---------------------------   -----------------
                                            DECEMBER 31, 1992      1993      1994      1995      1995      1996
                                          ---------------------   -------   -------   -------   -------   -------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Sales...................................         $17,719          $22,771   $24,188   $26,966   $13,075   $16,565
Cost of sales...........................           9,691           14,195    13,183    13,185     6,691     7,602
                                                 -------          -------   -------   -------   -------   -------
Gross profit............................           8,028            8,576    11,005    13,781     6,384     8,963
                                                 -------          -------   -------   -------   -------   -------
Operating expenses:
  Research and development..............             290              462       736     1,338       488     1,065
  Selling, general and administrative...           7,742           10,292    10,343    10,608     4,802     6,185
                                                 -------          -------   -------   -------   -------   -------
    Total operating expenses............           8,032           10,754    11,079    11,946     5,290     7,250
                                                 -------          -------   -------   -------   -------   -------
Income (loss) from operations...........              (4)          (2,178)      (74)    1,835     1,094     1,713
Interest expense, net...................              61              170       326       527       159       394
                                                 -------          -------   -------   -------   -------   -------
Income (loss) before income taxes.......             (65)          (2,348)     (400)    1,308       935     1,319
Provision (benefit) for income taxes....             401             (195)       62       291       208       462
                                                 -------          -------   -------   -------   -------   -------
    Net income (loss)...................         $  (466)         $(2,153)  $  (462)  $ 1,017   $   727   $   857
                                                 =======          =======   =======   =======   =======   =======
Pro forma net income per share..........                                              $   .30             $   .25
                                                                                      =======             =======
Pro forma shares used in per share
  computations (1)......................                                                3,367               3,477

                                                                        DECEMBER 31,                JUNE 30,
                                                            -------------------------------------   --------
                                                             1992      1993      1994      1995       1996
                                                            -------   -------   -------   -------   --------
                                                                             (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents.................................  $ 1,238   $ 1,839   $   935   $ 1,203   $ 1,118
Working capital...........................................   13,000    12,946    13,017    15,424    15,286
Total assets..............................................   23,980    24,046    23,495    31,197    32,228
Long-term debt and other obligations, net of current
  portion.................................................      850     2,834     3,266     8,601     8,201
Redeemable preferred stock................................   18,025    18,175    18,463    18,343    18,343
Common stockholders' equity (deficit).....................      (24)   (2,291)   (2,197)     (544)     (184 )

- ---------------
(1) See Note 1 to notes to consolidated financial statements for an explanation of the method used to determine the number of shares used to compute pro forma share amounts.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following analysis and discussion of the Company's financial condition and results of operations should be read in conjunction with the Company's consolidated financial statements and notes thereto included elsewhere in this Prospectus. This analysis and discussion contains forward-looking statements which involve risks and uncertainties. The Company's actual results in the future could differ significantly from the results discussed in such forward-looking statements. Factors that could cause or contribute to such a difference include, but are not limited to, those discussed in "Risk Factors" and "Business," as well as those discussed below.

OVERVIEW

     CN Biosciences was formed in 1992 with the purchase of the Company's subsidiaries, including the Calbiochem biochemical and immunochemical operations headquartered in San Diego, California, and the Novabiochem peptide operations headquartered in Laufelfingen, Switzerland, from Biodor Holding AG, Ixora Holding AG and Biodor US Holding Corporation. During 1993, the Company hired its current Chief Executive Officer and reorganized its worldwide operations to better focus its business and corporate strategy on core products. In 1993, the Company recorded a one-time charge of approximately $2.0 million principally related to its European operations to reserve for costs of facilities no longer required, impaired inventory and costs of terminating employees. From 1993 to 1995, the Company invested in excess of $3.2 million for capital expenditures, principally for infrastructure upgrades to its facilities, automated fulfillment systems and computer information systems. The Company also hired additional scientific personnel, particularly employees holding Ph.D.s, to enable it to expand its internal development and manufacturing capabilities. These initiatives contributed to improved operating results, and in 1994 the Company commenced its niche research market strategy with the introduction of the Signal Transduction specialty catalog.

     In August 1995, the Company expanded its immunochemical and molecular biology capabilities with the purchase of the Oncogene Research Products business from OSI for $6.2 million cash, which was funded by bank debt. Assets acquired included primarily inventory and property and equipment. Approximately 30 employees, including four holding Ph.D.s, all of whom were previously employed by OSI in the Oncogene Research Products business, joined the Company upon the consummation of the acquisition. The acquisition and successful integration of this business enhanced the depth and breadth of the Company's scientific resources, while providing a complementary base of products and customers. The Company believes that, due to the highly fragmented nature of the life sciences research products industry, significant opportunities for consolidation exist. Based on its experience with the acquisition of the Oncogene Research Products business, the Company believes it can capitalize on these opportunities, although no assurances can be given that the Company will be able to identify and successfully consummate additional acquisitions.

     The Company uses general and specialty catalogs to market a broad range of brand-name research products to life sciences researchers worldwide at pharmaceutical and biotechnology companies, academic institutions and government laboratories. The Company invests significantly in producing each of its catalogs, and associated costs are capitalized and amortized over the estimated useful life of the catalog, generally 12 to 24 months. The Company believes that researchers tend to purchase the Company's products as a result of exposure to multiple catalogs, as well as the Company's numerous other periodic publications and advertisements.

     Since 1993, the Company has increasingly focused its strategy on its higher margin core business of providing standard laboratory quantity sizes of products (generally ranging from 100 nanograms to 100 grams), and has reduced the focus on its bulk business. Bulk quantities (generally up to ten kilograms) are generally offered at discounts to catalog prices, and bulk sales are characterized as relatively high dollar sales made to a limited number of customers. Thus, the absence or presence of bulk sales has had and could have a material impact on results of operations in any individual period.

     The Company maintains significant levels of inventory relative to its net sales in order to meet short delivery times required by researchers. In addition, products manufactured internally are made in economic batch sizes which often represent quantities sufficient to supply more than one year of sales. The Company's products generally have a relatively long shelf life, often in excess of five years, and quality and storage conditions are continually monitored to ensure that quality products are delivered to customers. The Company regularly evaluates the level and composition of inventory to ensure that inventory reserve levels are adequate to properly reflect their net realizable value.

     The Company's reporting currency is the U.S. dollar. Historically, a majority of the Company's sales have been denominated in U.S. dollars, with the balance denominated in foreign currencies. These foreign currency sales have been effected principally by the Company's international subsidiaries. In accordance with U.S. accounting requirements, sales denominated in foreign currencies are translated into the local functional currency and then into U.S. dollars, at an average exchange rate in effect during the period. In addition, the Company incurs manufacturing costs in Swiss Francs in connection with its Swiss operations and also incurs operating expenses in local currencies at each of its other international locations. Thus, changes from reporting period to reporting period in the exchange rates between various foreign currencies and the U.S. dollar have had, and will in the future continue to have, an impact on revenues and expenses reported by the Company, and such effect may be material in any individual reporting period.

     To the extent that the Company incurs operating expenses in local currencies at its foreign subsidiaries, the Company has a natural hedge against a portion of the possible fluctuation in foreign currency exchange rates of billings in such currencies. Although the Company does not engage in significant amounts of foreign currency hedging transactions, the Company has, from time to time, entered into forward contracts to hedge certain of its foreign currency exposures, principally related to fixed expense commitments of its Japanese subsidiary.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, items from the Company's Consolidated Statements of Operations expressed as a percentage of sales.

                                                                 PERCENTAGE OF SALES
                                                   -----------------------------------------------
                                                                                     SIX MONTHS
                                                   YEARS ENDED DECEMBER 31,        ENDED JUNE 30,
                                                   -------------------------       ---------------
                                                   1993      1994      1995        1995      1996
                                                   -----     -----     -----       -----     -----
Sales:
  Core...........................................   67.7%     68.3%     76.5%       73.7%     81.8%
  Bulk...........................................   32.3      31.7      23.5        26.3      18.2
                                                   -----     -----     -----       -----     -----
Total sales......................................  100.0     100.0     100.0       100.0     100.0
Cost of sales....................................   62.3      54.5      48.9        51.2      45.9
                                                   -----     -----     -----       -----     -----
Gross profit.....................................   37.7      45.5      51.1        48.8      54.1
  Research and development.......................    2.0       3.0       5.0         3.7       6.4
  Selling, general and administrative............   45.2      42.8      39.3        36.7      37.3
                                                   -----     -----     -----       -----     -----
Income (loss) from operations....................   (9.5)     (0.3)      6.8         8.4      10.4
Interest expense, net............................    0.8       1.4       2.0         1.2       2.4
                                                   -----     -----     -----       -----     -----
Income (loss) before income taxes................  (10.3)     (1.7)      4.8         7.2       8.0
Provision (benefit) for income taxes.............   (0.9)      0.2       1.0         1.6       2.8
                                                   -----     -----     -----       -----     -----
       Net income (loss).........................   (9.4)%    (1.9)%     3.8%        5.6%      5.2%
                                                   -----     -----     -----       -----     -----
                                                   -----     -----     -----       -----     -----

Six Months Ended June 30, 1996 and 1995

     Sales. Sales increased 26.7% to $16.6 million for the six-month period ended June 30, 1996 from $13.1 million for the comparable period in 1995. This increase resulted primarily from a 40.5% increase in core product sales, including sales of Oncogene Research Products brand products, offset by a decrease in bulk sales of 12.1%. Oncogene Research Products sales during the period included initial stocking orders of approximately $295,000, principally to international distributors, in connection with the Company's new Apoptosis specialty catalog issued in February 1996. Sales of core products during the period, excluding Oncogene Research Products brand sales, grew by 8.9% as compared to sales in the comparable prior period. These gains in sales were achieved despite a general strengthening of the U.S. dollar which had the effect of decreasing the dollar value of sales denominated in foreign currencies recorded in the six months ended June 30, 1996. Additional factors which management believes contributed to the increase in sales during the period included the issuance of a new, updated Calbiochem general catalog in February 1996, increased recognition of the Company's specialty catalogs, and other marketing initiatives, including advertising in various publications. The decrease in bulk sales related primarily to the Company's decision to discontinue sales of a product which had been provided in bulk form to the veterinary industry in order to avoid subjecting the Company to increased costs associated with a variety of regulatory requirements.

     Gross Profit. The Company's gross profit percentage increased to 54.1% for the six-month period ended June 30, 1996 from 48.8% for the comparable period in 1995. This increase was primarily the result of sales of the higher gross margin Oncogene Research Products brand products, improved margins on the Company's Calbiochem and Novabiochem brand products and a decrease in lower margin bulk sales. Management believes that factors which contributed to improvements in gross margins of Calbiochem and Novabiochem brand products include improved operating efficiencies from increased volume and increased focus on higher margin products directed to niche research markets, particularly those products included in the Company's Signal Transduction, Apoptosis and Combinatorial Chemistry specialty catalogs.

     Research and Development. Research and development expenditures increased 118.2% to $1.1 million for the six-month period ended June 30, 1996 from $488,000 for the comparable period in 1995. This increase resulted from additional development activity related to Oncogene Research Products brand products, research and development costs in connection with products included in the Company's new Apoptosis specialty catalog launched during the period, and increased research in the area of glycobiology. The Company anticipates maintaining at least the current levels of spending for research and development.

     Selling, General and Administrative. Selling, general and administrative expenditures increased 28.8% to $6.2 million for the six-month period ended June 30, 1996 from $4.8 million for the comparable period in 1995, and increased to 37.3% of sales for the period from 36.7% for the comparable period in 1995. The dollar increase in expenses was primarily the result of incremental operational costs relating to the Oncogene Research Products business, increased administrative salaries and increased selling costs related to expanded advertising programs and additional specialty catalogs launched during the period. The increase in expenses as a percentage of sales reflected the additional costs of increased specialty catalogs and upgraded advertising programs, as the Company's strategy continued to emphasize expansion of its focus on niche research markets in 1996. The Company anticipates a modest growth in administrative expenses resulting from the Company's ongoing reporting obligations and investor relations activities once the Common Stock becomes publicly traded.

     Interest Expense, Net. Interest expense, net increased to $394,000 for the six-month period ended June 30, 1996 from $159,000 for the comparable period in 1995 primarily as a result of increased borrowings in connection with the acquisition of the Oncogene Research Products business.

     Income Taxes. Income tax expense increased to $462,000 for the six-month period ended June 30, 1996 from $208,000 for the comparable period in 1995 as a result of increased profitability and increased estimated tax rates having utilized certain operating loss carryforwards generated in prior years.

     Net Income. As a result of the above factors, net income increased 17.9% to $857,000 for the six-month period ended June 30, 1996 from $727,000 for the comparable period in 1995.

Years Ended December 31, 1995 and 1994

     Sales. Sales increased 11.5% to $27.0 million for 1995 from $24.2 million for 1994. This increase resulted primarily from a 24.9% increase in core product sales, including sales of Oncogene Research Products brand products, offset by a decrease in bulk sales of 17.5%. Sales of core products during 1995, excluding Oncogene Research Products brand products, increased by 13.5%, primarily as a result of the continuing success of the Company's niche research market strategy and growth in sales of amino acids, peptides, linkers and resins featured in the Company's Novabiochem general catalog. The decrease in bulk sales was related primarily to the Company's decision to discontinue sales of a product which had been provided in bulk form to the veterinary industry in order to avoid subjecting the Company to increased costs associated with a variety of regulatory requirements. Gains in sales included the results of a general weakening of the U.S. dollar which had the effect of increasing the dollar value of sales denominated in foreign currencies recorded in 1995.

     Gross Profit. The Company's gross profit percentage increased to 51.1% for 1995 from 45.5% for 1994. This increase was primarily the result of sales of the higher gross margin Oncogene Research Products brand products for a portion of the year and increased gross margins in the Company's core and bulk operations as a result of continued improvement in operating efficiencies subsequent to the Company's restructuring in 1993. In particular, the Company experienced improvement in margins of certain products featured in the Company's Novabiochem general catalog, many of which were manufactured by the Company's Swiss subsidiary, which was substantially restructured in 1993.

     Research and Development. Research and development expenditures increased 81.8% to $1.3 million for 1995 from $736,000 for 1994. This increase resulted from increased research and development related to Oncogene Research Products brand products for a portion of the year, and research and development costs of products developed for inclusion in the Apoptosis specialty catalog being prepared for launch in 1996. This increase included salaries of additional scientific personnel, as well as increased costs of materials and expenses.

     Selling, General and Administrative. Selling, general and administrative expenditures increased 2.6% to $10.6 million for 1995 from $10.3 million for 1994, and decreased to 39.3% of sales for 1995 from 42.8% for 1994. The dollar increase in selling, general and administrative was the result of adding the Oncogene Research Products business' operations for a portion of the year, offset by reductions in operating costs of the Company's Swiss subsidiary in 1995 compared to 1994. The decrease as a percentage of sales reflects the continued results of the Company's 1993 restructuring and incremental sales which did not result in comparable growth in expenses.

     Interest Expense, Net. Interest expense, net increased to $527,000 for 1995 from $326,000 for 1994 primarily as a result of additional borrowings in connection with the acquisition of the Oncogene Research Products business.

     Income Taxes. Income tax expense increased to $291,000 for 1995 from $62,000 for 1994 as a result of increased profitability in 1995.

     Net Income (Loss). As a result of the above factors, net income increased to $1,017,000 for 1995 from a net loss of $462,000 for 1994.

Years Ended December 31, 1994 and 1993

     Sales. Sales increased 6.2% to $24.2 million for 1994 from $22.8 million for 1993. This increase resulted primarily from a 7.1% increase in core product sales, as well as an increase in bulk sales of 4.3%. The increase in core products sales resulted primarily from the initial introduction of the Company's Signal Transduction specialty catalog in March 1994. Gains in sales included the results of a general weakening of the U.S. dollar which had the effect of increasing the dollar value of sales denominated in foreign currencies recorded in 1994.

     Gross Profit. The Company's gross profit percentage increased to 45.5% for 1994 from 37.7% for 1993. This increase was primarily the result of the 1993 restructuring, a portion of which was included in 1993 cost of sales, and improvements in operations, particularly at the Company's Swiss manufacturing operation and the installation of automated order fulfillment and other systems.

     Research and Development. Research and development expenditures increased 59.3% to $736,000 for 1994 from $462,000 for 1993. This increase reflected the Company's expansion of its scientific staff and product development operations, particularly in San Diego, California.

     Selling, General and Administrative. Selling, general and administrative expenditures were $10.3 million for 1994 and 1993, but decreased to 42.8% of sales for 1994 from 45.2% for 1993. This decrease in selling, general and administrative as a percentage of sales reflects the results of the 1993 restructuring and incremental sales which did not result in comparable growth in expenses.

     Interest Expense, Net. Interest expense, net increased to $326,000 for 1994 from $170,000 for 1993 primarily as a result of equipment leases for the Company's San Diego manufacturing facility, as well as additional bank borrowings for working capital purposes.

     Income Taxes. Income tax expense increased to $62,000 for 1994 from a benefit of $195,000 for 1993 as a result of improved financial performance in 1994. Income tax expense represented minimum taxes due in the various taxing jurisdictions.

     Net Loss. As a result of the above factors, the net loss of $462,000 for 1994 improved from the net loss of $2.2 million for 1993.

QUARTERLY RESULTS

     The following tables present the Company's unaudited quarterly consolidated results of operations, in dollars and as a percentage of sales, for the ten quarters ended June 30, 1996. This information has been prepared by the Company on a basis consistent with the Company's audited consolidated financial statements and, in the opinion of management, includes all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the results for such periods.

                                                                  QUARTERS ENDED
                 ----------------------------------------------------------------------------------------------------------------
                 MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,
                   1994        1994       1994        1994       1995        1995       1995        1995       1996        1996
                 ---------   --------   ---------   --------   ---------   --------   ---------   --------   ---------   --------
                                                                  (IN THOUSANDS)
Sales:
  Core..........  $ 4,030     $4,232     $ 4,150     $4,096     $ 4,813     $4,827     $ 5,293     $5,693     $ 6,597     $6,949
  Bulk..........    2,086      2,349       1,745      1,500       1,923      1,512       1,572      1,333       1,621      1,398
                   ------     ------      ------     ------      ------     ------      ------     ------      ------     ------
Total sales.....    6,116      6,581       5,895      5,596       6,736      6,339       6,865      7,026       8,218      8,347
Cost of sales...    3,380      3,503       3,144      3,156       3,508      3,183       3,224      3,270       3,794      3,808
                   ------     ------      ------     ------      ------     ------      ------     ------      ------     ------
Gross profit....    2,736      3,078       2,751      2,440       3,228      3,156       3,641      3,756       4,424      4,539
  Research and
  development...      192        147         186        211         218        270         401        449         541        524
  Selling,
  general and
  administrative..  2,489      2,658       2,557      2,639       2,264      2,539       2,785      3,020       3,015      3,170
                   ------     ------      ------     ------      ------     ------      ------     ------      ------     ------
Income (loss)
  from
  operations....       55        273           8       (410)        746        347         455        287         868        845
Interest
  expense,
  net...........       53         72          90        111          74         85         157        211         206        188
                   ------     ------      ------     ------      ------     ------      ------     ------      ------     ------
Income (loss)
  before income
  taxes.........        2        201         (82)      (521)        672        262         298         76         662        657
Provision
  (benefit) for
  income
  taxes.........        3         42           2         15         150         58          66         17         198        264
                   ------     ------      ------     ------      ------     ------      ------     ------      ------     ------
    Net income
      (loss)....  $    (1)    $  159     $   (84)    $ (536)    $   522     $  204     $   232     $   59     $   464     $  393
                   ======     ======      ======     ======      ======     ======      ======     ======      ======     ======

                                                                  QUARTERS ENDED
                 ----------------------------------------------------------------------------------------------------------------
                 MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,
                   1994        1994       1994        1994       1995        1995       1995        1995       1996        1996
                 ---------   --------   ---------   --------   ---------   --------   ---------   --------   ---------   --------
Sales:
  Core..........    65.9%       64.3%      70.4%       73.2%      71.5%       76.1%      77.1%       81.0%      80.3%       83.3%
  Bulk..........    34.1        35.7       29.6        26.8       28.5        23.9       22.9        19.0       19.7        16.7
                   -----       -----      -----       -----      -----       -----      -----       -----      -----       -----
Total sales.....   100.0%      100.0%     100.0%      100.0%     100.0%      100.0%     100.0%      100.0%     100.0%      100.0%
Cost of sales...    55.3        53.3       53.3        56.4       52.1        50.3       47.0        46.5       46.2        45.6
                   -----       -----      -----       -----      -----       -----      -----       -----      -----       -----
Gross profit....    44.7        46.7       46.7        43.6       47.9        49.7       53.0        53.5       53.8        54.4
  Research and
  development...     3.1         2.2        3.2         3.8        3.2         4.2        5.8         6.4        6.6         6.3
  Selling,
  general and
  administrative..  40.7        40.4       43.4        47.1       33.6        40.1       40.6        43.0       36.7        38.0
                   -----       -----      -----       -----      -----       -----      -----       -----      -----       -----
Income (loss)
  from
  operations....     0.9         4.1        0.1        (7.3)      11.1         5.4        6.6         4.1       10.5        10.1
Interest
  expense,
  net...........     0.9         1.1        1.5         2.0        1.1         1.3        2.3         3.0        2.5         2.2
                   -----       -----      -----       -----      -----       -----      -----       -----      -----       -----
Income (loss)
  before income
  taxes.........     0.0         3.0       (1.4)       (9.3)      10.0         4.1        4.3         1.1        8.0         7.9
Provision
  (benefit) for
  income
  taxes.........     0.0         0.6        0.0         0.3        2.2         0.9        0.9         0.3        2.4         3.2
                   -----       -----      -----       -----      -----       -----      -----       -----      -----       -----
    Net income
      (loss)....     0.0%        2.4%      (1.4)%      (9.6)%      7.8%        3.2%       3.4%        0.8%       5.6%        4.7%
                   =====       =====      =====       =====      =====       =====      =====       =====      =====       =====

     The Company's quarterly operating results may vary significantly from quarter to quarter as a result of a number of factors including new product offerings, new additions of existing catalogs, introduction of additional specialty catalogs and bulk sales. Other factors which may affect quarterly operating results include the timing of the U.S. Government approval of the NIH budget, lower European and academic sales during the summer months and various holiday breaks and fluctuations in weather. The Company's current and planned expense levels are based in part upon its expectations as to future revenues. Consequently, if revenues in a particular quarter do not meet expectations, the Company may not be able to adequately adjust operating expenses to compensate for the shortfall. Operating results may therefore vary significantly from quarter to quarter and will not necessarily be indicative of results in subsequent periods.

     In addition, sales of bulk products offered by the Company could cause fluctuations in the level of bulk sales from quarter to quarter, and such sales could have a significant impact on results of operations in any specific quarter. For example, bulk sales in the quarter ended March 31, 1996 of $1.6 million were approximately 15.8% lower than bulk sales of $1.9 million in the comparable quarter in the prior year and 23.1% higher than bulk sales of $1.3 million in the preceding quarter ended December 31, 1995.

LIQUIDITY AND CAPITAL RESOURCES

     The Company used $239,000 of cash in operating activities in 1993 and $29,000 of cash in operating activities in 1994. Since 1994, the Company has financed its operations primarily from cash provided by operations, which contributed $97,000 in the six months ended June 30, 1996 and $2.0 million in 1995. Net cash used in investing activities was $158,000 in the six months ended June 30, 1996, $6.8 million in 1995, $1.2 million in 1994 and $1.0 million in 1993. During 1995, the Company acquired the Oncogene Research Products business in a purchase transaction requiring an investment of approximately $6.2 million. Investing activities, other than the purchase of the Oncogene Research Products business, consisted primarily of capital expenditures for property and equipment, principally in connection with infrastructure upgrades. Net cash provided by financing activities was $2,000 in the six months ended June 30, 1996, $5.1 million in 1995, $232,000 in 1994 and $2.0 million in 1993, consisting primarily of borrowings from financial institutions, offset by repayments. During 1995, the Company incurred $6.0 million of additional debt in connection with the purchase of the Oncogene Research Products business.

     The Company is a holding company, the principal assets of which are the capital stock of its subsidiaries, and has no independent means of generating revenues. As a holding company, the Company depends on dividends and other permitted payments from its subsidiaries, including its international subsidiaries, to meet its cash needs. Under its current bank credit facility, Calbiochem-Novabiochem Corporation is restricted from paying dividends and making loans or advances to the Company, except in certain limited circumstances. The Company maintains cash balances at its various subsidiaries based upon local results of operations. The amount of foreign-sourced earnings to be repatriated to the United States is determined based upon foreign entity capitalization, local cash needs, local and U.S. tax implications and requirements for cash in the U.S. operations.

     At June 30, 1996, the Company had cash of $1.1 million and working capital of $15.3 million. Calbiochem-Novabiochem Corporation had term debt outstanding with a bank of approximately $7.7 million, plus borrowings under a line of credit of $500,000. The line of credit provides for borrowings up to a maximum of $2.0 million, based upon percentages of eligible accounts receivable and inventory. At June 30, 1996, $1.5 million was available under this line of credit. The line of credit expires in June 1998, and will convert to an unsecured $5.0 million line of credit upon the successful completion of a public offering of Common Stock resulting in gross proceeds in excess of $20.0 million. All bank borrowings (approximately $8.2 million at June 30, 1996) are expected to be repaid out of the net proceeds from this offering.

     The Company believes that its existing capital resources together with the anticipated net proceeds from this offering will be sufficient to fund its operations through at least 1997. If, however, the Company were to undertake a significant acquisition or if working capital or other capital requirements are greater than currently anticipated, the Company could be required to seek additional funds through sales of equity, debt or convertible securities or increased credit facilities. There can be no assurance that additional financing will be available or that, if available, the financing will be on terms favorable to the Company and its stockholders.

                                    BUSINESS
THE COMPANY

     CN Biosciences, Inc. ("CN Biosciences" or the "Company") is engaged in the development, production, marketing and distribution of a broad array of products used worldwide in disease-related life sciences research at pharmaceutical and biotechnology companies, academic institutions and government laboratories. The Company's products include biochemical and biological reagents, antibodies, assays and research kits which it sells principally through its general and specialty catalogs under its well-established brand names, including Calbiochem and Novabiochem. With over 7,000 products, the Company offers scientists the convenience of obtaining from a single source both innovative and fundamental research products, many of which are instrumental to areas of research such as cancer, cardiovascular disease, Alzheimer's and AIDS. The Company believes it has established a long-standing reputation in the life sciences research products market for product quality, product reliability, extensive technical service and strong customer support.

     The Company believes that it is strategically positioned with both the breadth of research products and critical mass that are characteristic of the industry's larger providers, as well as the innovative research and development capabilities that are characteristic of the industry's smaller specialty companies. Based upon this strategic positioning, the Company believes it can establish itself as a leading supplier of higher margin research products to selected emerging, high growth niche research markets by offering innovative products through specialty catalogs. In recent years, the Company has implemented its niche research market strategy in areas such as signal transduction, apoptosis and combinatorial chemistry. The Company intends to continue to penetrate emerging niche research markets through internal development and the selective acquisitions of companies with products in areas targeted for future growth. The Company's successful acquisition and integration of the Oncogene Research Products business is an example of the implementation of this strategy. As a result of this acquisition, the Company significantly expanded its capabilities in molecular biology and immunology, and added over 700 new product offerings, many of which are included in the Company's Apoptosis specialty catalog.

     A key element of the Company's growth strategy is to leverage certain existing assets of the Company including (i) its comprehensive general catalog product offerings, customer base and reputation, (ii) its global manufacturing and distribution infrastructure, including its highly automated order fulfillment system and (iii) the scientific expertise of its staff in immunochemistry, biochemistry, molecular biology and synthetic peptides. During 1995, the Company sold products to over 6,900 accounts, filled over 70,000 orders in 46 countries and generated sales of $27.0 million and net income of $1.0 million. The Company's development, marketing and distribution activities are supported by the Company's highly experienced scientific staff, which includes 40 professionals holding Ph.D.s in a variety of life sciences disciplines, as well as other personnel located at seven facilities in the United States, Europe, Japan and Australia.

INDUSTRY OVERVIEW

     The life sciences research industry has experienced dramatic advances in biology and chemistry over the past three decades, particularly as they relate to the understanding of the origin of diseases at the molecular and cellular level. These advances have led to the rapid expansion of drug discovery programs and the development of new methodologies of research. Industry sources estimate that there are over 300,000 scientists worldwide currently engaged in life sciences research. In 1995, U.S. pharmaceutical and biotechnology companies spent over $18 billion on research and development. In addition, academic institutions and government laboratories receive a portion of their research funding from organizations such as the NIH, which had a budget for 1995 exceeding $11 billion. Over the past ten years, the NIH budget has grown at a compounded annual rate of approximately 7.5%. In its most recent industry survey published in 1994, Frost & Sullivan estimated that $1.6 billion was spent worldwide in 1992 on specialty biochemical products, such as those offered by the Company for research in biochemistry, immunology, cellular biology and molecular biology. According to Frost & Sullivan, the compound annual growth rate from 1992 through 1999 for the U.S. life sciences research products market (which represents approximately one-third of the worldwide market) is estimated to be approximately 13%. Furthermore, the Company believes that certain segments of life sciences research, such as apoptosis, signal transduction and combinatorial chemistry, are particularly strong areas of growth.

     Life sciences researchers utilize specialty biochemical products to conduct their research. These research products range broadly in complexity, purity, scarcity, cost and function, and their availability and quality are often critical to a project's success. Furthermore, recent advances in understanding physiological processes at the molecular and cellular level, genomics and the development of other basic life sciences technologies have increased the demand for innovative product solutions designed to assist scientists in improving the efficiency and quality of their research. Examples of such solutions include specific protein or peptide fragments, monoclonal antibodies or DNA probes tailored to a given research protocol that would be too time consuming or complex for a researcher to prepare at his or her own lab bench. Other examples include kits designed to reduce complex multi-step procedures, thereby shortening the time required for experiments, improving the quality of information provided in many cases and ensuring repeatability of the experiment in subsequent research. The Company believes that researchers are typically concerned primarily with product performance, quality, rapid availability, time savings and the value added by innovative products such as specialized assays and research kits, and are relatively less sensitive to price. Because life sciences research can often involve experimentation carried out over months or even years, and because researchers seek to minimize extraneous variables in their research protocols, the consistency of research products is essential. As a result, the Company believes that researchers tend to exhibit loyalty to the supplier that first supplies them with a particular research product.

     The life sciences research products industry is highly fragmented. The industry is comprised of several very large public companies and a large number of smaller companies which are typically privately held. The larger companies typically generate revenues from the sale of a broad range of equipment, laboratory supplies and other products, including research products which compete with many of the Company's product offerings. These larger suppliers generally place greater emphasis on high-revenue generating products and on the breadth of their product offering than on providing innovative products early to market. The smaller companies, the majority of which are substantially smaller than the Company, typically supply a highly focused product offering to very specific market niches. These smaller companies generally specialize in addressing the emerging needs of life sciences researchers by emphasizing innovative products. Such smaller companies often lack the distribution network and capital resources required to grow beyond providing a limited and highly specialized offering to a relatively narrow market. As the market expands and the need to cost-effectively distribute products to a larger, more geographically diverse customer base increases, the Company believes that customer access will be increasingly difficult for smaller companies lacking significant marketing and distribution infrastructure. The Company believes that the industry's fragmented structure and underlying dynamics may create opportunities for consolidation.

STRATEGY

     CN Biosciences' goal is to become a leading provider of innovative research products to the life sciences research market. To achieve this goal, CN Biosciences' strategy includes the following elements:

     Target Emerging, High Growth Niche Research Markets. The Company seeks to establish leading positions early in the evolution of the market's faster growing, higher margin niche research markets. The Company identifies a potentially attractive niche research market through a comprehensive review by its scientific personnel and interaction with the Company's Technology Council and network of other scientific advisers. In deciding which niche research markets to pursue, the Company considers a number of factors, including potential market size, synergies with existing areas of research, resources required to develop both the product offering and related catalog and the potential for establishing a leading position early in the market's development. Once the Company has identified a niche research market, it assembles a targeted product offering from its existing products, new products developed by its own scientific staff and products sourced from third parties. These products are then distributed primarily through specialty catalogs designed to provide scientists working in a specific field with a single comprehensive source integrating both innovative products often not found elsewhere and a broad range of related products. During 1996, the Company introduced new specialty catalogs for the niche research markets of apoptosis and combinatorial chemistry, and issued an updated version of its Signal Transduction specialty catalog. The Company expects to follow these specialty catalogs with product offerings to researchers studying glycobiology and is investigating other niche research markets such as neuroimmunology. CN Biosciences seeks to be first to comprehensively market products in each of its targeted niche research markets and to be in a leading position early in such market's development.

     Expansion of Product Offerings to Existing Customer Base. The Company intends to expand sales through the introduction of new product offerings to its existing customer base. The Company's new product development efforts, both for its specialty and general catalogs, are supported by its significant commitment to research and development. New product ideas are generated through active dialogues among the Company, its customers and its extensive network of scientific advisers, participation in national and international conferences, and comprehensive reviews of selected scientific literature. The Company believes that successfully penetrating further niche research markets will, in addition to generating revenues from sales of products contained in its specialty catalogs, also increase the number of research scientists and institutions seeking to license their discoveries to the Company for production and distribution, and generate increased sales of products in the Company's comprehensive general catalogs.

     Pursue Strategic Acquisitions. The Company intends to penetrate emerging niche research markets and expand product offerings to existing customers through the selective acquisition of companies with research and development capabilities and product offerings in areas targeted for future growth. In August 1995, the Company consummated the strategic acquisition of the Oncogene Research Products business, which has enabled the Company to substantially expand its offerings of assays, kits, monoclonal antibodies and polyclonal antibodies. The Company believes that, due to the highly fragmented nature of the life sciences research products industry, significant opportunities for consolidation exist, although no assurances can be made that the Company will be able to identify and successfully consummate additional acquisitions. A significant portion of the industry's innovative research and development is conducted by the industry's smaller companies, which are generally focused on a specific niche research market with a tailored product offering. These companies are typically privately held, and generate less than $10 million in annual revenues. The Company has numerous contacts with many of these smaller research products companies for which the Company often acts as a distributor or licensee, and believes that these relationships may facilitate both the identification and consummation of acquisitions.

     Maximize Operating Efficiencies. The Company's investment in and refinement of its product sourcing, procurement, production, inventory management and order fulfillment capabilities, as well as its worldwide distribution network and computer systems will continue to enable the Company to operate more cost-effectively and to achieve greater service efficiency at higher sales volumes. Additionally, the Company believes that this infrastructure provides opportunities for the Company to service and support increased net sales without the need for commensurate increases in expenses. The Company utilizes a "technology center" concept for each brand which allows for product development, customer service, technical support and brand-specific marketing capabilities at its manufacturing locations, while retaining centralization of many administrative and routine operations at its San Diego headquarters.

CORE COMPETENCIES

     The Company believes that its past success is attributable to a number of factors, including:

     Experienced Management Team, Scientific Staff and Network of Scientific Advisers. The Company's executive officers have an average of over ten years of experience in the research products industry. In addition, over the past three years, the Company has expanded its scientific staff to include 40 professionals holding Ph.D.s in a variety of life sciences disciplines. With its expanded scientific staff and its particular expertise in immunochemistry, biochemistry, molecular biology and synthetic peptides, the Company is able to offer a broad range of products and to support such product offerings with both a high level of scientific content in its catalogs and knowledgeable technical support personnel. The Company regularly interacts with a network of scientific advisers within the life sciences research industry including its four member Technology Council, members of academic institutions with which the Company collaborates, as well as its customers. These interactions have enabled the Company to identify the specialized needs of researchers in several emerging fields of life sciences research and to provide innovative product solutions to facilitate research in these targeted areas.

     Merchandising and Marketing Expertise. The Company believes its skill in positioning and merchandising its products has enabled it to expand its share of the life sciences research products market. The Company employs a variety of marketing techniques to enable it to produce catalogs that the Company believes are more informative and more visually appealing than those of its competitors. In structuring its catalog offerings, the Company effectively combines basic product information with a significant amount of related scientific reference data and technical advice. In addition, with each new edition of the Company's catalogs, the Company has increased the level of indexes and cross references -- by application, product category and individual product -- and developed a variety of color coded reference aids, all of which are designed to facilitate the ease with which a scientist can find the product needed to conduct his or her research. Capitalizing on these skills, its established catalog brand names and its comprehensive list of product offerings, the Company has identified opportunities to target high growth emerging niche research markets using specialty catalogs to more effectively bring its products to the attention of research scientists.

     Total Quality Management, Technical Service and Customer Support. Research scientists require that the products used in their research conform to exacting quality standards. The Company utilizes its Total Quality Management program to ensure that customers receive consistent, high quality products which meet or exceed customer requirements and catalog specifications. Quality control functions designed to provide controls over the products distributed, whether internally manufactured or externally sourced, have been fully integrated into the Company's development and manufacturing process. In addition, the Company provides extensive technical service to customers, primarily over the telephone, in situations where customers have questions regarding complex product applications, research protocols and background regarding use of the Company's products. The Company also provides strong customer support through its customer service staff of trained professionals at various worldwide locations, who are primarily responsible for answering customer telephone inquiries, receiving orders and following up on general product matters.

     Highly Automated Order Fulfillment. The nature of life sciences research and the rapid pace with which it is conducted is such that results achieved one day may subtly change the course of the scientist's experiments for the next day. As a result, research scientists will often require specific research products delivered on short notice, and the speed and accuracy with which such products are delivered can affect the success or failure of the researcher's work. The Company has a highly automated order fulfillment system capable of delivering substantially all customer orders worldwide on a next-day basis. The Company believes that this system enables the Company to compete with its larger competitors and gives it a competitive advantage over its smaller competitors, while at the same time making the Company an attractive distribution outlet for these smaller companies.

PRODUCTS

     The Company sells over 7,000 products represented by over 13,000 stock keeping units (SKUs). Through the ongoing efforts of its scientific and technical staff, its contacts with researchers in academic and commercial research laboratories and its open dialogue with scientific advisers, the Company continually adds new products to its product offerings.

     The broad categories of the Company's products include:

           PRODUCT CATEGORY                        DESCRIPTION OF PRODUCTS
    -------------------------------  ----------------------------------------------------
    Biochemicals...................  Includes 25 major categories of products comprised of enzymes, proteins, detergents, inhibitors,
                                     antibiotics and others.
    Immunochemicals................  Includes monoclonal and polyclonal antibodies, antibodies to various receptor proteins, signaling
                                     proteins, glycoproteins, proto-oncogenes, enzymes,
                                     neurotoxins and others.
    Amino Acids and Peptides.......  Includes Fmoc and Boc amino acid derivatives and hundreds of biologically active peptides.
    Kits and Assays................  Includes a family of free radical marker ELISA kits for oxidative stress research as well as a rapidly
                                     growing line of ELISA kits for use in apoptosis
                                     research such as NMP, Fas and cdk1.
    Resins and Linkers.............  Includes tentagel and polystyrene resins, together with a variety of trityl linkers.

     The Company's products are marketed through four brands, each targeting different segments of life sciences research, although some overlap exists between the markets and products of each brand.

     - Calbiochem. Calbiochem brand products target the immunology, cell biology and biochemistry segments of life sciences research. Calbiochem has been providing research products for over 40 years and is a well-recognized name in the life sciences research industry.

     - Novabiochem. The Company's Novabiochem brand covers products for the biochemistry and peptide chemistry segments of life sciences research. Novabiochem brand products have been offered since 1986.

     - Oncogene Research Products. The Company currently co-brands Oncogene Research Products with the Calbiochem brand. These products target the immunology and molecular biology segments of life sciences research.

     - Clinalfa. The Company's Clinalfa brand offers biologically active peptides and related biological products for use in limited human trials for research purposes. Clinalfa products are distributed principally in Europe.

     In addition to sales of its core products in standard laboratory quantity sizes (generally from 100 nanograms to as large as 100 grams), the Company offers certain products in bulk quantities (generally up to ten kilograms) at discounts from catalog prices. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

PRODUCT POSITIONING AND MARKETING

     The Company's products are principally sold through its three general and four specialty catalogs. The Company also periodically distributes a number of other publications to supplement its catalogs. The following table identifies each of the Company's catalogs and gives the most recent publication dates, the approximate number of copies published, the approximate number of products included, the principal product focus and the brand names featured:

                              SUMMARY OF CATALOGS

                                           NUMBER OF   APPROXIMATE
                                           CATALOGS      NUMBER
         CATALOGS         LAST PUBLISHED   PUBLISHED   OF PRODUCTS   PRINCIPAL PRODUCT FOCUS      BRAND NAMES
  ----------------------  ---------------  ---------   -----------   -----------------------  --------------------
  GENERAL
    Calbiochem            March 1996        158,000       3,070      Biochemicals and         - Calbiochem
                                                                     Immunochemicals          - Novabiochem
                                                                                              - Oncogene Research
                                                                                                Products
    Novabiochem           September 1994     64,000       2,000      Peptides, Boc and Fmoc   - Novabiochem
                                                                     Amino Acids and Peptide
                                                                     Synthesis Reagents
    Oncogene Research     March 1995         40,000         900      Antibodies, Markers,     - Oncogene Research
    Products                                                         Reagents and Kits          Products
  SPECIALTY
    Signal Transduction   April 1996         85,000       1,400      G Proteins, Kinases,     - Calbiochem
                                                                     Nitric Oxide, Calcium    - Novabiochem
                                                                     Metabolism and p53       - Oncogene Research
                                                                                                Products
    Apoptosis             February 1996      60,000         330      Antibodies, Assays,      - Calbiochem
                                                                     ELISAs, Kits and         - Oncogene Research
                                                                     Reagents                   Products
    Combinatorial         February 1996      20,000         110      Resins, Linkers, Fmoc    - Novabiochem
    Chemistry                                                        Amino Acids and Peptide
                                                                     Synthesis Reagents
    Clinalfa              March 1996          8,000          40      Biologically Active      - Clinalfa
                                                                     Peptides

     General Catalogs

     The Company utilizes general catalogs summarizing the complete product offerings under each of its principal brands to reach a broad audience of life sciences research scientists. The following is a brief summary of each of the Company's three general catalogs:

     - Calbiochem General Catalog. The Calbiochem general catalog has been published since 1954. The March 1996 catalog summarizes the Company's offering of approximately 3,070 biochemicals and immunochemicals, including more than 700 products new to the catalog. Approximately 158,000 copies of the most recent edition of catalog have been published. The Calbiochem general catalog combines Calbiochem brand products, along with selected Oncogene Research Products and Novabiochem brand products, to provide a broad offering to research scientists. Important product categories contained in this catalog include G-proteins, calcium metabolism, protein kinases, nitric oxide and protein phosphates.

     - Novabiochem General Catalog. The Novabiochem general catalog summarizes the Company's 2,000 item product offering of resins, amino acid derivatives and reagents for peptide synthesis, as well as biologically active peptides and enzyme substrates and inhibitors. Published since 1986, 64,000 copies of the last edition of the Novabiochem general catalog were published in September 1994. The Novabiochem general catalog is scheduled to be updated in the fourth quarter of 1996. The catalog includes unique "synthesis notes" prepared by the Company which provide a comprehensive and current review of solid phase peptide synthesis methodology.

     - Oncogene Research Products General Catalog. Approximately 900 products are included in this catalog which focuses primarily on scientific research in the areas of cancer, heart disease, signal transduction and neurobiology. Approximately 40,000 copies of the March 1995 catalog have been published. The Oncogene Research Products general catalog is scheduled to be updated in the fourth quarter of 1996. Key products in the catalog include antibodies, assays, kits, peptides and probes.

     Specialty Catalogs

     Commencing in 1994, with the publication of its first specialty catalog in the area of signal transduction, the Company's strategy has included the development of specialty catalogs focused on niche research markets to meet the specific needs of researchers in newer, high growth areas of life sciences research. One key element of this strategy has been to significantly increase the scientific background data contained in its catalogs, so that researchers view the Company's catalogs not only as compendiums of product listings, but also as significant technical resources. A recent implementation of this strategy is the Company's Apoptosis specialty catalog which contains text-book quality descriptions, illustrations and schematics of central elements in the current understanding of the phenomenon of apoptosis, as well as detailed methods and protocols for some of the most commonly utilized procedures needed to conduct research in this area.

     - Signal Transduction Specialty Catalog. Approximately 1,400 products from the Calbiochem, Novabiochem and Oncogene Research Products brands have been integrated into this specialty catalog which addresses the needs of researchers doing work in signal transduction. Approximately 85,000 copies of the Company's third edition of this catalog were published in April 1996 and contained over 500 products new to the catalog focusing on this growing area of scientific research. Over the past several years, the level of signal transduction research has grown as scientists in many disciplines have increasingly focused on the impact on their research of both intercellular and intracellular communication. In addition to detailed product listings, the catalog provides literature reviews, product structures, molecular weights, application comments, technical protocols and comparative tables of use to many signal transduction researchers.

     - Apoptosis Specialty Catalog. The newest of the Company's specialty catalogs focuses on research in the area of apoptosis. Apoptosis, or "programmed cell death," is a process whereby various stimuli activate a genetic program to implement a specific series of events that culminate in the death and efficient disposal of a cell with minimal damage to surrounding cells or tissue. Apoptosis is essential for normal development of cells, and disruption to the apoptotic process can lead to a spectrum of defects thought by some researchers to be important to various diseases including cancer, AIDS and Alzheimer's. The potential for drugs that modulate the regulation of apoptosis provides a new and growing opportunity for the treatment of many disease states, and the Company anticipates continued growth in this area of research. The February 1996 catalog combines existing Calbiochem and Oncogene Research Products brand products with newly developed, innovative products focused on addressing this new and growing area of scientific research. Approximately 60,000 copies of the Apoptosis specialty catalog have been published. The catalog includes extensive literature citations, materials and methods, information and scientific diagrams to assist the researcher working in this relatively new field of study. The Company's Apoptosis specialty catalog is printed in two versions, one marketed exclusively under the Calbiochem name and another marketed jointly under the Calbiochem and Amersham International plc names.

     - Combinatorial Chemistry Specialty Catalog. Combinatorial chemistry has emerged as a powerful new tool used by pharmaceutical companies in the drug discovery process. The Company's February 1996 Combinatorial Chemistry catalog, 20,000 copies of which have been published, provides approximately 110 products focused primarily on solid supports, condensation reagents, resins and linkers of interest to companies utilizing combinatorial chemistry techniques.

     - Clinalfa Specialty Catalog. This catalog contains Clinalfa brand products which capitalize upon existing strengths in the Company's manufacturing capabilities to provide a selection of ultra-pure peptides of interest to a specialized group of researchers focused on human clinical research applications, principally in the European market. Approximately 8,000 copies of the March 1996 Clinalfa specialty catalog have been published. The Company's Clinalfa brand product offering is produced under appropriate good manufacturing practices ("GMP") which meet the requirements of government regulations and its clinical research customers in this area.

     Other Publications

     In addition to its general and specialty catalogs, the Company utilizes its internal staff in developing and distributing a variety of supporting publications designed to highlight its new products and target specific market segments with selected product offerings. These publications include:

     - Biologics. The Calbiochem brand general biochemical and immunochemical newsletter is published two to three times per year and is distributed to the entire Calbiochem mailing list, including biochemists, neurobiologists, biologists and immunologists. This broad-based publication introduces new product offerings under the Calbiochem brand (including inhibitors, enzymes and detergents) and also includes updated scientific articles and references.

     - Pathways. This Calbiochem brand publication is published one to two times per year and is distributed to a targeted list of signal transduction researchers. This publication introduces the Company's newest products for various aspects of signal transduction research, including G-proteins, calcium metabolism, protein kinases, protein phosphatases and other product categories.

     - Flagship Brochures. The Company's Flagship Brochures present the complete product line of five areas within signal transduction that the Company has singled out for special market emphasis, comprised of protein kinases, calcium metabolism, G-proteins, nitric oxide and protein phosphatases. The first of these brochures was introduced by the Company in October 1995.

     - Technical Bulletins. The Company maintains more than 50 Technical Bulletins relating to Calbiochem brand products. These are two to six page publications that focus on specific products and product lines, including detergents, protease inhibitors, lipoproteins and ionophores. These publications are used for targeted direct mailings as well as for distribution at trade shows, scientific conferences and exhibitions.

     - Letters, Innovations and Technical Notes. These are an interrelated trio of support publications for Novabiochem brand products and are distributed to customers interested in peptide synthesis and combinatorial chemistry. Letters is published two to three times per year to inform customers of the Company's new and innovative products being developed for use in their drug discovery programs. Each edition features new linkers, resins and amino acid derivative products useful for a variety of peptide and small molecule synthesis techniques. Innovations is published four to six times per year and provides a much more expansive description of the products introduced in Letters. It includes procedures for new product use along with up-to-date literature references. Novabiochem Technical Notes are released one or two times per year and are based on the most recent techniques used in solid phase peptide synthesis or solid phase organic synthesis. Novabiochem Technical Notes contain detailed descriptions, explanations and suggestions for using certain Novabiochem brand products.

     - Oncogene Research Products Publications. Oncogene Research Product brand's New Product Guide is published one to two times per year and is widely distributed to researchers studying cell cycle, cell proliferation, apoptosis and signal transduction as well as to Oncogene Research Products customers studying heart disease and metastasis, tumor suppressor genes and neuroimmunology. A variety of applications brochures and mailers focusing on the Oncogene Research Products brand are distributed six to eight times per year, focusing on various new and existing product portfolios applicable to select market segments, including proteases, apoptosis kits, cdk1 and ELISAs.

DEVELOPMENT OF NEW PRODUCTS

     The Company maintains research and development centers in San Diego, California, Cambridge, Massachusetts and Laufelfingen, Switzerland. The Company's research scientists internally develop new products, source new products from third parties and refine manufacturing techniques for existing products. The Company introduced over 1,100 new products in 1995 including over 700 products introduced as a result of the acquisition of the Oncogene Research Products business and expects to introduce in excess of 800 new products in 1996. The Company's historical experience indicates that a significant number of its products have relatively long life cycles, often in excess of five years. The Company identifies potential new products from many sources, including through customer input, its Technology Council and extensive network of scientific advisers, review of selected scientific literature, established relationships with research institutes and universities and participation in industry trade shows.

     Product introductions are developed and monitored by the Company and offered under one of the Company's brand names and through one or more of its catalogs and supporting publications. The following table illustrates both the breadth of the Company's product offerings from its 1996-1997 Calbiochem general catalog published in March 1996 and the extent to which products not previously offered through this catalog were added.

             1996-1997 CALBIOCHEM GENERAL CATALOG PRODUCT OFFERINGS

                                                                             TOTAL NUMBER        PRODUCTS
                                   PRODUCT CLASS                             OF PRODUCTS      NEW TO CATALOG
        -------------------------------------------------------------------  ------------     --------------
        Amino Acids........................................................         62               --
        Antibiotics........................................................         46                1
        Antibodies (monoclonal and polyclonal).............................        470              245
        Buffers............................................................         30               --
        Carbohydrates......................................................         57               --
        Chromatography Reagents............................................          7               --
        Detergents.........................................................         92                4
        Dyes, Stains and Probes............................................         68               11
        Enzyme Inhibitors..................................................        369              106
        Enzyme Substrates..................................................         98               19
        Enzymes............................................................        204               29
        Growth Factors and Cytokines.......................................         56               17
        Hormones and Steroids..............................................         18               --
        Immunochemicals....................................................        533              117
        Ionophores and Channel Formers.....................................         40               12
        Lipids and Phospholipids...........................................         43               --
        Nucleotides and Bases..............................................         94               --
        Neurochemicals.....................................................        110               70
        Neurotoxins........................................................        100               13
        Organics and Inorganics............................................         42               --
        Peptides...........................................................        171               31
        Plant Biology Reagents.............................................         13               --
        Protein and Nucleic Acid Mod.......................................         35                5
        Proteins and Derivatives...........................................        147               47
        Signal Transduction Reagents.......................................        124                8
        Vitamins and Coenzymes.............................................         20               --
        Miscellaneous......................................................         21                6
                                                                                 -----              ---
                Total......................................................      3,070              741
                                                                             ============     ==============

SALES AND DISTRIBUTION

     Catalogs and Supporting Publications. The Company markets its products directly to its customers through the delivery of its catalogs and supporting publications. The Company believes that the quality and presentation of its catalogs represent a competitive advantage. The Company devotes significant resources to creating and designing catalogs that have a high degree of scientific and technical content and are, the Company believes, considerably more visually appealing than those of its competitors. The Company's catalogs generally are extensively indexed and cross referenced -- by application, product category and individual product -- and contain a variety of color coded reference aids which are designed to facilitate the ease with which a scientist can find the product needed to conduct his or her research. In addition, new product offerings are extensively highlighted. Catalogs generally contain detailed technical information concerning the catalog's products, including current citations to scientific research papers in which the products have been used, as well as background information regarding focused areas of research in which various subgroups of research products may be utilized. Catalogs are published for distribution in the United States with pricing in U.S. dollars. In addition, a number of the Company's catalogs and brochures are printed for foreign distribution with pricing in local currencies.

     The Company's marketing communications group utilizes in-house desktop publishing systems in coordination with the Company's management information systems and databases to assist in the production of camera-ready masters of certain catalogs and publications. This enables the Company to revise and reprint certain catalogs in 12 to 18 month cycles and to distribute other publications more frequently. To further differentiate its publications from those of many of its competitors, the Company has increasingly shifted to high quality four color printing for its catalogs and brochures, and utilizes its internal staff to significantly increase their graphic content.

     The Company directly distributes its catalogs and supporting publications using its proprietary database containing profiles of more than 100,000 research scientists and institutions. The Company believes that a substantial portion of its revenue represents sales to repeat customers. During 1995, the Company sold products to more than 6,900 accounts, with more than 70% of these customers making purchases multiple times during the year. The Company also selectively mails catalogs and other publications to potential customers, information about whom is obtained from trade shows, responses to Company advertisements, foreign distributors and sales representatives, and the Company's home pages on the Internet. The Company also advertises its catalogs in scientific journals, publicizes them at industry trade shows and other scientific functions and utilizes its network of sales representatives, distributors and industry contacts to attract additional potential customers whose profiles can then be added to the Company's database.

     Sales Offices and Customer Service Representatives. In addition to its San Diego headquarters, the Company maintains sales and customer support offices in Cambridge, Massachusetts, Switzerland, the United Kingdom, Germany, Australia and Japan. The Company's staff of 22 customer service representatives receive telephone orders directly from customers. The customer service representatives utilize a computerized data-entry system which enables them to immediately access detailed customer and product information, quote prices and check product availability. The Company has the ability to process standing orders and to schedule periodic shipments according to the needs of its customers. Orders are also submitted by mail and fax. Standard payment terms are net 30 days, but the Company also accepts Visa, MasterCard and American Express. The Company employs a limited sales force of seven individuals, principally in the United States and Europe, and has a network of 50 independent foreign distributors who resell the Company's products to their customers in selected markets.

     Technical Support. The Company employs a staff of 11 technical service specialists throughout its worldwide locations who are available during business hours to consult with research scientists concerning the use of the Company's products. These service specialists (eight of which hold Ph.D.s) are actively involved in the development and are knowledgeable about the use of the Company's products. Technical support is also available through the Company's foreign sales offices and distributors.

     Internet. The Company maintains home pages on the Internet for the Calbiochem and Novabiochem brands with information about the Company and its products and catalogs and is developing an Oncogene

Research Products brand home page. The Company believes that the Internet may become an increasingly important channel of customer communication and intends to further develop its Internet presence to keep pace with changes in technology and the market for its products.

CUSTOMERS

     During 1995 the Company sold products to over 6,900 accounts including individual research scientists, institutions, companies and distributors worldwide. No single account exceeded 10% of the Company's total sales for the year ended December 31, 1995 or the six months ended June 30, 1996. The Company maintains extensive local databases of current and potential customers which are utilized for targeted mailings of catalogs and other publications. Selected customers of the Company include research scientists at:

                                                                                         GOVERNMENT AND OTHER
    PHARMACEUTICAL             BIOTECHNOLOGY                  ACADEMIC                   RESEARCH INSTITUTIONS
- ----------------------    -----------------------    ---------------------------    -------------------------------
Abbott Laboratories       Amgen                      Columbia University            Dana Farber Cancer Institute
Eli Lilly and Company     Biogen Incorporated        Harvard University             Food and Drug Administration
GlaxoWellcome             Chiron Corporation         Johns Hopkins University       Massachusetts General Hospital
Merck & Company           Genentech Incorporated     University of California       Mayo Clinic
Pfizer & Company          Genetics Institute         University of Michigan         National Institutes of Health
SmithKline Beecham        Genzyme                    University of Pennsylvania     The Scripps Research Institute

COLLABORATIONS

     An important part of the Company's business is its many collaborations with institutions and life sciences researchers. These collaborations range from licensing and producing products discovered by a single research scientist to joint marketing and distribution arrangements.

     Amersham International plc. In connection with the Company's targeting of the apoptosis niche research market, the Company entered into a distribution agreement in March 1996 with Amersham International plc ("Amersham"), a U.K. based health science company (total 1995 company-wide sales of over L350 million) which, among other things, supplies products to the life sciences research market. In connection with this distribution agreement, the Company's Apoptosis specialty catalog is printed in two versions, one marketed exclusively by the Company under the Calbiochem name and another marketed jointly under the Calbiochem and Amersham names. The Company believes that Amersham's worldwide network of sales representatives with specialized knowledge of the assays and kits markets will contribute to the Company's future success in the apoptosis niche research market. In addition, the distribution agreement contemplates that the Company and Amersham will enter into further collaborative agreements under which the Company would add Amersham-developed products to the Apoptosis specialty catalog, and the Company and Amersham would jointly develop new products.

     The Scripps Research Institute. In September 1995, the Company entered into a sublicense agreement with The Scripps Research Institute which will allow it to produce various enzymes, substrates and other products of interest to research scientists working in the field of glycobiology, through the use of recombinant technology. The availability of such products, which will be manufactured and distributed by the Company on an exclusive basis in the research products market, will be combined with additional products to provide research scientists with cost-effective tools needed to study complex carbohydrates. Recent publications have focused on the potential of glycobiology in the area of pharmaceutical drug discovery research. The Company believes that its offering of these important products through its general and a new specialty catalog may establish the Company as a leader in the growing niche research market of glycobiology.

     Other. In addition to featuring products developed internally by the Company's research and development staff, the Company offers products developed through a wide range of sources. Accordingly, the identification of new and useful products developed by others is an important part of its business. Drawing on its connections in the industry and its multi-disciplined expertise, the Company is constantly evaluating and searching out these products. Once these products are identified, the Company will either license the technology and distribution rights and produce the products in its own manufacturing facilities or purchase manufactured products wholesale and distribute such products to the Company's customers. In either case, the end products will ultimately be sold under one of the Company's brand names. Providers of these products generally will be individual research scientists or specialty companies which lack adequate manufacturing and distribution facilities. Through a collaboration with the Company, these individuals and smaller companies achieve wider distribution of their products while continuing to focus on developing innovative products.

TECHNOLOGY COUNCIL AND CONSULTING ARRANGEMENT

     The Company has a Technology Council composed of a number of leading research scientists in the areas of molecular biology, immunology, cell biology and biochemistry. The primary purpose of the Technology Council is to provide independent, external, scientific guidance to the Company, and assist in the decision making process related to niche research market definition, areas of product focus and development, and general trends in many areas of scientific research. The Company's scientific and management staff consult with members of the Technology Council frequently on an informal basis in the normal course of operations to address current market trends, current trends in science, broad strategic areas of Company, including its product offerings, and industry focus and to review the Company's current view of the life sciences research market. Each member of the Technology Council receives $500 for each formal Technology Council meeting attended.

     The members of the Company's Technology Council are:

     William H. Beers, Ph.D., the Chairman of the Company's Technology Council, has served as Senior Vice President and Chief Operating Officer of The Scripps Research Institute since 1991. Prior to joining The Scripps Research Institute in 1987 as a Member of the Departments of Cell Biology and Molecular Biology, Dr. Beers was a Professor of Biology and Cell Biology at the New York University Medical School for nine years. Dr. Beers also presently serves as Director of the Foundation for Medical Research, Washington, D.C., Treasurer and Member of the Board of Trustees for the Skaggs Institute for Research, member of the Board of Scientific Advisors of Allegheny-Singer Research Institute, Pittsburgh, trustee of National University, San Diego and Chairman of the Torrey Pines Institute for Molecular Studies. Dr. Beers earned his Ph.D. in Biochemistry and Pharmacology from Rockefeller University and obtained an A.B. in Biochemical Sciences from Harvard University.

     Dennis R. Burton, Ph.D., has served as a Member of the Departments of Immunology and Molecular Biology at The Scripps Research Institute since 1991 and was a lecturer at Oxford University and the University of Sheffield for ten years before joining The Scripps Research Institute. Dr. Burton earned his Ph.D. in Physical Chemistry from University of Lund (Lund, Sweden) and obtained a B.S. in Chemistry from Oxford University. Dr. Burton is the author of 140 published scientific papers.

     Norton B. Gilula, Ph.D., has served as the Dean of Graduate Studies and the Chairman of the Department of Cell Biology at The Scripps Research Institute since 1991. Prior to joining The Scripps Research Institute as a Member of the Department of Molecular Biology, Dr. Gilula was a Professor of Cell Biology at Baylor College of Medicine for six years. Dr. Gilula presently is the Editor-in-Chief of the Journal of Cell Biology, an editor of Current Opinion in Cell Biology and is on the Scientific Advisory Board of the Wills Foundation. Dr. Gilula earned his Ph.D. in Physiology from the University of California, Berkeley and earned a B.A. and M.A. in Physiology and Chemistry from Southern Illinois University. Dr. Gilula is the author of over 100 published scientific papers.

     Chi-Huey Wong, Ph.D., has served as Chairman of the Department of Chemistry at The Scripps Research Institute since 1989. Before joining The Scripps Research Institute as a Member of the Department of Chemistry in 1989, Dr. Wong served as an Assistant, Associate and then full Professor of Chemistry at Texas A&M University for seven years. Dr. Wong presently is the Editor-in-Chief of the Journal of Bioorganic and Medicinal Chemistry and is a founding scientist of Combichem, a provider of combinatorial chemistry products. Dr. Wong earned his Ph.D. in Organic Chemistry from the Massachusetts Institute of Technology ("MIT") and obtained his B.A. in Chemistry and Biochemical Science and M.S. in Biochemical Science at the National Taiwan University. Dr. Wong is the author of 247 published scientific papers and one book and holds 34 patents.

     When the Technology Council was formed in October 1993, each member of the Technology Council, other than the Chairman, received options to purchase 11,829 shares of Common Stock at an exercise price of $.42 per share. At such time, the Chairman of the Technology Council, Dr. Beers, received options to purchase 23,659 shares at an exercise price of $.42 per share.

     In addition to formal and informal consultations with the members of the Technology Council, the Company has extensive contacts throughout the life sciences research industry who also provide guidance and feedback regarding many aspects of the Company's business. These contacts include senior researchers at a number of institutions including Cold Spring Harbor Laboratories, Dana Farber Cancer Institute, Harvard University, MIT, University of California and the Salk Institute. The Company also utilizes consultants with specific scientific expertise, particularly in the area of new product development and trends in specific areas of scientific research.

     The Company currently has a consulting agreement with Robert A. Weinberg, Ph.D. Dr. Weinberg is a Professor of Biology at MIT and a Member of the Whitehead Institute for Biomedical Research in Cambridge, Massachusetts. Dr. Weinberg is world renowned for his research in cancer biology and cell cycle. He has received thirty-two individual awards and honors during his career. In addition to his research and academic duties at MIT, Dr. Weinberg serves on the Board of Scientific Advisors to Hoffman-LaRoche, Inc., as an honorary Director of the American Cancer Society, on the Scientific and Academic Advisory Committee at the Weitzmann Institute of Science, as an Awards Assembly Member of the General Motors Cancer Research Foundation and on the Research Advisory Board Massachusetts General Hospital. Dr. Weinberg is the author of 250 published scientific papers. During 1996, Dr. Weinberg is providing guidance and assistance to the Company, principally relating to the Oncogene Research Products business, under a consulting agreement providing for compensation aggregating $10,000.

MANUFACTURING AND QUALITY ASSURANCE

     The Company has manufacturing facilities in San Diego, California, Cambridge, Massachusetts and Laufelfingen, Switzerland. All products are distributed from either the Company's North American distribution center in San Diego or the Company's European distribution center in Nottingham, U.K. For the twelve-month period ended May 31, 1996, the Company's level of total outstanding product backorders averaged approximately $370,000, calculated by averaging backorder amounts at each month end during the period. The Company ships products in accordance with customer requests, generally next-day or second-day delivery, using principally United Parcel Service and Federal Express. Based on the Company's monthly shipping statistics, over 99% of customer orders are accurately fulfilled.

     The Company produces products through its internal manufacturing process and selective sourcing of additional products that can be more cost effectively included in the product offering by purchasing from outside suppliers. Initial batches of externally sourced products may be subject to inspection by the Company's quality control personnel, and subsequent purchases are monitored to ensure consistent quality of supply. In substantially all cases, members of the Company's scientific staff have physically visited the manufacturing facility of suppliers from whom the Company purchases sourced product. In addition, periodic inspections of supplier facilities may be performed in connection with the Company's supplier management process. Based upon 1995 sales data, approximately 45% of the Company's sales were derived from internally manufactured products. The level of manufacturing content in individual products produced internally varies depending upon the state of raw materials purchased. In some cases, such as the production of peptides, internally synthesized biochemicals and antibodies, assays and kits produced at the Company's Cambridge, Massachusetts facility, the entire manufacturing process is controlled by the Company. In other cases, it is more cost effective for the Company to purchase materials in various states of completion and provide "value-added" manufacturing processes such as purification, lyophilization and subdivision/packaging prior to delivery to customers.

     The Company's manufacturing activities consist primarily of antibody production, synthesis of chemical compounds, synthesis of peptides and amino acids and assembly of assays and kits. In the case of certain products provided primarily to pharmaceutical and diagnostic customers from the Company's Swiss manufacturing facility, appropriate GMP manufacturing guidelines are adhered to. In addition, the Swiss facility has received ISO 9001 certification of policies and procedures utilized in the procurement, manufacturing and distribution of products. The Company also maintains a central quality assurance department in its San Diego headquarters, with the principal focus of ensuring that quality processes are maintained worldwide which ensure consistent, high quality product is delivered in connection with all product offerings.

FULFILLMENT AND INTEGRATED INFORMATION SYSTEMS

     The Company has a highly automated order fulfillment system capable of delivering substantially all customer orders worldwide on a next-day basis. The Company believes that this system enables the Company to compete with its larger competitors and gives it a competitive advantage over its smaller competitors, while at the same time making the Company an attractive distribution outlet for these smaller companies.

     The Company utilizes an Oracle-based relational database system to manage substantially all operations of the Company's U.S. and international locations. The Company's U.S., U.K., German and Swiss operations are part of a network that is linked together through the use of leased phone lines with back-up capabilities. The Company's information systems provide integrated on-line automation of major business operations including purchasing, receiving, production planning, inventory management, manufacturing, quality control, order entry, shipping, sales analysis and all financial systems. This system allows the Company to enter orders for any product brand from any of its networked locations, and provides for invoicing of customers in any of the currencies quoted in the various product catalogs. In addition, the Company has an integrated software interface between the primary information system and the computer software which organizes products to be picked from the automated fulfillment system maintained at the Company's North American distribution center in San Diego, California.

COMPETITION

     The market for the Company's products is highly competitive, and the Company expects competition to increase. Furthermore, although the life sciences research products market continues to grow, its rate of growth in recent years has been declining and may continue to decline. The Company competes with many other life sciences research products suppliers, both larger and smaller than the Company. Some of the Company's competitors, including two of its largest competitors, Sigma-Aldrich and Boehringer, offer a broad range of equipment, laboratory supplies and products, including many of the research products offered by the Company. To the extent that researchers exhibit loyalty to the supplier that first supplies them with a particular research product, the Company's competitors may have an advantage over the Company with respect to products first developed by such competitors. In addition, many of the Company's competitors have significantly greater research and development, marketing, financial and other resources than the Company, and therefore represent and will continue to represent significant competition in the Company's existing and future markets. Because of their size and the breadth of their product offerings, certain of these companies have been able to establish managed accounts by which, through a combination of direct computer links and volume discounts, they seek to gain a disproportionate share of orders for research products from a particular academic institution or pharmaceutical or biotechnology company. Such managed accounts raise significant competitive barriers for the Company. The Company currently benefits from its participation in emerging niche research markets which, as they expand, may attract the attention of the Company's competitors.

GOVERNMENT REGULATION

     The Company is subject to governmental regulation under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, and other similar laws of general application, as to all of which the Company believes itself to be in material compliance. Any failure by the Company to comply with such laws could have a material adverse effect on the Company's business, financial condition and results of operations.

     Because of the nature of its operations and the use of hazardous substances in its ongoing manufacturing and research and development activities, the Company is subject to stringent federal, state and local laws, rules, regulations and policies governing the use, generation, manufacturing, storage, air emission, effluent discharge, handling and disposal of certain materials and wastes. There can be no assurance that the Company's business, financial condition and results of operations will not be materially adversely affected by current or future environmental laws, rules, regulations and policies or by liability arising out of any releases or discharges of materials that could be hazardous.

     The Company's products are generally sold for non-human research purposes and do not subject the Company to the regulatory requirements of the U.S. Food and Drug Administration (the "FDA"). In certain limited situations, the Company's Clinalfa products are sold to U.S. customers involved in limited human clinical research which requires that the Company's customer obtain FDA approval of an Investigational New Drug application (IND). Products sold to such customers are produced by the Company at its Swiss manufacturing facilities in material compliance with appropriate GMPs. Clinalfa products supplied to non-U.S. customers for similar human clinical research are also subject to applicable regulatory requirements and production is also done in material compliance with appropriate GMPs.

INTELLECTUAL PROPERTY

     Although the Company owns certain patents and licenses patents from others, none of these patents individually, nor in the aggregate, are material to the Company's operations. Due to the rapid pace of technological change in the field of biotechnology, the degree of protection that a patent provides is uncertain, and requires the Company to continually develop and seek out new technologies. The Company has obtained the rights to products and technologies under a number of license agreements with academic institutions, private and public foundations, biotechnology companies and others. The Company intends to continue its current practice of licensing technologies and products as a supplement to its own internally developed innovations.

     A number of the Company's products, including Oncogene Research Products antibodies, are manufactured under license agreements which provide for payment of royalties based upon the product's sales. As of June 30, 1996, the Company had in excess of 175 license agreements which provided for royalty payments generally ranging from 5% to 7% of net sales of such products. During the year ended December 31, 1995 and the six months ended June 30, 1996, the Company paid an aggregate of $120,000 and $174,000, respectively, as royalties pursuant to license agreements.

     Because of the breadth of the Company's product offerings and ambiguities in intellectual property law, the Company periodically receives in the ordinary course of business notices of potential infringement of patents held by others. Although the Company historically has been able to satisfactorily resolve such claims and believes that any outstanding claims will be satisfactorily resolved, there can be no assurance that the Company may not be forced to discontinue the sale of one or more of its products, some or all of which could be material. As the Company develops product offerings focused on certain niche research markets, intellectual property rights of the Company or others related to such markets may become increasingly important, and the Company's failure to obtain and retain such rights may have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company's significant registered trademarks are its Calbiochem, Novabiochem and Clinalfa brand names. In connection with the Oncogene Research Products acquisition, OSI granted the Company the right to use the phrase "Oncogene Research Products" for a three-year period which will expire in August 1998. All new Oncogene Research Products promotional materials, including the Apoptosis specialty catalog, and all packaged products now identify Oncogene Research Products as a product line of Calbiochem. The Company intends to develop a strategy to transition its Oncogene Research Products brand and does not anticipate that such transition will have an adverse effect on the Company's business, financial condition and results of operations.

HUMAN RESOURCES

     As of June 30, 1996, the Company employed 188 persons on a full-time and part-time basis, including 40 employees who hold Ph.D.s. None of the Company's employees are covered by a collective bargaining agreement, and the Company considers relations with its employees to be good.

FACILITIES

     The Company leases approximately 60,000 square feet of space in San Diego, California, for use as its corporate headquarters, North American distribution center and technology center (including manufacturing facilities) for the Calbiochem brand. This lease expires in June 2008 and may be renewed for two five-year terms at the option of the Company.

     The Company also leases approximately 10,000 square feet of space in Cambridge, Massachusetts for use as a technology center (including manufacturing facilities) for the Oncogene Research Products brand. Such space is subleased from OSI pursuant to a sublease agreement expiring in August 1998. The sublease may be renewed, at the Company's option, for additional one-year terms through 2003. In connection with the OSI sublease, the Company entered into a Shared Services Agreement which provides that OSI will share certain building facilities with the Company, in exchange for the Company's contributing to the costs of such shared facilities. The Company also leases approximately 3,000 square feet of additional laboratory space in Cambridge under a three-year lease.

     The Company leases approximately 7,500 square feet of space in Nottingham, U.K., for use as its European distribution center and a sales office under a lease expiring in February 2009. The Company leases approximately 2,100 square meters of space in Laufelfingen, Switzerland. The Novabiochem brand technology center (including manufacturing facilities) occupies 1,500 square meters of this space under a lease expiring in June 2004. The remaining approximately 600 square meters has been unoccupied since the restructuring of the Company's Swiss operations in 1993, and is under lease until June 2000. The Company also rents space for sales offices in Australia, Japan and Germany on a short-term basis.

     The Company believes that its properties are generally in good condition, are well maintained, and are suitable and adequate to carry on its business.

LEGAL PROCEEDINGS

     The Company is not currently a party to any legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information regarding the Company's executive officers and directors as of June 30, 1996:

           NAME                AGE                                 POSITION
- ---------------------------    ---     -----------------------------------------------------------------
Stelios B. Papadopoulos....    55      Chairman of the Board; Chief Executive Officer and President
James G. Stewart...........    43      Vice President, Administration; Chief Financial Officer and
                                       Secretary
John T. Snow...............    52      Vice President, New Business Development
Ben Matzilevich............    48      Vice President, Market Development -- Niche Applications
Douglas J. Greenwold.......    54      Vice President, Sales and Marketing
Frederick L.                   42      Director
  Bryant(1)(3).............
Joseph P. Landy(1)(3)......    35      Director
S. Joshua Lewis(2).........    34      Director
Robert E. McGill, III(2)...    65      Director

- ---------------
(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

(3) Member of the Stock Option Committee.

     Stelios B. Papadopoulos has served as Chairman of the Board, Chief Executive Officer and President of the Company since January 1993. From June 1992 to December 1992, Mr. Papadopoulos served as President of Fisher Scientific Worldwide Inc. (now Fisher Scientific International Inc.) ("Fisher") and was responsible for the day-to-day operations of Fisher's worldwide organization which provides equipment, laboratory supplies, and various other products to customers in the life sciences research market. From May 1989 to June 1992, Mr. Papadopoulos served as President of Fisher Scientific Company, the principal operating unit of Fisher. Prior to joining Fisher Scientific Company, Mr. Papadopoulos served in a number of companies involved in the life sciences industry including Instrumentation Laboratory and Orion Research.

     James G. Stewart has served as Vice President, Administration, Chief Financial Officer and Secretary of the Company since June 1995. From April 1994 to April 1995, Mr. Stewart served as Vice President -- Finance and Chief Financial Officer of Fightertown Entertainment, Inc., and from October 1988 to April 1994, Mr. Stewart served as Vice President -- Finance and Chief Financial Officer of VERTEQ, Inc. Mr. Stewart is a certified public accountant and a former partner of Arthur Young & Company (now Ernst & Young LLP).

     John T. Snow, Ph.D., has served as Vice President, New Business Development of the Company since March 1992, and was Vice President, Marketing and Sales of the Company from April 1989 until March 1992. Dr. Snow has been employed by the Company and its predecessors in various other capacities since 1975 and is the author and co-author of over 40 published scientific papers.

     Ben Matzilevich has served as Vice President, Market Development -- Niche Applications since joining the Company in April 1995, and has served as General Manager of the Oncogene Research Products business since its acquisition in August 1995. From August 1993 to March 1995, Mr. Matzilevich served as Vice President -- Sales and Marketing with Endogen, Inc., a producer and seller of research products for the study of cytokines. In November 1989, Mr. Matzilevich co-founded Biosource International, Inc., a research products company, and through August 1993, was primarily responsible for day-to-day operations, product development and development of the sales and marketing organization. Prior to founding Biosource, Mr. Matzilevich held various positions at NEN/E. I. du Pont de Nemours and Company and acted as an industry consultant to a number of research products companies serving the life sciences research industry.

     Douglas J. Greenwold has served as Vice President, Sales and Marketing of the Company since January 1994. From 1990 to 1993, Mr. Greenwold was employed in various capacities, including Vice President -- Sales and Marketing, Research Products Americas at Life Technologies, Inc., a supplier of research products to the life sciences research market. Prior to joining Life Technologies, Mr. Greenwold held a number of sales and marketing positions at Survival Technology, Inc., a supplier of cardiac monitoring and drug delivery technologies and Xerox Corporation.

     Frederick L. Bryant has served as a director of the Company since March 1992. Since December 1993, he has been principally employed as a General Partner of ABS Partners, L.P., the general partner of ABS Capital Partners, L.P., a private equity fund. For more than five years prior to that date, he was principally employed as a Managing Director of Alex. Brown & Sons Incorporated, investing private equity funds. Mr. Bryant also serves as a director of Transaction Systems Architects, Inc. and several privately held companies.

     Joseph P. Landy has served as a director of the Company since March 1992. Since January 1994, Mr. Landy has been a Managing Director of E.M. Warburg, Pincus & Co., Inc., where he has been employed in various capacities since 1985. Mr. Landy also serves as a director of Level One Communications, Inc., Nova Corporation and several privately held companies.

     S. Joshua Lewis has served as a director of the Company since June 1995. Mr. Lewis is a Vice President of E.M. Warburg, Pincus & Co., Inc. where he has been employed in various capacities since 1989. Mr. Lewis also serves as a director of Cambridge Neuroscience, Inc.

     Robert E. McGill, III has served as a director of the Company since November 1995. For more than the past five years, Mr. McGill has served as a member of the Board of Managers of seven variable annuity managed separate accounts and a Trustee of five mutual funds sponsored by The Travelers Insurance Company. From 1989 to December 1994, Mr. McGill served as Executive Vice President -- Finance and Administration of The Dexter Corporation, where he also served as a director from 1983 to April 1995. Mr. McGill also serves as a director of Connecticut Surety Corporation and Chemfab Corporation.

     The Company's Board of Directors is currently composed of five directors, one of whom is an employee of the Company. Directors serve until the next annual stockholders' meeting or until their successors have been duly elected and qualified. During 1995, the Board of Directors had six meetings. The Company intends to add an additional independent director with life sciences industry experience.

COMMITTEES OF THE BOARD OF DIRECTORS

     Compensation Committee. The Company has a Compensation Committee consisting of Messrs. Bryant and Landy. The Compensation Committee provides recommendations concerning salaries and incentive compensation for the Company's officers and administers the Company's benefit plans, other than the Stock Option Plan.

     Audit Committee. The Company has an Audit Committee consisting of Messrs. Lewis and McGill. The Audit Committee recommends to the Board of Directors the engagement of the Company's independent public accountants and reviews the scope and results of their audits and other services. The Audit Committee meets with management and with the independent public accountants to review matters relating to the quality of the Company's financial reporting and internal accounting controls, including the nature, extent and results of the audits, proposed changes to the Company's accounting principles and otherwise maintains communications between the independent public accountants and the Board of Directors.

     Stock Option Committee. The Company has a Stock Option Committee consisting of Messrs. Bryant and Landy. The Stock Option Committee determines grants under and otherwise administers the Company's Stock Option Plan.

COMPENSATION OF DIRECTORS

     Directors, other than Warburg's nominees, are reimbursed for expenses incurred in attending meetings of the Board of Directors. In addition, Mr. McGill, who is not an employee and not otherwise affiliated with a principal stockholder of the Company, is paid $500 for each Board of Directors meeting attended. At the time that Mr. McGill joined the Board of Directors, he was granted options to purchase 11,829 shares of Common Stock at an exercise price of $3.38 per share. Additionally, under an agreement with the Company, Mr. McGill from time to time provides certain consulting services for which he is compensated at the rate of $1,000 per day. During 1995, the Company paid Mr. McGill a consulting fee of $1,000.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning compensation of the Company's Chief Executive Officer and the five other most highly compensated executive officers including the Company's former President (collectively, the "Named Executive Officers") for the year ended December 31, 1995.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                                              COMPENSATION
                                                                                 AWARDS
                                                  ANNUAL COMPENSATION         ------------
                                               --------------------------      SECURITIES
                                                           OTHER ANNUAL        UNDERLYING         ALL OTHER
         NAME AND PRINCIPAL POSITION           SALARY($)  COMPENSATION($)      OPTIONS(#)      COMPENSATION($)
- ---------------------------------------------  ---------  ---------------     ------------     ---------------
Stelios B. Papadopoulos (1)
  Chief Executive Officer and President......  $ 204,327     $ 162,640               --           $   2,112
Richard B. Slansky (2)
  President..................................     63,600        93,015               --             147,190
Douglas J. Greenwold (3)
  Vice President, Sales and Marketing........    115,000            --               --               3,352
John T. Snow (4)
  Vice President, New Business Development...    110,021            --               --               3,804
James G. Stewart (5)
  Vice President, Administration, Chief
  Financial Officer and Secretary............     80,865        21,518(6)        47,317              45,471
Ben Matzilevich (7)
  Vice President, Market Development -- Niche
  Applications...............................     87,692            --           23,659                  --

- ---------------

(1) Other annual compensation represents forgiveness of principal and interest related to a note receivable from Mr. Papadopoulos in connection with his purchase of capital stock of the Company pursuant to his employment agreement. Other compensation includes $1,098 in premiums for personal beneficiary life insurance in excess of non-taxable group limits, and $1,014 of Company matching 401(k) contributions.

(2) Resigned from the Company in June 1995. Other annual compensation represents severance pay. Other compensation includes $144,460 of compensation from exercise of non-qualified stock options and $2,730 of Company matching 401(k) contributions.

(3) Other compensation includes $580 in premiums for personal beneficiary life insurance in excess of non-taxable group limits and $2,772 of Company matching 401(k) contributions.

(4) Other compensation includes $1,035 in premiums for personal beneficiary life insurance in excess of non-taxable group limits and $2,769 of Company matching 401(k) contributions.

(5) Joined the Company in June 1995. Other compensation includes $39,231 relocation expense reimbursement, $4,680 of premiums for personal beneficiary life insurance in excess of non-taxable group limits and $1,560 of Company matching 401(k) contributions.

(6) Represents tax reimbursement payments related to relocation.

(7) Joined the Company in April 1995.

     The following table summarizes the number of shares and the terms of stock options granted to the Named Executive Officers in 1995:

               OPTION GRANTS DURING YEAR ENDED DECEMBER 31, 1995

                                                                                                POTENTIAL REALIZABLE
                                                                                                  VALUE AT ASSUMED
                                                                                                ANNUAL RATES OF STOCK
                                    NUMBER OF     % OF TOTAL                                     PRICE APPRECIATION
                                    SECURITIES     OPTIONS                                           FOR OPTION
                                    UNDERLYING    GRANTED TO                                        TERM($)(2)(3)
                                     OPTIONS     EMPLOYEES IN   EXERCISE PRICE   EXPIRATION     ---------------------
               NAME                 GRANTED(#)   FISCAL YEAR     ($/SHARE)(1)       DATE          5%           10%
- ----------------------------------  ----------   ------------   --------------   ----------     -------      --------
James G. Stewart..................    47,317        46.5%            $.42          6/12/00      $ 5,526      $ 12,210
Ben Matzilevich...................    23,659         23.3             .42          7/03/00        2,763         6,105

- ---------------

(1) The exercise price of options is equal to 100% of the fair market value of the Common Stock as determined by the Company's Board of Directors on the date of grant.

(2) The options have a five-year term, subject to earlier termination under certain circumstances.

(3) The potential realizable value is calculated based on the term of the option at its time of grant and is calculated by assuming that the stock price on the date of grant as determined by the Board of Directors appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated price. The 5% and 10% assumed rates of appreciation are derived from the rules of the Securities and Exchange Commission (the "Commission") and do not represent the Company's estimate or projection of the future market price of the Common Stock.

     The following table summarizes options exercised in 1995 by the Named Executive Officers, the number of unexercised options held by the Named Executive Officers at the end of 1995, and their value at that date if they were in-the-money.

       AGGREGATED 1995 OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

                                                                     NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                     UNDERLYING OPTIONS AT        IN-THE-MONEY OPTIONS AT
                                 SHARES                              DECEMBER 31, 1995(#)         DECEMBER 31, 1995($)(1)
                                ACQUIRED                          ---------------------------   ---------------------------
           NAME              ON EXERCISE(#)   VALUE REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- ---------------------------  --------------   -----------------   -----------   -------------   -----------   -------------
Stelios B. Papadopoulos....          --                  --          55,124         55,124       $ 167,061      $ 167,061
Richard B. Slansky.........      47,696           $ 144,460              --             --              --             --
Douglas J. Greenwold.......          --                  --          18,927         28,390          57,360         86,040
John T. Snow...............          --                  --              --          6,624              --         20,076
James G. Stewart...........          --                  --              --         47,317              --        143,400
Ben Matzilevich............          --                  --              --         23,659              --         71,700

- ---------------

(1) Based on a value of $3.45 per share, the fair market value on December 31, 1995 as determined by the Board of Directors.

EMPLOYMENT AGREEMENTS

     The Company has employment agreements with Messrs. Papadopoulos and Matzilevich currently providing for their employment at annual base salaries of $225,000 and $124,000, respectively. Mr. Papadopoulos' employment agreement provides that the Board of Directors will review his compensation at least once each year and award such bonuses and effect such increases in base salary as the Board of Directors, in its sole discretion, determines are merited, based upon his performance and consistent with the Company's compensation policies. Mr. Matzilevich's employment agreement provides that in addition to any annual adjustment made to his salary, he is eligible for a bonus up to 35% of base salary, based on the achievement of certain agreed-upon objectives. In addition, both of these executives may participate in such fringe benefits as are generally provided to the Company's executives.

     Unless terminated earlier in accordance with their respective terms, Mr. Papadopoulos' employment agreement terminates on January 4, 1998, and Mr. Matzilevich's employment agreement terminates on April 3, 1998. In addition, each of these agreements provides that the Company and the executive will, not later than

90 days prior to the termination thereof, begin to negotiate in good faith the terms of any extension of the employment agreement.

     If Mr. Papadopoulos' employment is terminated without cause, if there is a material change in his duties, or if the Company does not offer to continue his employment with the Company after the agreement's expiration at a base salary at least equal to his then most recent salary, Mr. Papadopoulos will be entitled to receive salary continuation pay for the 12-month period from the date of such termination equal to his base salary under the terms of his employment agreement. In addition, Mr. Papadopoulos' employment agreement provides that upon such a termination, any options to purchase Common Stock then held by him will become exercisable to the full extent that they would otherwise have become exercisable on January 4, 1998, without regard to certain restrictions or deferrals of the right to exercise such options. In the event that Mr. Matzilevich is terminated without cause, he will be entitled to continue to receive compensation under his employment agreement for the remainder of its term.

     The Company maintains $1.0 million of key man life insurance on the lives of Messrs. Papadopoulos and Matzilevich and Dr. Snow, naming the Company as beneficiary.

     Although not parties to employment agreements with the Company, Messrs. Stewart and Greenwold and Dr. Snow are eligible for incentive bonuses up to approximately 35% of their base salaries, based on the achievement of certain agreed-upon objectives, and are eligible for severance payments up to six months of their base salary in the event they are terminated without cause.

STOCK OPTION PLAN

     The Stock Option Plan, including all amendments, has been adopted by the Board of Directors and approved by the Company's stockholders. The Stock Option Plan authorizes the grant of both incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonqualified stock options ("NQSOs") to key employees, officers, directors and consultants of the Company and its subsidiaries. ISOs, however, may only be granted to participants who are employees of the Company or its subsidiaries. Options to purchase an aggregate of 835,000 shares of Common Stock are authorized under the Stock Option Plan. As of July 17, 1996, 78,073 ISOs and 315,841 NQSOs were outstanding under the Stock Option Plan, and 359,559 shares were available for future awards.

     The Stock Option Plan is presently administered by a committee (the "Stock Option Committee") appointed by the Board of Directors. The Stock Option Committee has the discretion to determine the key employees, officers, directors and consultants to whom options are granted and the terms of such options, including the exercise price, vesting provisions and expiration date. The minimum exercise price for ISOs, however, must be the fair market value of the Common Stock on the date of grant, as determined by the Company's Board of Directors. No options may be granted with a term longer than ten years.

     All options granted under the Stock Option Plan are evidenced by a written option agreement between the option holder and the Company. Option holders have no voting, dividend or other rights of stockholders with respect to shares of Common Stock covered by their options prior to exercising such options and becoming the holders of record of shares of Common Stock.

     The Board of Directors may at any time terminate the Stock Option Plan or from time to time make such modifications or amendments to the Stock Option Plan as it may deem advisable; provided that the Board of Directors may not, without the approval of the Company's stockholders, increase the maximum number of shares of Common Stock for which options may be granted under the Stock Option Plan.

     Federal Tax Consequences. Set forth below is a brief description of the federal income tax consequences applicable to ISOs and NQSOs granted under the Stock Option Plan.

     ISOs. No taxable income is realized by the option holder upon the grant or exercise of an ISO. If Common Stock is issued to an option holder pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such option holder within the earlier of two years after the date of grant or within one year after the exercise of such options, then (i) upon the sale of such shares of Common Stock, any amount realized in excess of the option price will be taxed to such option holder as a long-term capital gain and any loss sustained will be taxed to such option holder as a long-term capital loss, and (ii) no deduction will be allowed to the Company for federal income tax purposes.

     If the Common Stock acquired upon the exercise of an ISO is disposed of prior to the expiration of either holding period described above, then generally
(i) the option holder will realize ordinary income in the year of disposition in an amount equal to the excess, if any, of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares) over the option price paid for such shares, and (ii) the Company will be entitled to deduct the same amount as compensation expense for federal income tax purposes. Any further gain (or loss) realized by the option holder will be taxed as short-term or long-term capital gain (or loss), as the case may be, and will not result in any deduction by the Company.

     NQSOs. With respect to NQSOs, (i) no income is realized by the option holder at the time the option is granted, (ii) generally, upon exercise, ordinary income is realized by the option holder in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise, and the Company is generally entitled to a federal income tax deduction in the same amount as compensation expense, subject to applicable withholding requirements and (iii) at sale, appreciation (or depreciation) after the date of exercise is treated as either short-term or long-term capital gain (or loss), depending on how long the shares have been held.

     The foregoing summary with respect to federal income taxation does not purport to be complete and reference is made to the applicable provisions of the Code.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No officer or employee of the Company currently serves as a member of the Compensation Committee. Messrs. Landy and Bryant, the current members of the Compensation Committee, have in the past served as officers of the Company, including, in the case of Mr. Landy, during fiscal 1995. Messrs. Landy and Bryant may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), in an indeterminate portion of the securities of the Company beneficially owned by Warburg and ABS, respectively. See "Principal Stockholders" and "Certain Transactions -- Acquisition of the Company."

LIMITATIONS ON DIRECTORS' AND OFFICERS' LIABILITY

     The Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, the Company's directors shall not be personally liable to the Company and its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability for (i) breach of the directors' and officers' duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law,
(iii) the unlawful payment of a dividend or unlawful stock purchase or redemption and (iv) any transaction from which the director derives an improper personal benefit. Delaware law does not permit a corporation to eliminate a director's duty of care, and this provision of the Company's Certificate of Incorporation has no effect on the availability of equitable remedies, such as injunction or rescission, based upon a director's breach of the duty of care.

     In addition, the Company's Certificate of Incorporation and By-Laws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law. The Company has entered into indemnification agreements with certain of its directors and officers pursuant to which the Company provides indemnification and contribution against expenses and losses incurred for claims brought against them by reason of their being a director or officer of the Company. Members of the Stock Option Committee are also indemnified by the Company in connection with their administration of the Stock Option Plan.

     The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors and officers.

                              CERTAIN TRANSACTIONS

     The following is a summary of certain transactions among the Company and its directors, executive officers and principal stockholders:

CONVERSION OF SERIES A CONVERTIBLE PREFERRED STOCK AND EXCHANGE OF SERIES B PREFERRED STOCK

     The Company has agreed with Warburg that upon consummation of the offering of Common Stock, Warburg will convert its 4,001 shares of Series A Convertible Preferred Stock into 788,814 shares of Class A Common Stock. Promptly after such conversion, Warburg will, in turn, make the requisite certification required under the Certificate of Incorporation regarding its share ownership to the Company and will convert such shares of Class A Common Stock into Common Stock. See "Description of Capital Stock."

     The Company has agreed with the holders of the Series B Preferred Stock that upon consummation of this offering, each share of Series B Preferred Stock will be exchanged for that number of shares of Common Stock as will be equal to the liquidation preference of a share of Series B Preferred Stock ($100) divided by the initial public offering price of the Common Stock set forth on the cover page of this Prospectus. As as a result, at an assumed public offering price of $13.00 per share of Common Stock, all of the shares of Series B Preferred Stock will be converted into an aggregate of 1,380,215 shares. Warburg, ABS, Mr. Papadopoulos and Dr. Snow are the holders of the Series B Preferred Stock, holding 124,023 shares, 50,356 shares, 4,377 shares and 672 shares, respectively and will, accordingly, be issued 954,023, 387,354, 33,669 and 5,169 shares of Common Stock, respectively, upon such exchange.

ACQUISITION OF THE COMPANY

     In March 1992, the Company acquired all of the issued and outstanding capital stock, together with certain bank and intercompany indebtedness, of the Company's subsidiaries from Biodor Holding AG, Ixora Holding AG and Biodor US Holding Corporation. Warburg, ABS and certain current and former employees of the Company provided the principal equity financing for these acquisitions by purchasing from the Company 1,012,984 shares of Common Stock at $.42 per share, 4,001 shares of Series A Convertible Preferred Stock at $100 per share and 178,166 shares of Series B Preferred Stock at $100 per share, representing a total investment of approximately $18.6 million. In addition, these investors received certain registration rights. See "Description of Capital
Stock -- Registration Rights."

TRANSACTIONS WITH OFFICERS

     On January 4, 1993, Mr. Papadopoulos, the Company's Chairman of the Board, Chief Executive Officer and President, purchased 44,100 shares of Common Stock at $.42 per share and 4,377 shares of Series B Preferred Stock at $100 per share, in exchange for $4,000 and a $452,000 promissory note. The Company has granted Mr. Papadopoulos certain registration rights for such shares of Common Stock. See "Description of Capital Stock -- Registration Rights." This unsecured note bore interest at the rate of 8% per annum and matured on January 4, 1996. In accordance with the terms of the note, as a result of Mr. Papadopoulos' continued employment with the Company, one-third of the principal amount, together with accrued interest, was forgiven on each of the first three anniversaries of the note.

     Effective June 9, 1995, Richard B. Slansky, the former President and Chief Operating Officer of the Company, resigned to pursue other business opportunities. In connection therewith, the Company and Mr. Slansky entered into an agreement which provided for the payment to Mr. Slansky of six months severance pay and also provided for the sale by Mr. Slansky to the Company of 59,726 shares of Common Stock at a price of approximately $3.45 per share and 1,199 shares of Series B Preferred Stock at a price of $100 per share.

     On January 31, 1996, Mr. Matzilevich, the Company's Vice President, Market Development-Niche Applications, purchased 28,390 shares of Common Stock at $3.38 per share from the Company in exchange for a $96,000 promissory note. The note bears interest at the rate of 5.65% per annum, matures on January 31, 1998, and is secured by such shares of Common Stock. The Company has granted Mr. Matzilevich certain registration rights for such shares of Common Stock. See "Description of Capital Stock -- Registration Rights."

                             PRINCIPAL STOCKHOLDERS

     The following table presents certain information regarding beneficial ownership of the Company's Common Stock as of June 30, 1996, by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each Named Executive Officer and (iv) all directors and executive officers as a group. Unless otherwise indicated, each person in the table has sole voting and investment power as to the shares shown.

                                                            SHARES OF COMMON STOCK                  SHARES OF COMMON STOCK
                                                           BENEFICIALLY OWNED PRIOR                   BENEFICIALLY OWNED
                                                                TO OFFERING(1)                        AFTER OFFERING(2)
                                                     -------------------------------------   ------------------------------------
                       NAME                                  NUMBER             PERCENT             NUMBER             PERCENT
- ---------------------------------------------------  ----------------------   ------------   ---------------------   ------------
Warburg, Pincus Investors, L.P. (3)................           618,901             49.9%            2,210,324            45.5%
  466 Lexington Avenue
  New York, New York 10017
ABS MB (C-N) Limited Partnership II (4)............           507,342             46.6               894,696             18.4
  135 East Baltimore Street
  Baltimore, Maryland 21202
Stelios B. Papadopoulos (5)
  10394 Pacific Center Court
  San Diego, California 92121......................           126,786             10.8               160,455              3.2
James G. Stewart (6)...............................             9,463                *                 9,463                *
John T. Snow (7)...................................            33,221              3.0                38,390                *
Ben Matzilevich (8)................................            33,122              3.0                33,122                *
Douglas J. Greenwold (6)...........................            18,927              1.7                18,927                *
Frederick L. Bryant (9)............................           507,342             46.6               894,696             18.4
Joseph P. Landy (10)...............................           618,901             49.9             2,210,324             45.5
S. Joshua Lewis....................................                --               --                    --               --
Robert E. McGill, III..............................                --               --                    --               --
Richard B. Slansky.................................                --               --                    --               --
Directors and Executive Officers as a group (10
  persons) (11)....................................         1,347,762             99.0             3,365,377             67.6

- ---------------
 *  Less than 1%.

 (1) Prior to giving effect to the conversion of the outstanding shares of Series A Convertible Preferred Stock into shares of Class A Common Stock and the exchange of the outstanding shares of Series B Preferred Stock for shares of Common Stock.

 (2) Gives effect to the conversion of all outstanding shares of Series A Convertible Preferred Stock into an aggregate of 788,814 shares of Class A Common Stock and the subsequent conversion into an equal number of shares of Common Stock, and the exchange of all outstanding shares of Series B Preferred Stock, based upon an assumed initial public offering price of $13.00 per share, for an aggregate of 1,380,215 shares of Common Stock.

 (3) The sole general partner of Warburg is Warburg, Pincus & Co., a New York general partnership ("WP"). Lionel I. Pincus is the managing partner of WP and may be deemed to control it. E.M. Warburg, Pincus & Company, a New York general partnership that has the same partners as WP ("E.M. Warburg"), manages Warburg. WP has a 20% interest in the profits of Warburg and, through its wholly owned subsidiary, E.M. Warburg, Pincus & Co., Inc. ("EMW"), owns 1.13% of the limited partnership interests in Warburg. Mr. Landy, a director of the Company, is a Managing Director of EMW and a general partner of WP and E.M. Warburg. As such, Mr. Landy may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act) in an indeterminate portion of the shares of Common Stock beneficially owned by Warburg, EMW and WP. See Note (10) below. Shares beneficially owned prior to the offering includes 151,414 shares of Common Stock which may be acquired upon the conversion of shares of Series A Convertible Preferred Stock into Class A Common Stock and the subsequent conversion into Common Stock.

 (4) The general partner of ABS is ABS MB Ltd. ("ABS Ltd."). Mr. Bryant, a director of the Company, is a Vice President and a director of ABS Ltd. As such, Mr. Bryant may be deemed to share voting and investment power over the shares of Common Stock owned by ABS. Additionally, Mr. Bryant is a direct and indirect limited partner of ABS, and as such, may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act) in an indeterminate portion of the shares of Common Stock beneficially owned by ABS and ABS Ltd. See Note (9) below.

 (5) Includes 82,686 shares of Common Stock which may be acquired pursuant to stock options exercisable within 60 days of June 30, 1996.

 (6) Represents shares of Common Stock which may be acquired pursuant to stock options exercisable within 60 days of June 30, 1996.

 (7) Includes 6,624 shares of Common Stock which may be acquired pursuant to stock options exercisable within 60 days of June 30, 1996.

 (8) Includes 4,732 shares of Common Stock which may be acquired pursuant to stock options exercisable within 60 days of June 30, 1996.

 (9) All of the shares of Common Stock indicated as owned by Mr. Bryant are owned directly by ABS and are included because of Mr. Bryant's affiliation with ABS and ABS Ltd. Mr. Bryant disclaims "beneficial ownership" of these shares within the meaning of Rule 13d-3 under the Exchange Act, except to the extent of his indirect pecuniary interest. See Note (4).

(10) All of the shares of Common Stock indicated as owned by Mr. Landy are owned directly by Warburg and are included because of Mr. Landy's affiliation with Warburg, WP and E.M. Warburg. Mr. Landy disclaims "beneficial ownership" of these shares within the meaning of Rule 13d-3 under the Exchange Act, except to the extent of his indirect pecuniary interest. See Note (3).

(11) Includes shares of Common Stock which may be acquired within 60 days of June 30, 1996. See Notes (3), (5), (6), (7) and (8).

                          DESCRIPTION OF CAPITAL STOCK

     The following summary does not purport to be complete and is subject to, and qualified in its entirety by, the Certificate of Incorporation and the By-Laws, which are included as exhibits to the registration statement of which this Prospectus forms a part, and by the provisions of applicable law. The Company intends to file an amended and restated certificate of incorporation immediately following the consummation of the offering to eliminate the Series A Convertible Preferred Stock and Series B Preferred Stock. Upon the consummation of this offering and following such amendment and restatement, the authorized capital stock of the Company will consist of 30,000,000 shares of Common Stock, par value $.01 per share, 800,000 shares of Class A Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock").

COMMON STOCK

     As of June 30, 1996, there were 1,087,875 shares of Common Stock outstanding held of record by 19 persons. Upon the consummation of the offering of shares of Common Stock offered hereby, there will be 4,856,905 shares of Common Stock outstanding (5,096,905 shares if the Underwriters' over-allotment option is exercised in full), including 1,380,215 shares of Common Stock issuable upon the exchange of the outstanding shares of Series B Preferred Stock, and 788,814 shares of Common Stock issuable upon conversion of the shares of Class A Common Stock. An aggregate of 393,914 shares of Common Stock are issuable upon the exercise of outstanding stock options and 359,559 shares of Common Stock are reserved for future issuance under the Company's Stock Option Plan.

     Holders of Common Stock are entitled to one vote per share in all matters to be voted on by the stockholders of the Company and do not have cumulative voting rights. Subject to preferences that may be applicable to any Preferred Stock outstanding at the time, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of the Company's liabilities and the liquidation preference, if any, of any outstanding Preferred Stock. Holders of shares of Common Stock have no preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares offered by the Company in this offering will be, when issued and paid for, fully paid and non-assessable. The rights, preferences and privileges of holders of Common Stock are, subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

CLASS A COMMON STOCK

     Following the conversion of all outstanding shares of Series A Convertible Preferred Stock upon the consummation of this offering, there will be 788,814 shares of Class A Common Stock outstanding, all shares of which will be held by Warburg. Except as otherwise provided by law, the holders of the Class A Common Stock are not entitled to notice of, or to vote at, any meeting of the stockholders of the Company nor to vote upon any matter relating to the business or affairs of the Company. The dividend, liquidation and other rights of the Class A Common Stock are identical to those of the Common Stock. Each share of Class A Common Stock is convertible into one share of Common Stock at any time provided that either (i) the holder thereof is not Warburg or any affiliate, or
(ii) upon such conversion and after giving effect thereto, such holder and all affiliates will collectively own beneficially and of record no more than 50% of the then outstanding shares of Common Stock. Warburg is expected to be able to certify to the Company that it meets the latter requirement and, accordingly, will convert all of its shares of Class A Common Stock into an equal number of shares of Common Stock. The Company does not presently intend to issue any additional shares of its Class A Common Stock following such conversion.

PREFERRED STOCK

     As of the date of this Prospectus, there were no outstanding shares of Preferred Stock, other than the 4,001 shares of Series A Convertible Preferred Stock and the 179,428 shares of Series B Preferred Stock, all of the shares of which will be converted or exchanged for Class A Common Stock or Common Stock upon the consummation of the offering. Following the conversion of all outstanding shares of Series A Convertible Preferred Stock and the exchange of all outstanding shares of Series B Preferred Stock, in each case upon the consummation of this offering, there will be no shares of Series A Convertible Preferred Stock or Series B Preferred Stock outstanding. See "Certain Transactions -- Conversion of Series A Convertible Preferred Stock and Exchange of Series B Preferred Stock."

     The Board of Directors will have the authority, without any further vote or action by the stockholders, to provide for the issuance of up to 5,000,000 shares of Preferred Stock from time to time in one or more series with such designations, rights, preferences and limitations as the Board of Directors may determine, including the consideration received therefor. The Board also will have the authority to determine the number of shares comprising each series, dividend rates, redemption provisions, liquidation preferences, sinking fund provisions, conversion rights and voting rights without approval by the holders of the Common Stock. Although it is not possible to state the effect that any issuance of Preferred Stock might have on the rights of holders of Common Stock, the issuance of Preferred Stock may have one or more of the following effects:
(i) restriction of Common Stock dividends if Preferred Stock dividends have not been paid, (ii) dilution of the voting power and equity interest of holders of Common Stock to the extent that any series of Preferred Stock has voting rights or is convertible into Common Stock or (iii) prevention of current holders of Common Stock from participating in the Company's assets upon liquidation until any liquidation preferences granted to holders of Preferred Stock are satisfied. In addition, the issuance of Preferred Stock may, under certain circumstances, have the effect of discouraging a change in control of the Company by, for example, granting voting rights to holders of Preferred Stock that require approval by the separate vote of the holders of Preferred Stock for any amendment to the Certificate of Incorporation or for any reorganization, consolidation, merger or other similar transaction involving the Company. As a result, the issuance of such Preferred Stock may discourage bids for the Common Stock at a premium over the market price therefor, and could have a materially adverse effect on the market value of the Common Stock. See "Risk
Factors -- Anti-Takeover Effects of Certificate of Incorporation and Delaware Law."

WARRANT

     As of the date of this Prospectus, there was an outstanding warrant to purchase 3,028 shares of Common Stock (subject to adjustment upon certain dilutive events) at an exercise price of $1.06 per share (the "Warrant"). The Warrant is currently exercisable in whole or in part, and expires on July 28, 2000. The holder or holders of the shares of Common Stock issuable upon exercise of the Warrant are entitled to certain registration rights. See
" -- Registration Rights."

REGISTRATION RIGHTS

     Holders of 3,211,179 shares of Common Stock (the "Registrable Securities") are entitled to certain rights with respect to the registration of such shares under the Securities Act. In the event that the Company proposes to register any of its securities under the Securities Act for its own account or otherwise on a form which permits the registration of such Registrable Securities (other than Form S-4 or Form S-8 or their successor forms), such holders are entitled to include their Registrable Securities in such registrations, subject to certain conditions and limitations. These limitations include the right of the managing underwriter of any such offering to exclude some of the Registrable Securities from such registration if it determines that marketing forces require a limitation on the number of shares to be underwritten. All holders of registration rights have waived their rights to register shares in connection with this offering.

     The holder or holders of in excess of 50% of the Registrable Securities then outstanding are also entitled to request that the Company register at least 20% (or a lesser percent under certain circumstances) of the Registrable Securities then outstanding ("Demand Registrations"), subject to certain limitations. The Company is not obligated to effect more that three Demand Registrations, and generally will bear all expenses incurred in connection with the registration of Registrable Securities, other than underwriting discounts and commissions. In addition, the holder or holders of shares of the 3,028 shares of Common Stock issuable upon exercise of the Warrant may include their shares in Company-initiated registrations or Demand Registrations by other holders of Registrable Securities.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Under Section 203, certain "business combinations" between a Delaware corporation whose stock is publicly traded or held of record by more than 2,000 stockholders and an "interested stockholder" are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless (i) the corporation has elected in its original certificate of incorporation not to be governed by Section 203 (the Company did not make such an election), (ii) the business combination was approved by the Board of Directors of the corporation before the other party to the business combination became an interested stockholder, (iii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan) or (iv) the business combination was approved by the Board of Directors of the corporation and ratified by two-thirds of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an "interested stockholder," transactions with an "interested stockholder" involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an "interested stockholder's" percentage ownership of stock. The term "interested stockholder" is defined generally as a stockholder who, together with its affiliates and associates, owns (or, within three years prior, did own) 15% or more of a Delaware corporation's voting stock. Section 203 could prohibit or delay a merger, takeover or other change in control of the Company and therefore could discourage attempts to acquire the Company.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is Chase Mellon Shareholder Services.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, the Company will have outstanding 4,856,905 shares of Common Stock (assuming no exercise of the Underwriters over-allotment option). Of these shares, 1,600,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act unless purchased by "affiliates" of the Company as that term is defined under Rule 144 promulgated under the Securities Act ("Rule 144"). The remaining 3,256,905 shares outstanding upon completion of this offering will be "restricted securities" as that term is defined under Rule 144 (the "Restricted Shares"). The Company's directors, executive officers and principal stockholders, who in the aggregate hold approximately 3,242,945 shares of Common Stock, have agreed not to sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of UBS Securities LLC. See "Underwriting." The number of shares of Common Stock available for sale in the public market is further limited by restrictions under the Securities Act.

     Upon completion of this offering, in addition to the 1,600,000 shares offered hereby, approximately 8,043 shares of Common Stock held by current stockholders will be eligible for immediate sale. Upon expiration of the 180-day Lock-up Period, and subject to the limitations imposed by Rule 144, 3,130,162 shares of Common Stock held by the Company's directors, executive officers and principal stockholders will be eligible for immediate sale. Promptly after the completion of the offering, the Company intends to file a registration statement on Form S-8 under the Securities Act covering approximately 393,914 shares of Common Stock reserved for issuance pursuant to stock options outstanding as of June 30, 1996, and 359,559 shares of Common Stock reserved for future issuance under the Stock Option Plan. See "Management -- Stock Option Plan." Such registration statement will automatically become effective upon filing. Accordingly, shares registered thereunder will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market, except to the extent that such shares are subject to vesting restrictions or certain contractual restrictions on sale or transfer. Holders of options to purchase 246,995 shares have agreed not to sell or otherwise transfer shares obtained upon exercise of such options during the Lock-Up Period, 161,824 of which will be exercisable upon the expiration of such Lock-Up Period.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years, including persons who may be deemed affiliates of the Company, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the number of shares of Common Stock then outstanding or the average weekly trading volume of the Common Stock as reported by the Nasdaq National Market during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner-of-sale provisions and notice requirements and to the availability of current public information about the Company. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned for at least three years the shares proposed to be sold, would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above.

     The Commission has proposed certain amendments to Rule 144 that would reduce by one year the holding periods required for shares subject to Rule 144 to become eligible for resale in the public market. This proposal, if adopted, would accelerate by one year the dates on which shares of Common Stock will become eligible for resale described above. No assurance can be given concerning whether or when the proposal will be adopted by the Commission.

     After this offering, subject to the lock-up agreements described above, holders of 3,211,179 shares of Common Stock, or their transferees, and the holder or holders of the 3,028 shares of Common Stock issuable upon exercise of the Warrant, are entitled to certain rights with respect to the registration of such shares under the Securities Act. Registration of such shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act (except for shares purchased by affiliates) immediately upon the effectiveness of such registration. See "Description of Capital Stock -- Registration Rights."

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the underwriters named below (the "Underwriters"), for whom UBS Securities LLC and Dain Bosworth Incorporated are acting as representatives (the
"Representatives"), have agreed to purchase from the Company the following respective number of shares of Common Stock:

                                   UNDERWRITERS                               SHARES
        ------------------------------------------------------------------  ----------
        UBS Securities LLC................................................
        Dain Bosworth Incorporated........................................

                                                                               -------
          Total...........................................................   1,600,000
                                                                               =======

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company and its counsel. The nature of the Underwriters' obligation is such that they are committed to purchase all shares of Common Stock offered hereby if any such shares are purchased. The Underwriting Agreement contains certain provisions whereby if any underwriter defaults in its obligation to purchase shares, and the aggregate obligations of the Underwriters so defaulting do not exceed 10% of the shares offered hereby, the remaining Underwriters, or some of them, must assume such obligations.

     The Representatives have advised the Company that the Underwriters propose to offer the shares of Common Stock directly to the public at the offering price set forth on the cover page of this Prospectus, and to certain dealers at such
price less a concession not in excess of $          per share. The Underwriters
may allow and such dealers may reallow a concession not in excess of $ per share to certain other dealers. After the public offering of the shares of Common Stock, the offering price and other selling terms may be changed by the Underwriters.

     The Company has granted to the Underwriters an option, exercisable no later than 30 days after the date of this Prospectus, to purchase up to 240,000 additional shares of Common Stock to cover over-allotments, if any, at the public offering price set forth on the cover page of this Prospectus, less the underwriting discounts and commissions. To the extent that the Underwriters exercise this option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the table above bears to the total number of shares of Common Stock offered hereby. The Company will be obligated, pursuant to the option, to sell such shares to the Underwriters.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

     The executive officers, directors, and principal stockholders of the Company who beneficially own an aggregate of 3,365,466 shares of Common Stock outstanding immediately prior to this offering have agreed that they will not, without the prior written consent of UBS Securities LLC, offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock owned by them for a period of 180 days after the date of this Prospectus. The Company has agreed that it will not, without the prior written consent of

UBS Securities LLC, offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock for a period of 180 days after the date of this Prospectus, except that the Company may grant additional options under the Stock Option Plan, or issue shares upon the exercise of stock options.

     The Representatives have informed the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     At the request of the Company, the Underwriters have reserved up to 80,000 shares of Common Stock for sale at the public offering price, less underwriting discounts and commissions, to certain officers, directors, employees and other persons designated by the Company. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.

     Prior to this offering, there has been no public market for the Common Stock. The initial public offering price was determined through negotiations among the Company and the Representatives. Among the factors considered in determining the initial public offering price, in addition to prevailing market and economic conditions, were certain financial information of the Company, the history of, and the prospects for, the Company and the industry in which it competes, an assessment of the Company's management, its past and present operations, the prospects, and timing of, future revenues of the Company, the present stage of the Company's development and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to the Company. The initial public offering price set forth on the cover page of this Prospectus should not, however, be considered an indication of the actual value of the Common Stock. Such price is subject to change as a result of market conditions and other factors. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to this offering at or above the initial offering price.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Willkie Farr & Gallagher, New York, New York. Certain legal matters relating to this offering will be passed upon for the Underwriters by Cooley Godward Castro Huddleson & Tatum, San Diego, California.

                                    EXPERTS

     The financial statements of CN Biosciences, Inc. at December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The Company acquired the Oncogene Research Products business effective August 1, 1995, in a business combination which has been accounted for as a purchase. The financial statements of the Oncogene Research Products business for each of the two years ended September 30, 1993 and 1994 and the ten-month period ended July 31, 1995 appearing in this Prospectus and Registration Statement have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             CHANGE IN ACCOUNTANTS

     At a meeting held on November 10, 1995, the Audit Committee recommended, and the Board of Directors approved, the engagement of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1995. Prior to the engagement of Ernst & Young LLP, Coopers & Lybrand L.L.P. served as independent auditors of the Company.

     The reports of Coopers & Lybrand L.L.P. on the Company's financial statements for the years ended December 31, 1993 and 1994 did not contain adverse opinions or disclaimers of opinions and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

     In connection with the audit of the Company's financial statements for the fiscal years ended December 31, 1993 and 1994, there were no disagreements with Coopers & Lybrand L.L.P. on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction Coopers & Lybrand L.L.P., would have caused Coopers & Lybrand L.L.P. to make a reference to the matter in their report.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission under the Securities Act a Registration Statement on Form S-1 with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement in accordance with the rules and regulations of the Commission. For further information pertaining to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices located in New York at Seven World Trade Center, New York, New York 10007 and in Chicago at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60611. Copies of such material can be obtained from the public reference section of the Commission at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the Registration Statement may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

                         INDEX TO FINANCIAL STATEMENTS

CN BIOSCIENCES, INC.
Report of Independent Auditors.......................................................  F-2
Consolidated Balance Sheets as of December 31, 1994 and 1995 and June 30, 1996
  (Unaudited)........................................................................  F-3
Consolidated Statements of Operations for each of the three years in the period ended
  December 31, 1995 and the six months ended June 30, 1995 and 1996 (Unaudited)......  F-4
Consolidated Statements of Stockholders' Equity for each of the three years in the period ended December 31, 1995 and the six months ended June 30, 1996
  (Unaudited)........................................................................  F-5
Consolidated Statements of Cash Flows for each of the three years in the period ended
  December 31, 1995 and the six months ended June 30, 1995 and 1996 (Unaudited)......  F-6
Notes to Consolidated Financial Statements...........................................  F-7
ONCOGENE SCIENCE, INC. RESEARCH PRODUCTS BUSINESS (A BUSINESS SECTOR OF ONCOGENE
  SCIENCE, INC.)
Report of Independent Auditors.......................................................  F-20
Statements of Operations for the years ended September 30, 1993 and 1994 and the ten months ended July 31, 1995.........................................................  F-21
Notes to Financial Statements........................................................  F-22
CN BIOSCIENCES, INC. PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENT (UNAUDITED)....  F-24

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
CN Biosciences, Inc.

     We have audited the accompanying consolidated balance sheets of CN Biosciences, Inc. as of December 31, 1994 and 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CN Biosciences, Inc. at December 31, 1994 and 1995 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

                                          --------------------------------------
                                          ERNST & YOUNG LLP

San Diego, California
July 16, 1996

                              CN BIOSCIENCES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                                          PRO FORMA
                                                                                        STOCKHOLDERS'
                                                                                          EQUITY AT
                                                    DECEMBER 31,           JUNE 30,       JUNE 30,
                                              -------------------------   -----------   -------------
                                                 1994          1995          1996           1996
                                              -----------   -----------   -----------   -------------
                                                                                  (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................  $   935,000   $ 1,203,000   $ 1,118,000
  Accounts receivable, trade, net of
     allowance for doubtful accounts of
     $589,000 in 1994, $472,000 in 1995 and
     $428,000 in 1996 (unaudited)...........    3,264,000     4,099,000     4,761,000
  Inventories...............................   12,292,000    14,443,000    14,372,000
  Other current assets......................      489,000       476,000       903,000
                                              -----------   -----------   -----------
Total current assets........................   16,980,000    20,221,000    21,154,000
Property and equipment, net.................    3,655,000     4,030,000     3,838,000
Intangible assets, net......................    2,096,000     6,067,000     5,874,000
Other assets................................      764,000       879,000     1,362,000
                                              -----------   -----------   -----------
Total assets................................  $23,495,000   $31,197,000   $32,228,000
                                              ===========   ===========   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Borrowings under lines of credit..........  $   569,000   $        --   $        --
  Accounts payable, trade...................    1,114,000     1,491,000     1,550,000
  Accrued expenses..........................      665,000     1,556,000     1,596,000
  Other current liabilities.................    1,115,000       583,000     1,305,000
  Current portion of long-term debt.........      500,000     1,167,000     1,417,000
                                              -----------   -----------   -----------
Total current liabilities...................    3,963,000     4,797,000     5,868,000
Long-term debt, net of current portion......    1,667,000     7,000,000     6,750,000
Other liabilities...........................    1,599,000     1,601,000     1,451,000
                                              -----------   -----------   -----------
Total liabilities...........................    7,229,000    13,398,000    14,069,000
                                              -----------   -----------   -----------
Commitments
Stockholders' equity:
  Preferred stock, various par values;
     5,205,000 shares authorized, 184,628
     shares in 1994 and 183,429 in 1995 and
     1996 issued and outstanding............   18,463,000    18,343,000    18,343,000    $         --
  Common stock, $.01 par value; 30,000,000
     shares authorized, 1,060,869 shares in
     1994, 1,058,065 in 1995 and 1,087,876
     shares in 1996 issued and outstanding
     (3,256,905 shares unaudited pro
     forma).................................       11,000        11,000        11,000          33,000
  Additional paid-in capital................      437,000       255,000       351,000      18,672,000
  Accumulated deficit.......................   (3,081,000)   (2,064,000)   (1,207,000)     (1,207,000)
  Foreign currency translation adjustment...      586,000     1,254,000       757,000         757,000
  Notes receivable from stockholder.........     (150,000)           --       (96,000)        (96,000)
                                              -----------   -----------   -----------     -----------
Total stockholders' equity..................   16,266,000    17,799,000    18,159,000    $ 18,159,000
                                                                                          ===========
                                              -----------   -----------   -----------
Total liabilities and stockholders'
  equity....................................  $23,495,000   $31,197,000   $32,228,000
                                              ===========   ===========   ===========

See accompanying notes.

                              CN BIOSCIENCES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                        YEARS ENDED DECEMBER 31,           SIX MONTHS ENDED JUNE 30,
                                 ---------------------------------------   -------------------------
                                    1993          1994          1995          1995          1996
                                 -----------   -----------   -----------   -----------   -----------
                                                                                  (UNAUDITED)
Sales..........................  $22,771,000   $24,188,000   $26,966,000   $13,075,000   $16,565,000
Cost of sales..................   14,195,000    13,183,000    13,185,000     6,691,000     7,602,000
                                 -----------   -----------   -----------   -----------   -----------
Gross profit...................    8,576,000    11,005,000    13,781,000     6,384,000     8,963,000
Operating expenses:
  Selling, general and
     administrative............   10,292,000    10,343,000    10,608,000     4,802,000     6,185,000
  Research and development.....      462,000       736,000     1,338,000       488,000     1,065,000
                                 -----------   -----------   -----------   -----------   -----------
Total operating expenses.......   10,754,000    11,079,000    11,946,000     5,290,000     7,250,000
                                 -----------   -----------   -----------   -----------   -----------
Income (loss) from
  operations...................   (2,178,000)      (74,000)    1,835,000     1,094,000     1,713,000
Interest expense, net..........      170,000       326,000       527,000       159,000       394,000
                                 -----------   -----------   -----------   -----------   -----------
Income (loss) before income
  taxes........................   (2,348,000)     (400,000)    1,308,000       935,000     1,319,000
Provision (benefit) for income
  taxes........................     (195,000)       62,000       291,000       208,000       462,000
                                 -----------   -----------   -----------   -----------   -----------
     Net income (loss).........  $(2,153,000)  $  (462,000)  $ 1,017,000   $   727,000   $   857,000
                                 ===========   ===========   ===========   ===========   ===========
Pro forma net income per
  share........................                              $       .30                 $       .25
                                                             ===========                 ===========
Pro forma shares used in per
  share computations...........                                3,367,000                   3,477,000
                                                             ===========                 ===========

See accompanying notes.

                              CN BIOSCIENCES, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

 YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 AND THE SIX MONTHS ENDED JUNE 30,
                                1996 (UNAUDITED)

                                      NOTE
                                   RECEIVABLE                                      NOTE                    FOREIGN
               PREFERRED STOCK        FROM         COMMON STOCK     ADDITIONAL  RECEIVABLE                 CURRENCY
             --------------------   PREFERRED   ------------------   PAID-IN    FROM COMMON  ACCUMULATED  TRANSLATION
             SHARES     AMOUNT     STOCKHOLDER   SHARES    AMOUNT    CAPITAL    STOCKHOLDER    DEFICIT    ADJUSTMENT     TOTAL
             -------  -----------  -----------  ---------  -------  ----------  -----------  -----------  ----------  -----------
Balance at
  January 1,
  1993...... 182,599  $18,260,000   $ (235,000) 1,017,244  $10,000   $ 420,000   $ (10,000)  $  (466,000) $   22,000  $18,001,000
Issuance of
  note
  receivable
  for common
  stock and
  preferred
  stock.....   4,377      438,000     (433,000)    44,100    1,000      18,000     (19,000)           --          --        5,000
Forgiveness
  of
 stockholder
  note
  receivable...      --          --     145,000        --       --          --       7,000            --          --      152,000
Cancellation
  of note
  receivable
  from
  stockholder...  (2,348)    (235,000)     235,000   (23,659)      --    (10,000)     10,000          --          --           --
Exercise of
  stock
  options...      --           --           --      6,624       --       2,000          --            --          --        2,000
Net loss....      --           --           --         --       --          --          --    (2,153,000)         --   (2,153,000)
Translation
adjustment...      --          --           --         --       --          --          --            --    (123,000)    (123,000)
             -------  -----------    ---------    -------   ------    --------    --------   -----------   ---------  -----------
Balance at
  December
  31,
  1993...... 184,628   18,463,000     (288,000) 1,044,309   11,000     430,000     (12,000)   (2,619,000)   (101,000)  15,884,000
Forgiveness
  of
 stockholder
  note
  receivable...      --          --     144,000        --       --          --       6,000            --          --      150,000
Exercise of
  stock
  options...      --           --           --     16,561       --       7,000          --            --          --        7,000
Net loss....      --           --           --         --       --          --          --      (462,000)         --     (462,000)
Translation
adjustment...      --          --           --         --       --          --          --            --     687,000      687,000
             -------  -----------    ---------    -------   ------    --------    --------   -----------   ---------  -----------
Balance at
  December
  31,
  1994...... 184,628   18,463,000     (144,000) 1,060,870   11,000     437,000      (6,000)   (3,081,000)    586,000   16,266,000
Forgiveness
  of
 stockholder
  note
  receivable...      --          --     144,000        --       --          --       6,000            --          --      150,000
Repurchase
  of
  stock.....  (1,199)    (120,000)          --    (59,726)      --    (206,000)         --            --          --     (326,000)
Exercise of
  stock
  options...      --           --           --     56,922       --      24,000          --            --          --       24,000
Net
  income....      --           --           --         --       --          --          --     1,017,000          --    1,017,000
Translation
adjustment...      --          --           --         --       --          --          --            --     668,000      668,000
             -------  -----------    ---------    -------   ------    --------    --------   -----------   ---------  -----------
Balance at
  December
  31,
  1995...... 183,429   18,343,000               1,058,066   11,000     255,000                (2,064,000)  1,254,000   17,799,000
Exercise of
  stock
  options
  (unaudited)...      --          --          --     1,420      --          --          --            --          --           --
Issuance of
  note
  receivable
  for common
  stock
  (unaudited)...      --          --          --    28,390      --      96,000     (96,000)           --          --           --
Net income
(unaudited)...      --          --          --         --       --          --          --       857,000          --      857,000
Translation
  adjustment
  (unaudited)...      --          --          --        --      --          --          --            --    (497,000)    (497,000)
             -------  -----------    ---------    -------   ------    --------    --------   -----------   ---------  -----------
Balance at
  June 30,
  1996
  (unaudited)... 183,429 $18,343,000          -- 1,087,876 $11,000   $ 351,000   $ (96,000)  $(1,207,000) $  757,000  $18,159,000
             =======  ===========    =========    =======   ======    ========    ========   ===========   =========  ===========

See accompanying notes.

                              CN BIOSCIENCES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                SIX MONTHS ENDED JUNE
                                              YEARS ENDED DECEMBER 31,                   30,
                                        -------------------------------------  -----------------------
                                           1993         1994         1995         1995        1996
                                        -----------  -----------  -----------  ----------  -----------
                                                                                     (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss)...................... $(2,153,000) $  (462,000) $ 1,017,000  $  727,000  $   857,000
Adjustments to reconcile net income
  (loss) to net cash provided by (used
  in) operations:
  Depreciation and amortization........   1,368,000    1,448,000    1,856,000     807,000      892,000
  Additions to inventory reserve.......   1,744,000      192,000       62,000      58,000      880,000
  Additions to allowance for doubtful
     accounts..........................       4,000      217,000      129,000      48,000        7,000
  Loss on disposal of property and
     equipment.........................     268,000        2,000       10,000       8,000        5,000
  Forgiveness of note receivable from
     stockholder.......................     152,000      150,000      150,000          --           --
  Changes in assets and liabilities:
     Accounts receivable, trade........     574,000     (327,000)    (667,000)   (480,000)    (868,000)
     Inventories.......................  (1,956,000)     709,000     (115,000)    226,000   (1,225,000)
     Other current assets..............    (405,000)     (12,000)     329,000     (23,000)    (447,000)
     Deferred income taxes.............     (70,000)      42,000       26,000          --           --
     Other assets......................    (112,000)    (475,000)  (1,153,000)   (376,000)    (753,000)
     Accounts payable, trade...........     258,000     (784,000)     148,000    (174,000)     181,000
     Accrued expenses..................    (281,000)    (436,000)     781,000     235,000       44,000
     Other current liabilities.........     (62,000)    (655,000)    (590,000)   (146,000)     294,000
     Other liabilities.................     432,000      362,000        9,000    (184,000)     230,000
                                        -----------  -----------  -----------  -----------  ----------
Net cash provided by (used in)
  operating activities.................    (239,000)     (29,000)   1,992,000     726,000       97,000
INVESTING ACTIVITIES
Purchases of property and equipment....    (994,000)  (1,436,000)    (805,000)   (187,000)    (164,000)
Proceeds from sale of property and
  equipment............................          --       51,000       22,000          --        6,000
Purchase of business...................          --           --   (6,213,000)         --           --
Other..................................          --      154,000      150,000          --           --
                                        -----------  -----------  -----------  -----------  ----------
Net cash used in investing
  activities...........................    (994,000)  (1,231,000)  (6,846,000)   (187,000)    (158,000)
                                        -----------  -----------  -----------  -----------  ----------
FINANCING ACTIVITIES
Proceeds from lines of credit..........          --      258,000      809,000     484,000      700,000
Payments on lines of credit............    (216,000)     (33,000)  (1,404,000)   (474,000)    (200,000)
Proceeds from long-term debt...........   2,500,000    2,500,000    8,500,000          --           --
Payments on long-term debt.............    (333,000)  (2,500,000)  (2,500,000)   (250,000)    (498,000)
Proceeds from sale of common stock.....       2,000        7,000       24,000          --           --
Proceeds from sale of redeemable
  preferred stock......................       4,000           --           --          --           --
Payments for repurchase of stock.......          --           --     (326,000)         --           --
                                        -----------  -----------  -----------  -----------  ----------
Net cash provided by (used in)
  financing activities.................   1,957,000      232,000    5,103,000    (240,000)       2,000
                                        -----------  -----------  -----------  -----------  ----------
Effect of exchange rate changes on
  cash.................................    (123,000)     124,000       19,000      55,000      (26,000)
                                        -----------  -----------  -----------  -----------  ----------
Net increase (decrease) in cash and
  cash equivalents.....................     601,000     (904,000)     268,000     354,000      (85,000)
Balance at beginning of period.........   1,238,000    1,839,000      935,000     935,000    1,203,000
                                        -----------  -----------  -----------  -----------  ----------
Balance at end of period............... $ 1,839,000  $   935,000  $ 1,203,000  $1,289,000  $ 1,118,000
                                        ===========  ===========  ===========  ===========  ==========
Supplemental cash flow information:
  Interest paid during the period...... $   530,000  $   316,000  $   548,000  $  160,000  $   420,000
                                        ===========  ===========  ===========  ===========  ==========
  Income taxes paid during the
     period............................ $    52,000  $    86,000  $   313,000  $   52,000  $    12,000
                                        ===========  ===========  ===========  ===========  ==========

See accompanying notes.

                              CN BIOSCIENCES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  (INFORMATION SUBSEQUENT TO DECEMBER 31, 1995 AND PERTAINING TO JUNE 30, 1996
      AND THE SIX-MONTH PERIODS ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

     CN Biosciences, Inc. (formerly known as Calbiochem-Novabiochem International, Inc.) is engaged in the development, production, marketing and distribution of a broad array of products used worldwide in disease-related life sciences research at pharmaceutical and biotechnology companies, academic institutions and government laboratories. The Company's products include biochemical and biological reagents, antibodies, assays and research kits which it sells principally through its general and specialty catalogs under its well established brand names, such as Calibochem and Novabiochem. With over 7,000 products, the Company offers scientists the convenience of obtaining from a single source both innovative and fundamental research products, many of which are instrumental to research in areas such as cancer, cardiovascular disease, Alzheimer's and AIDS.

  Basis of Presentation

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

  Interim Financial Information (Unaudited)

     The accompanying financial statements at June 30, 1996 and for the six months ended June 30, 1995 and 1996 are unaudited but include all adjustments (consisting of normal recurring adjustments) which, in the opinion of management, are necessary for a fair statement of the financial position and the operating results and cash flows for the interim date and periods presented. Results for the interim periods are not necessarily indicative of results for the entire year or future periods.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Cash Equivalents

     For purposes of financial statement preparation, the Company considers all demand deposits with banks or other financial institutions and investments with initial maturities of three months or less at the date of purchase as cash equivalents.

  Concentration of Credit Risk and Revenue Recognition

     The Company deposits its cash in financial institutions. At times, such deposits may be in excess of insured limits. To date, the Company has not experienced any losses on its cash investments.

     The Company records revenue upon shipment. Accounts receivable are derived from sales which are generally for small amounts and denominated in various currencies. The Company grants credit to its customers based on an evaluation of the customer's financial condition and collateral is generally not required. Management believes the allowance for doubtful accounts is sufficient to provide for any future losses. Credit losses have traditionally been minimal and within management's expectations.

                              CN BIOSCIENCES, INC.

  (INFORMATION SUBSEQUENT TO DECEMBER 31, 1995 AND PERTAINING TO JUNE 30, 1996
      AND THE SIX-MONTH PERIODS ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)

  Inventories

     Inventories are maintained to support customer deliveries worldwide, often on a next-day or second-day basis, of many sizes and quantities of each brand of catalog items. Based upon economic production runs for certain products, the Company from time to time manufactures quantities of product in excess of a one-year supply. Inventories are valued at the lower of cost (first-in, first-out basis) or market, with costs including material, labor and manufacturing overhead.

  Property and Equipment

     Property and equipment is stated at cost. Depreciation is provided under the straight-line method over 3 to 5 years for equipment and office fixtures and over the shorter of the remaining lease life or 15 years for leasehold improvements.

  Intangible Assets

     Intangible assets represent the excess of the purchase price over the fair market value of assets acquired. Intangibles are being amortized over 15 to 25 years.

     The Company assesses the carrying value of the intangibles on a periodic basis and if the facts indicate that the intangible assets are not recoverable, as determined based on the undiscounted cash flows of the business over the remaining amortization period, the carrying value is reduced to its estimated fair value.

  Deferred Charges

     Costs relating to the preparation, printing and distribution of the Company's product catalogs are deferred and amortized over the expected useful life of the catalog (up to two years).

  Foreign Currency Translation

     The financial statements of foreign subsidiaries are translated to U.S. dollars. All assets and liabilities are translated at year end exchange rates, and stockholders' equity are translated at historical exchange rates. The resulting translation adjustment is recorded as a separate component of stockholders' equity. Sales and expense transactions are translated at average exchange rates. Foreign currency gains and losses were not material during any of the three years in the periods ended December 31, 1995.

  Income Taxes

     The Company provides for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS 109"). SFAS 109 requires a company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in a company's financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Income tax expense represents the tax payable for the period and the change during the period in the deferred tax assets and liabilities.

                              CN BIOSCIENCES, INC.

  (INFORMATION SUBSEQUENT TO DECEMBER 31, 1995 AND PERTAINING TO JUNE 30, 1996
      AND THE SIX-MONTH PERIODS ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)

  Net Income (Loss) Per Share

     Historical net income (loss) per share is computed using the weighted average number of shares of common stock and common stock equivalents outstanding during the periods presented. Common share equivalents result from outstanding options and warrants to purchase common stock. For loss periods, common share equivalents were not included in computing net loss per share since the effect would have been antidilutive. The Securities and Exchange Commission requires stock issued during the twelve months immediately preceding the initial public offering, plus the number of equivalent shares of common stock granted or issued during the same period, be included in the calculation of shares used in computing net income (loss) per share as if these shares were outstanding for all periods presented (using the treasury stock method and the assumed initial public offering price).

     Historical net income (loss) per share information is as follows:

                                                                                      SIX MONTHS
                                                                                         ENDED
                                                     YEARS ENDED DECEMBER 31,          JUNE 30,
                                                    ---------------------------     ---------------
                                                     1993       1994      1995      1995      1996
                                                    ------     ------     -----     -----     -----
Net income (loss) per share.......................  $(1.97)    $ (.42)    $ .51     $ .41     $ .41
                                                    ======     ======     =====     =====     =====
Shares used in computing net income (loss) per
  share (in thousands)............................   1,094      1,104     1,987     1,763     2,097
                                                    ======     ======     =====     =====     =====

  Pro Forma Net Income Per Share and Unaudited Pro Forma Stockholders' Equity

     Pro forma net income per share has been computed as described above and also gives effect to the conversion and exchange of the shares of preferred stock upon completion of the Company's initial public offering using the if-converted method from the original date of issuance.

     As discussed in Note 5, the Company has 4,001 shares of Series A preferred stock which is convertible into a total of 788,814 shares of common stock. Additionally, the Company has 179,428 shares of Series B preferred stock outstanding with a liquidation preference of $17,943,000. Upon the consummation of the offering contemplated by this Prospectus, all of the Series A preferred stock will be converted into Class A common stock and each outstanding share of Series B preferred stock will be exchanged for a number of shares of common stock based upon the initial public offering price for the common stock. Unaudited pro forma stockholders' equity as of June 30, 1996 is adjusted for the conversion and exchange of the preferred stock into common stock.

  Stock Options

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related Interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"), effective for fiscal years beginning after December 15, 1995. SFAS 123 establishes the fair value-based method of accounting for stock-based compensation arrangements, under which compensation is determined using the fair value of the stock option at the grant date and the number of options vested, and is recognized over the periods in which the related services are rendered. The Company has made the decision to continue with the current intrinsic value-based method, as allowed by

                              CN BIOSCIENCES, INC.

  (INFORMATION SUBSEQUENT TO DECEMBER 31, 1995 AND PERTAINING TO JUNE 30, 1996
      AND THE SIX-MONTH PERIODS ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)

SFAS 123, and will be required to disclose the pro forma effect of adopting the fair value-based method in future fiscal years beginning with the fiscal year ending December 31, 1996.

  Accounting Standard on Impairment of Long-Lived Assets

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of " ("SFAS 121") regarding the impairment of the long-lived assets, identifiable intangibles and goodwill related to those assets. SFAS 121 is effective for financial statements for fiscal years beginning after December 15, 1995. The Company adopted this standard effective January 1, 1996 and such adoption did not have a material effect on the Company's financial position or results of operations.

2. ACQUISITION

     On August 1, 1995, the Company acquired certain assets and assumed certain liabilities of the Oncogene Research Products Business ("ORP") of Oncogene Science, Inc., a biopharmaceutical company, in exchange for $5,932,000 in cash plus acquisition costs of $281,000. The acquisition has been accounted for as a purchase and, accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on the estimated fair values at the date of acquisition. This allocation resulted in $4,335,000 of costs in excess of net assets acquired which is being amortized over 15 years. ORP's results of operations have been included in the consolidated results of the Company from August 1, 1995.

     The ORP purchase price allocation is summarized as follows:

        Inventories......................................................  $1,507,000
        Property and equipment...........................................     350,000
        Other current assets.............................................     121,000
        Costs in excess of net assets acquired...........................   4,335,000
                                                                           ----------
        Total assets.....................................................   6,313,000
        Liabilities assumed..............................................    (100,000)
                                                                           ----------
        Net assets acquired..............................................  $6,213,000
                                                                           ==========

     The following unaudited pro forma information presents the combined results of operations of the Company and ORP for the years ended December 31, 1994 and 1995 as though the acquisition had occurred January 1, 1994. The unaudited pro forma information is included for comparative purposes only and is not necessarily indicative of the results of operations that would have occurred had the acquisition been made on the date indicated or of future results of the combined companies.

                                                                 YEARS ENDED DECEMBER 31,
                                                                   1994            1995
                                                                -----------     -----------
    Net sales.................................................  $28,908,000     $29,937,000
    Net income (loss).........................................     (332,000)        979,000
    Historical net income (loss) per share....................  $      (.30)    $       .49

                              CN BIOSCIENCES, INC.

  (INFORMATION SUBSEQUENT TO DECEMBER 31, 1995 AND PERTAINING TO JUNE 30, 1996
      AND THE SIX-MONTH PERIODS ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)

3. FINANCIAL STATEMENT DETAILS

     Inventories consist of the following:

                                                            DECEMBER 31,           JUNE 30,
                                                      -------------------------   -----------
                                                         1994          1995          1996
                                                      -----------   -----------   -----------
    Finished products...............................  $12,728,000   $13,987,000   $13,898,000
    Semi-finished products, raw materials and
      supplies......................................    3,131,000     3,958,000     4,614,000
    Work-in-progress................................      256,000       415,000       500,000
                                                      -----------   -----------   -----------
                                                       16,115,000    18,360,000    19,012,000
    Reserves for excess materials...................   (3,823,000)   (3,917,000)   (4,640,000)
                                                      -----------   -----------   -----------
                                                      $12,292,000   $14,443,000   $14,372,000
                                                      ===========   ===========   ===========

     Other current assets consist of the following:

                                                            DECEMBER 31,           JUNE 30,
                                                      -------------------------   -----------
                                                         1994          1995          1996
                                                      -----------   -----------   -----------
    Other...........................................  $   380,000   $   394,000   $   821,000
    Deferred income taxes...........................      109,000        82,000        82,000
                                                         --------      --------      --------
                                                      $   489,000   $   476,000   $   903,000
                                                         ========      ========      ========

     Property and equipment consist of the following:

                                                            DECEMBER 31,           JUNE 30,
                                                      -------------------------   -----------
                                                         1994          1995          1996
                                                      -----------   -----------   -----------
    Equipment and office fixtures...................  $ 5,133,000   $ 6,365,000   $ 7,160,000
    Leasehold improvements..........................      912,000     1,131,000     1,274,000
                                                      -----------   -----------   -----------
                                                        6,045,000     7,496,000     8,434,000
    Accumulated depreciation........................   (2,390,000)   (3,466,000)   (4,596,000)
                                                      -----------   -----------   -----------
                                                      $ 3,655,000   $ 4,030,000   $ 3,838,000
                                                       ==========    ==========    ==========

     Intangible assets consist of the following:

                                                            DECEMBER 31,           JUNE 30,
                                                      -------------------------   -----------
                                                         1994          1995          1996
                                                      -----------   -----------   -----------
    Intangible assets...............................  $ 2,376,000   $ 6,561,000   $ 6,561,000
    Accumulated depreciation........................     (280,000)     (494,000)     (687,000)
                                                      -----------   -----------   -----------
                                                      $ 2,096,000   $ 6,067,000   $ 5,874,000
                                                       ==========    ==========    ==========

     Other assets consist of the following:

                                                            DECEMBER 31,           JUNE 30,
                                                      -------------------------   -----------
                                                         1994          1995          1996
                                                      -----------   -----------   -----------
    Deferred charges................................  $   547,000   $   171,000   $   658,000
    Other...........................................      217,000       708,000       704,000
                                                      -----------   -----------   -----------
                                                      $   764,000   $   879,000   $ 1,362,000
                                                       ==========    ==========    ==========

                              CN BIOSCIENCES, INC.

  (INFORMATION SUBSEQUENT TO DECEMBER 31, 1995 AND PERTAINING TO JUNE 30, 1996
      AND THE SIX-MONTH PERIODS ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)

4. BANK DEBT

     The Company's U.S. subsidiary's credit agreement with a commercial bank provides for borrowings under a revolving line of credit up to a maximum of $2,000,000 based upon percentages of eligible accounts receivable (as defined) and inventory. The facility provides that the Company can elect that borrowings bear interest at the bank's prime rate or LIBOR plus 2.85% (8.50% at December 31, 1995). There were no borrowings outstanding under this facility at December 31, 1995.

     Additionally, the credit agreement provides for $8,500,000 in term loans which bear interest at the bank's prime rate plus .375% or LIBOR plus 3.22%, with interest and principal payable monthly through July 2000. Borrowings outstanding under the term loans at December 31, 1995 were $8,167,000 bearing interest at 8.875%.

     In June 1996, the Company's U.S. subsidiary's credit agreement was amended, modifying the interest rates and extending the expiration date of the revolving line of credit to June 1998. Upon consummation of the initial public offering contemplated by this Prospectus of at least $20 million, the bank credit facility will convert to an unsecured $5 million line of credit.

     Borrowings under the credit agreement are collateralized by all the assets of the Company's U.S. subsidiary, guaranteed by the Company and the Company's Swiss subsidiary and are also secured by pledges of the stock of the Company's subsidiaries. The agreement provides that the Company comply with minimum financial and operating covenants and not, without prior consent, incur significant additional debt. In addition to scheduled monthly payments, the Company may be required to pay annually an amount equal to 25% of excess cash flows (as defined). At December 31, 1995 the Company was in compliance with all restrictive covenants.

     As of December 31, 1995, future annual minimum payments under the term loan are as follows:

        1996...........................................................    $1,167,000
        1997...........................................................     1,667,000
        1998...........................................................     2,000,000
        1999...........................................................     2,000,000
        2000...........................................................     1,333,000
                                                                           ----------
                                                                           $8,167,000
                                                                            =========

     Interest expense charged against operations was $211,000 in 1993, $349,000 in 1994, $574,000 in 1995 and $179,000 and $412,000 for the six months ended
June 30, 1995 and 1996, respectively.

5. STOCKHOLDERS' EQUITY

     In March 1992, the Company and certain of its current stockholders entered into a Subscription and Shareholder Agreement (the "Shareholder Agreement") for purposes of issuing preferred stock and common stock for a total investment of approximately $18.6 million.

  Common Stock

     In connection with the Shareholder Agreement, the Company issued 1,017,244 shares of common stock, $.01 par value, in exchange for $420,000 and a note for $10,000. During 1993, the note was canceled (see Note 6). The Shareholder Agreement contains certain restrictions on the sale of securities by stockholders.

                              CN BIOSCIENCES, INC.

  (INFORMATION SUBSEQUENT TO DECEMBER 31, 1995 AND PERTAINING TO JUNE 30, 1996
      AND THE SIX-MONTH PERIODS ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)

     In January 1995, the Company authorized 500,000 shares, $.01 par value, of nonvoting Class A common stock. Each share of Class A common stock is convertible into one fully paid and nonassessable share of voting common stock at any time at the election of the holder subject to certain terms and conditions. Currently, no Class A common stock has been issued.

Redeemable Preferred Stock

     The Series A redeemable preferred stock and Series B redeemable preferred stock are referred to collectively as the "preferred stock" and the number of authorized shares, number of issued and outstanding shares and the liquidation preference by series is as follows:

                                                                       ISSUED AND
                                                          AUTHORIZED   OUTSTANDING   LIQUIDATION
                                                            SHARES       SHARES      PREFERENCE
                                                          ----------   -----------   -----------
    Series A............................................      5,000        4,001     $   400,100
    Series B............................................    200,000      179,428      17,943,000

     The Series A preferred stock has a $100 per share, plus declared and unpaid dividends, preference over common shares in liquidation and is entitled to preferential non-cumulative dividends at the rate of $8 per share per annum, when and if declared by the Board of Directors. The Series A preferred stock is convertible at a rate of one share of Series A preferred stock for 197.1541 shares of Class A common stock, subject to adjustment for certain anti-dilution provisions. The Series A preferred stock is convertible at any time at the option of the holder into shares of Class A common stock (provided that such holder has the consent of the holders of at least 50% of the then outstanding shares of Series A preferred stock) or upon vote by a majority of the holders of shares of Series A preferred stock. In addition, at any time, the Company has the right to redeem at its option, with the consent of a majority of the holders of the Series A preferred stock, any or all of the outstanding Series A preferred stock provided that no redemption of the Series A preferred stock shall be effected until all of the Series B preferred stock is first redeemed.

     The Series B preferred stock is entitled to preferential non-cumulative dividends at the rate of $10 per share per annum when and if declared by the Board of Directors. In the event of liquidation, the Series B preferred stock is entitled to receive $100 per share, plus declared and unpaid dividends, in preference to any distribution to the Series A preferred stock. In addition, at any time, the Company has the right to redeem at its option, with the consent of a majority of the holders of the Series B preferred stock, any or all of the outstanding Series B preferred stock.

     The preferred stock is subject to mandatory redemption at a price of $100 per share, plus all accrued and unpaid dividends in the year of redemption, 25% annually beginning December 31, 1999 through December 31, 2002.

     The Company has agreed with the holders of the preferred stock, that upon consummation of the offering contemplated by this Prospectus, the holders of the preferred stock will convert the 4,001 shares of the Series A preferred stock into 788,814 shares of Class A common stock and exchange the Series B preferred stock for shares of common stock based upon the initial public offering price for the common stock.

                              CN BIOSCIENCES, INC.

  (INFORMATION SUBSEQUENT TO DECEMBER 31, 1995 AND PERTAINING TO JUNE 30, 1996
      AND THE SIX-MONTH PERIODS ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)

  Stock Options

     The Company has reserved 835,000 shares of common stock for grant or sale to employees, officers, directors and consultants under the 1992 stock option plan (the "Plan"). The following table summarizes stock option transactions for each of the three years and the six months in the period ended June 30, 1996:

                                                                                  EXERCISE
                                                                     SHARES        PRICE
                                                                     -------     ----------
    Balance at January 1, 1993.....................................  192,817     $      .42
      Granted......................................................  242,736            .42
      Exercised....................................................   (6,624)           .42
      Canceled.....................................................  (45,945)           .42
                                                                     -------     -----------
    Outstanding at December 31, 1993...............................  382,984            .42
      Granted......................................................   23,659            .42
      Exercised....................................................  (16,561)           .42
      Canceled.....................................................  (10,410)           .42
                                                                     -------     -----------
    Outstanding at December 31, 1994...............................  379,672            .42
      Granted......................................................  101,732      .42-$3.38
      Exercised....................................................  (56,922)           .42
      Canceled.....................................................  (29,148)           .42
                                                                     -------     -----------
    Outstanding at December 31, 1995...............................  395,334      .42-$3.38
      Exercised....................................................   (1,420)          $.42
                                                                     -------     -----------
    Outstanding at June 30, 1996...................................  393,914     $.42-$3.38
                                                                     =======     ===========

     The options vest over four or five years from the date of grant. All outstanding options expire five years after the date of grant. As of June 30, 1996, options to acquire 182,289 shares of common stock were exercisable and 359,559 were available for future grant, after giving effect to the authorized increase in reserved shares as described below.

  Warrants

     During 1995, the Company issued a warrant to purchase 3,028 shares of the Company's common stock at $1.06 per share. The value of the warrant on the date of issuance was not considered significant. The warrant is currently exercisable and expires in July 2000.

  Stock Split and Increase in Shares Authorized

     On July 16, 1996, the Board of Directors authorized a 2.36585 for 1 stock split of all outstanding common stock. All share and per share amounts and stock option data have been restated to retroactively reflect the stock split. Additionally, on July 16, 1996, the Board of Directors modified the Company's capital structure to authorize: 30,000,000 shares of common stock ($.01 par value), 800,000 shares of Class A common stock ($1.00 par value), 5,000 shares of Series A preferred stock ($1.00 par value), 200,000 shares of Series B preferred stock ($1.00 par value) and 5,000,000 shares of preferred stock ($.01 par value). The shares reserved for issuance under the 1992 Stock Option Plan were increased to 835,000.

6. TRANSACTIONS WITH EMPLOYEE/STOCKHOLDERS

     In 1993, the Company entered into an employment agreement with the Chairman and Chief Executive Officer of the Company. As part of this agreement, the Company granted an option to purchase 110,249

                              CN BIOSCIENCES, INC.

  (INFORMATION SUBSEQUENT TO DECEMBER 31, 1995 AND PERTAINING TO JUNE 30, 1996
      AND THE SIX-MONTH PERIODS ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)

shares of common stock at $.42 per share. The options vest over four years and expire in January 1998. In addition, the Company issued 44,100 shares of common stock at $.42 per share and 4,377 shares of Series B preferred stock at $100 per share in exchange for $4,000 in cash and a note for $452,000. The note bears interest at 8% per annum, payable annually. Amounts forgiven in 1993, 1994 and 1995 related to this note, charged to current operations were $152,000, $150,000 and $150,000, respectively.

     In 1993, an employee/stockholder resigned from the Company. As part of the termination agreement, 23,659 shares of common stock and 2,348 shares of Series B preferred stock were returned to the Company in exchange for the cancellation of the related notes receivable from the employee/stockholder of $245,000. In addition, options to purchase 42,396 shares of common stock were canceled.

     Effective June 9, 1995, an officer/stockholder of the Company resigned and, in connection therewith, the Company entered into an agreement to reacquire 59,726 shares of common stock at a price of $3.4515 per share and 1,199 shares of Series B preferred stock at a price of $100 per share.

     In January 1996, the Company sold 28,390 shares of common stock to an officer of the Company in exchange for a note receivable of $96,000 bearing interest at 5.65%.

7. INCOME TAXES

     The significant components of the provision (benefit) for income taxes are as follows:

                                                              YEARS ENDED DECEMBER 31,
                                                         ----------------------------------
                                                           1993         1994         1995
                                                         ---------     -------     --------
    Current:
      Federal..........................................  $(148,000)    $17,000     $ 52,000
      State............................................     13,000       2,000       17,000
                                                         ---------     -------     --------
                                                          (135,000)     19,000       69,000
    Deferred:
      Federal..........................................    (36,000)     43,000      139,000
      State............................................    (34,000)         --       36,000
                                                         ---------     -------     --------
                                                           (70,000)     43,000      175,000
                                                         ---------     -------     --------
                                                          (205,000)     62,000      244,000
    Foreign............................................     10,000          --       47,000
                                                         ---------     -------     --------
                                                         $(195,000)    $62,000     $291,000
                                                         =========     =======     ========

                              CN BIOSCIENCES, INC.

  (INFORMATION SUBSEQUENT TO DECEMBER 31, 1995 AND PERTAINING TO JUNE 30, 1996
      AND THE SIX-MONTH PERIODS ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)

     Temporary differences and carryforwards which give rise to a significant portion of the net deferred tax asset included in the accompanying consolidated balance sheets at December 31, 1994 and 1995 are as follows:

                                                                       DECEMBER 31,
                                                                ---------------------------
                                                                   1994            1995
                                                                -----------     -----------
    Deferred tax assets:
      Inventory reserves......................................  $   693,000     $   548,000
      Accounts receivable reserves............................       84,000          65,000
      Net operating losses....................................    3,137,000       2,397,000
      Deferred rent...........................................      114,000         102,000
      Other...................................................      309,000         283,000
                                                                -----------     -----------
    Total deferred tax assets.................................    4,337,000       3,395,000
    Valuation allowances......................................   (4,064,000)     (3,296,000)
                                                                -----------     -----------
                                                                    273,000          99,000
    Deferred tax liability:
      Depreciation............................................     (164,000)        (15,000)
                                                                -----------     -----------
    Net deferred tax assets...................................  $   109,000     $    84,000
                                                                ===========     ===========

     Income tax expense (benefit) differs from the amount obtained by applying the statutory federal income tax rate to earnings before tax as follows:

                                                             YEARS ENDED DECEMBER 31,
                                                       -------------------------------------
                                                         1993          1994          1995
                                                       ---------     ---------     ---------
    Provision at federal statutory rate..............  $(798,000)    $(136,000)    $ 445,000
    State income taxes, net of federal benefit.......    (14,000)        1,000        56,000
    Nondeductible expenses, including amortization of
      costs in excess of net assets acquired.........     60,000        63,000        71,000
    Change in valuation allowance, net of write-offs
      and adjustments................................    557,000       134,000      (298,000)
    Other, net.......................................         --            --        17,000
                                                       ---------     ---------     ---------
    Total income tax expense (benefit)...............  $(195,000)    $  62,000     $ 291,000
                                                       =========     =========     =========

     At December 31, 1995, the Company has state net operating loss carryforwards of approximately $1,500,000 which begin to expire in 1998 unless previously utilized. The Company also has approximately $1,318,000 and $568,000 of foreign net operating losses in Germany and the United Kingdom, respectively, which are available indefinitely. Additionally, the Company has approximately $6,185,000 and $4,965,000 of net operating losses for Swiss Federal and Cantonal purposes, respectively. These loss carryforwards will begin to expire in 1997 and 1996, respectively, unless previously utilized.

     For the six months ended June 30, 1995 and 1996, income taxes have been provided based on the estimated annual effective tax rate applied to pretax income for the interim period.

8. COMMITMENTS AND CONTINGENCIES

     The Company leases certain facilities and equipment under various operating leases. Lease expense on the facilities and equipment for the years ended December 31, 1993, 1994 and 1995 was $1,369,000, $1,157,000 and $1,126,000,
respectively. Lease expense for the six months ended June 30, 1995 and 1996 was $708,000 and $563,000, respectively.

                              CN BIOSCIENCES, INC.

  (INFORMATION SUBSEQUENT TO DECEMBER 31, 1995 AND PERTAINING TO JUNE 30, 1996
      AND THE SIX-MONTH PERIODS ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)

     The Company is party to a fifteen year lease agreement for premises which were first occupied during 1993. The Company has two options to extend the term of the lease for five years each.

     In addition, the Company leases certain equipment under capital leases. Cost and accumulated amortization of equipment under capital leases at December 31, 1994 were approximately $1,173,000 and $415,000, respectively, and at December 31, 1995 were $1,514,000 and $587,000, respectively. Amortization of assets held under capital leases is included with depreciation expenses.

     Future annual minimum payments under the operating and capital leases as of December 31, 1995 are as follows:

                                                                   OPERATING       CAPITAL
                                                                    LEASES         LEASES
                                                                  -----------     ---------
    1996........................................................  $ 1,529,000     $ 367,000
    1997........................................................    1,483,000       307,000
    1998........................................................    1,329,000       112,000
    1999........................................................    1,157,000        67,000
    2000........................................................    1,098,000        24,000
    Thereafter..................................................    7,618,000         2,000
                                                                  -----------     ---------
                                                                  $14,214,000       879,000
                                                                  ===========
                                                                                  ---------
    Less amounts representing interest..........................                   (119,000)
                                                                                  ---------
    Present value of future minimum lease payments..............                    760,000
                                                                                  ---------
    Less current portion (included in other current
      liabilities)..............................................                   (307,000)
                                                                                  ---------
    Capital lease obligation, net of current portion (included
      in other liabilities).....................................                  $ 453,000
                                                                                  =========

9. CUSTOMER AND GEOGRAPHIC INFORMATION

     The Company operates in one business segment, the development, production, marketing and distribution of a broad array of products used in disease-related life sciences research at pharmaceutical and biotechnology companies, academic institutions and government laboratories. No single customer accounted for more than 10% of total revenue during any of the three years in the period ended December 31, 1995 or either of six month periods ended June 30, 1995 and 1996. United States export sales, principally to Europe and Asia, aggregated $1,857,000, $2,524,000 and $4,429,000, for the years ended December 31, 1993,
1994 and 1995, respectively, and $1,773,000 and $3,402,000 for the six months ended June 30, 1995 and 1996, respectively.

     Information with respect to the Company's operations by significant geographic area is set forth below. Transfers between geographic areas have been shown at the agreed upon transfer price, computed by applying discount percentages to local currency list prices. All transactions denominated in foreign currency have been translated at the average exchange rate during the period.

                              CN BIOSCIENCES, INC.

  (INFORMATION SUBSEQUENT TO DECEMBER 31, 1995 AND PERTAINING TO JUNE 30, 1996
      AND THE SIX-MONTH PERIODS ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)

                                                              YEAR ENDED DECEMBER 31, 1993
                                             --------------------------------------------------------------
                                                                     (IN THOUSANDS)
                                                                                               CONSOLIDATED
                                             UNITED STATES   EUROPE    OTHER    ELIMINATIONS      TOTAL
                                             -------------   -------   ------   ------------   ------------
Sales to unaffiliated customers............     $11,557      $ 9,242   $1,972     $     --       $ 22,771
Transfers between geographic areas.........       2,842        3,144      280       (6,266)            --
                                                -------      -------   ------      -------        -------
Total revenue..............................     $14,399      $12,386   $2,252     $ (6,266)      $ 22,771
                                                =======      =======   ======      =======        =======
Income (loss) before income taxes..........     $   144      $(2,403)  $  (15)    $    (75)      $ (2,349)
                                                =======      =======   ======      =======        =======
Identifiable assets........................     $15,220      $ 9,188   $  412     $   (774)      $ 24,046
                                                =======      =======   ======      =======        =======

                                                              YEAR ENDED DECEMBER 31, 1994
                                             --------------------------------------------------------------
                                                                     (IN THOUSANDS)
                                                                                               CONSOLIDATED
                                             UNITED STATES   EUROPE    OTHER    ELIMINATIONS      TOTAL
                                             -------------   -------   ------   ------------   ------------
Sales to unaffiliated customers............     $12,554      $ 9,329   $2,305     $     --       $ 24,188
Transfers between geographic areas.........       2,996        3,581      701       (7,278)            --
                                                -------      -------   ------      -------        -------
Total revenue..............................     $15,550      $12,910   $3,006     $ (7,278)      $ 24,188
                                                =======      =======   ======      =======        =======
Income (loss) before income taxes..........     $  (251)     $  (126)  $   67     $    (90)      $   (400)
                                                =======      =======   ======      =======        =======
Identifiable assets........................     $15,624      $ 8,315   $  395     $   (839)      $ 23,495
                                                =======      =======   ======      =======        =======

                                                              YEAR ENDED DECEMBER 31, 1995
                                             --------------------------------------------------------------
                                                                     (IN THOUSANDS)
                                                                                               CONSOLIDATED
                                             UNITED STATES   EUROPE    OTHER    ELIMINATIONS      TOTAL
                                             -------------   -------   ------   ------------   ------------
Sales to unaffiliated customers............     $13,202      $11,353   $2,411     $     --       $ 26,966
Transfers between geographic areas.........       3,735        4,435      339       (8,509)            --
                                                -------      -------   ------      -------        -------
Total revenue..............................     $16,937      $15,788   $2,750     $ (8,509)      $ 26,966
                                                =======      =======   ======      =======        =======
Income before taxes........................     $   211      $ 1,058   $   36     $      3       $  1,308
                                                =======      =======   ======      =======        =======
Identifiable assets........................     $22,557      $ 8,978   $  482     $   (820)      $ 31,197
                                                =======      =======   ======      =======        =======

                                                             SIX MONTHS ENDED JUNE 30, 1996
                                             --------------------------------------------------------------
                                                                     (IN THOUSANDS)
                                                                                               CONSOLIDATED
                                             UNITED STATES   EUROPE    OTHER    ELIMINATIONS      TOTAL
                                             -------------   -------   ------   ------------   ------------
Sales to unaffiliated customers............     $ 8,402      $ 6,364   $1,799     $     --       $ 16,565
Transfers between geographic areas.........       2,527        2,325      192       (5,044)            --
                                                -------      -------   ------      -------        -------
Total revenue..............................     $10,929      $ 8,689   $1,991     $ (5,044)      $ 16,565
                                                =======      =======   ======      =======        =======
Income (loss) before taxes.................     $   666      $   631   $   22           --       $  1,319
                                                =======      =======   ======      =======        =======
Identifiable assets........................     $24,202      $ 8,352   $  547     $   (873)      $ 32,228
                                                =======      =======   ======      =======        =======

                              CN BIOSCIENCES, INC.

  (INFORMATION SUBSEQUENT TO DECEMBER 31, 1995 AND PERTAINING TO JUNE 30, 1996
      AND THE SIX-MONTH PERIODS ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)

10. EMPLOYEE BENEFIT PLAN

     The Company sponsors a Defined Contribution Plan (the "Plan") which covers substantially all domestic employees who meet certain age requirements. Employees may contribute up to 15% of their compensation per year (subject to a maximum limit imposed by federal tax law). The Company is obligated to make matching contributions equal to a maximum of 30% of each participant's contribution per year. The contributions charged to operations totaled $38,000, $31,000 and $67,000 for the three years ended December 31, 1993, 1994 and 1995 and $24,000 and $51,000 for the six month periods ended June 30, 1995 and 1996, respectively.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Oncogene Science, Inc.

     We have audited the accompanying statements of operations of Oncogene Science, Inc. Research Products Business (a business sector of Oncogene Science, Inc.) (the Business) for each of the years in the two-year period ended September 30, 1994 and for the ten-month period ended July 31, 1995. These financial statements are the responsibility of the Business' management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the statements of operations referred to above present fairly, in all material respects, the results of operations of Oncogene Science, Inc. Research Products Business for each of the years in the two-year period ended September 30, 1994 and for the ten-month period ended July 31, 1995 in conformity with generally accepted accounting principles.

                                          /s/ KPMG PEAT MARWICK LLP

                                          --------------------------------------

                                          KPMG PEAT MARWICK LLP

Jericho, New York
September 22, 1995

                             ONCOGENE SCIENCE, INC.
                           RESEARCH PRODUCTS BUSINESS

                            STATEMENTS OF OPERATIONS

                                                                YEARS ENDED            TEN MONTHS
                                                               SEPTEMBER 30,             ENDED
                                                         -------------------------      JULY 31,
                                                            1993           1994           1995
                                                         ----------     ----------     ----------
Net sales..............................................  $4,743,740     $4,719,942     $4,108,910
Cost of goods sold.....................................   1,777,851      1,804,099      1,415,399
                                                         ----------     ----------     ----------
Gross profit...........................................   2,965,889      2,915,843      2,693,511
Grant revenue..........................................     133,360         45,539             --
                                                          3,099,249      2,961,382      2,693,511
                                                         ----------     ----------     ----------
Operating expenses:
  Selling, general and administrative..................   2,460,117      2,520,767      2,076,922
  Research and development.............................     658,508        310,949        255,737
                                                         ----------     ----------     ----------
                                                          3,118,625      2,831,716      2,332,659
                                                         ----------     ----------     ----------
Net income (loss)......................................  $  (19,376)    $  129,666     $  360,852
                                                          =========      =========      =========

See accompanying notes to statements of operations.

                             ONCOGENE SCIENCE, INC.
                           RESEARCH PRODUCTS BUSINESS

                       NOTES TO STATEMENTS OF OPERATIONS

                                 JULY 31, 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business

     The financial statements of Oncogene Science, Inc. Research Products Business (the Business) include the accounts of the research products operations at Oncogene Science, Inc. ("Oncogene"). The Business has not operated as a stand-alone company, thus certain allocations have been made to present the financial statements of the Business as a separate entity. In general, salaries and the related personnel costs of researchers and laboratory supplies are allocated based on direct responsibilities and direct usage, respectively; facility costs are allocated based on a percentage of square footage occupied; and general and administrative expenses are allocated based on project salaries. Management believes that the allocation methods used are reasonable.

     The Business is engaged in the development and marketing of products for the basic research and clinical research markets. The Business' research products catalogue includes over 800 research reagent products, including monoclonal and polyclonal antibodies, as well as a variety of immunohistochemistry kits, DNA probes, quantitative immunoassays and accessory reagents. The acquisition of the cancer business of Applied bioTechnology by Oncogene in 1991 resulted in the expansion of the Business' research reagent products lines. The financial statements for the ten months ended July 31, 1995, and the fiscal years ended September 30, 1994 and 1993 include only the accounts specifically related to the Research Products Business and allocations of such business.

     On June 26, 1995, Oncogene entered into an agreement to sell certain assets of its Research Products business to CN Biosciences, Inc. (formerly Calbiochem-Novabiochem International, Inc.), consisting primarily of inventories, laboratory equipment, office furniture and office equipment, for approximately $5.9 million in cash. The closing of the purchase agreement occurred on August 2, 1995.

  Revenue Recognition

     Revenue from the sale of research reagent products is recognized at time of shipment.

  Research and Development Costs

     Research and development costs are charged to operations as incurred and include direct costs of research scientists and equipment and an allocation of laboratory facility and administrative costs.

  Grant Revenue

     Grant revenues relate to National Cancer Institute funds awarded to the Business of approximately $133,000 and $46,000 for the years ended September 30, 1993 and 1994, respectively.

  Depreciation and Amortization

     Depreciation of equipment is provided over the estimated useful lives of the respective asset groups on a straight-line basis. Leasehold improvements are amortized on a straight-line basis over the lesser of the estimated useful lives or the remaining term of the lease.

  Income Taxes

     Effective October 1, 1993, Oncogene adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS
109). SFAS 109 requires that Oncogene recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under SFAS 109, deferred tax liabilities and assets are determined on the basis of the difference between the tax basis of assets and liabilities and their respective financial reporting amounts (temporary differences) at enacted tax rates in effect for the years in which the differences are expected to reverse.

                             ONCOGENE SCIENCE, INC.
                           RESEARCH PRODUCTS BUSINESS

                       NOTES TO STATEMENTS OF OPERATIONS

                                 JULY 31, 1995

     The adoption of SFAS 109 did not have any impact on the financial position of operations of Oncogene or the Business. Oncogene, in years prior to fiscal 1994, accounted for taxes in accordance with Accounting Principles Board Opinion No. 11, "Accounting for Income Taxes". No provision for income taxes has been provided by the Business since Oncogene has incurred operation losses since inception and has established a valuation allowance equal to the total deferred tax asset.

2. RELATED PARTY TRANSACTIONS

     Oncogene's wholly-owned subsidiary, Oncogene Science S.A. (OSSA), was established in France to distribute products to the French market. Sales by the Business to OSSA were approximately $111,000, $237,000 and $140,000, for the fiscal years ended September 30, 1993 and 1994 and the ten months ended July 31, 1995, respectively, with related costs of sales of approximately $33,000, $69,000 and $51,000, respectively.

     The Business also recognized expenses payable to OSSA in 1995 and 1994 in connection with any marketing efforts performed by OSSA on behalf of the Business. Expenses were $96,000 and $24,000, for the fiscal year ended September 30, 1994 and the ten months ended July 31, 1995, respectively.

     The Business also had sales to Becton Dickinson, a party with whom Oncogene has existing collaborative agreements, and CN Biosciences, the party purchasing the Business from Oncogene (Note 1), during the ten months ended July 31, 1995 of approximately $152,000 and $21,000, respectively.

3. COMMITMENT

     The Company leases office, operating and laboratory space under various lease agreements.

     Rent expense related to the Business' facility was $49,844, $98,000 and $81,720 for the fiscal years ended September 30, 1993 and 1994 and for the ten months ended July 31, 1995, respectively.

     The following is a schedule by fiscal years of future minimum rental payments relating to the Business' facilities required as of July 31, 1995, assuming expiration of all lease agreements by December 31, 2003 for the Business.

        Two months ended September 30, 1995...............................  $ 30,184
        1996..............................................................    90,950
        1997..............................................................    91,888
        1998..............................................................    95,781
        1999..............................................................    97,500
        2000 and thereafter...............................................   421,781
                                                                            --------
                                                                            $828,084
                                                                            ========

4. EMPLOYEE SAVINGS AND INVESTMENT PLAN

     On September 16, 1987, the Company's Board of Directors adopted a Savings and Investment Plan under Section 401(k) of the Internal Revenue Code effective September 1, 1987. This plan allows employees to defer from 2% to 10% of their income on a pre-tax basis through contributions into designated investment funds. For each dollar the employee invests up to 6% of his or her earnings, the Company will contribute an additional 50 cents into the funds. For the fiscal years ended September 30, 1993 and 1994 and the ten months ended July 31, 1995, the Business' expenses related to the plan were approximately $32,000, $35,000 and $31,000, respectively.

                              CN BIOSCIENCES, INC.

              PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENT

     The following unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1995 gives effect to the acquisition of Oncogene Science, Inc. Research Products Business as if it was acquired on January 1, 1995.

     The pro forma condensed consolidated financial statement is based on historical financial statements of CN Biosciences, Inc. and Oncogene Science, Inc. Research Products Business, giving effect to the acquisition applying the purchase method of accounting and the assumptions and adjustments as discussed in the accompanying notes to the pro forma condensed consolidated financial statement. This pro forma condensed consolidated financial statement has been prepared by the management of CN Biosciences, Inc. based upon the audited consolidated financial statements of CN Biosciences, Inc., as of December 31, 1995 and for the year then ended, and the unaudited condensed statement of operations of Oncogene Science, Inc. Research Products Business for the seven months ended July 31, 1995. The unaudited pro forma condensed consolidated financial statement should be read in conjunction with the historical financial statements and notes thereto and narrative sections included elsewhere herein. The pro forma condensed consolidated financial statement is not necessarily indicative of what actual results of operations would have been for the periods had the transactions occurred on the date indicated and do not purport to indicate the results of future operations.

                              CN BIOSCIENCES, INC.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)

                                                    HISTORICAL
                                           ----------------------------
                                                               ONCOGENE      PRO FORMA         PRO FORMA
                                           CN BIOSCIENCES,     SCIENCE,     ADJUSTMENTS       REFLECTING
                                                INC.             INC.        (NOTE 2)         ACQUISITION
                                           ---------------     --------     -----------       -----------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Sales....................................      $26,966          $2,971         $  --            $29,937
Operating expenses.......................       25,131           2,710            --(a)          27,841
                                               -------          ------        ------            -------
Operating income.........................        1,835             261            --              2,096
Interest expense, net....................          527              --           322(b)             849
                                               -------          ------        ------            -------
Income before income taxes...............        1,308             261          (322)             1,247
Provision for income taxes...............          291              --           (23)(c)            268
                                               -------          ------        ------            -------
Net income...............................      $ 1,017          $  261         $ 299            $   979
                                               =======          ======        ======            =======
Net income per share.....................                                                       $   .49
                                                                                                =======
Shares used in computing net income per
  share..................................                                                         1,987
                                                                                                =======

See accompanying notes to Pro Forma Condensed Consolidated Statement of Operations.

                              CN BIOSCIENCES, INC.

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                      STATEMENT OF OPERATIONS (UNAUDITED)

                               DECEMBER 31, 1995

1. On August 1, 1995, CN Biosciences, Inc. (the "Company") acquired certain assets and assumed certain liabilities of Oncogene Science, Inc. Research Products Business ("Oncogene"). The purchase price was $6,213,000, including acquisition costs of $281,000. The transaction was accounted for as a purchase.

   The purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed based on their respective fair values on the date of acquisition as follows:

        Inventories......................................................  $1,507,000
        Property and equipment...........................................     350,000
        Other current assets.............................................     121,000
        Cost in excess of net assets acquired............................   4,335,000
                                                                           ----------
          Total assets...................................................   6,313,000
        Liabilities assumed..............................................    (100,000)
                                                                           ----------
          Net assets acquired............................................  $6,213,000
                                                                           ==========

2. The accompanying unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1995 gives effect to the acquisition of Oncogene as if it had occurred as of January 1, 1995.

   The pro forma adjustments are summarized as follows:

          (a) The increase in amortization expense of intangibles for the goodwill related to the acquisition of Oncogene was entirely offset by the elimination of the amortization of goodwill on the books of Oncogene at the time of the acquisition by the Company.

          (b) Increase interest expense for the debt incurred to complete the acquisition.

          (c) Adjust the provision for income taxes based on the consolidated operations for all of 1995.

                             INSIDE BACK COVER PAGE

     [COLOR PICTURE OF TWO SCIENTISTS WORKING IN LABORATORY WITH CAPTION WHICH READS "THE COMPANY'S SCIENTIFIC STAFF, INCLUDING OVER 40 PH.D.S, DEVELOPS AND MANUFACTURES A LARGE ARRAY OF BIOCHEMICAL AND BIOLOGICAL REAGENTS, ANTIBODIES, PEPTIDES, ASSAYS AND RESEARCH KITS."]

     [COLOR PHOTO OF EMPLOYEE HOLDING BOTTLE OF BIOCHEMICAL PRODUCT WITH CAPTION WHICH READS "CUSTOMER ORDERS ARE FULFILLED, GENERALLY WITH NEXT-DAY OR SECOND-DAY SHIPMENTS, FROM THE SAN DIEGO, CA AND NOTTINGHAM, U.K. DISTRIBUTION CENTERS"]

     [COLOR PHOTO OF WORLD MAP INDICATING LOCATIONS OF COMPANY FACILITIES WITH DOTS IN COUNTRIES WHERE PRODUCTS ARE SOLD WITH CAPTION WHICH READS "CUSTOMERS IN 46 COUNTRIES ARE SERVED BY THE COMPANY FROM ITS SEVEN WORLDWIDE LOCATIONS."]

     [COLOR PHOTO SHOWING AN ARRAY OF COMPANY PUBLICATIONS WITH CAPTION WHICH READS "THE COMPANY INTRODUCES NEW PRODUCTS, PROVIDES TECHNICAL INFORMATION AND REGULARLY COMMUNICATES WITH ITS CUSTOMERS THROUGH A BROAD ARRAY OF SUPPLEMENTAL PUBLICATIONS."]

     No dealer, salesperson or any other person has been authorized to give any information or make any representation not contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date of this Prospectus.
                          ---------------------------

                               Table of Contents

                                        Page
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    6
Use of Proceeds.......................   12
Dividend Policy.......................   12
Capitalization........................   13
Dilution..............................   14
Selected Consolidated Financial
  Data................................   15
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   16
Business..............................   23
Management............................   39
Certain Transactions..................   45
Principal Stockholders................   46
Description of Capital Stock..........   47
Shares Eligible for Future Sale.......   50
Underwriting..........................   51
Legal Matters.........................   52
Experts...............................   52
Change in Accountants.................   53
Additional Information................   53
Index to Financial Statements.........  F-1

                          ---------------------------

     Until        , 1996 (25 days after the date of this Prospectus), all
dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                1,600,000 SHARES
                                      LOGO

                                  COMMON STOCK
                       ---------------------------------
                                   PROSPECTUS
                                           ,1996
                       ---------------------------------
                                 UBS SECURITIES

                                 DAIN BOSWORTH
                                  Incorporated

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, all of which will be paid solely by the Company. All the amounts shown are estimates, except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee:

                                                                             AMOUNT
                                                                             -------
        SEC registration fee...............................................  $ 8,566
        NASD filing fee....................................................    2,984
        Nasdaq National Market listing fee.................................        *
        Transfer agent and registrar fees and expenses.....................        *
        Printing and engraving expenses....................................        *
        Legal fees and expenses............................................        *
        Accounting fees and expenses.......................................        *
        Directors' and officers' liability insurance.......................        *
        Blue sky fees and expenses.........................................   15,000
        Miscellaneous expenses.............................................        *
                                                                              ------
          Total............................................................  $     *
                                                                              ======

- ---------------

* To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Certificate of Incorporation and By-Laws provide that the Company shall indemnify each person who is or was a director or officer of the Company to the fullest extent permitted under Section 145 of the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer or director in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

     A Delaware corporation may also indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys' fees) which he actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's by-laws, agreements, vote or otherwise.

     The Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, which concerns unlawful payments of dividends, stock purchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit.

     While the Certificate of Incorporation provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Certificate of Incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions of the Certificate of Incorporation described in the preceding paragraph apply to an officer of the Company only if he or she is a director of the Company and is acting in his or her capacity as director, and do not apply to officers of the Company who are not directors.

     Reference is made to the Underwriting Agreement (Exhibit 1) which provides for indemnification of the Company, its directors, officers and controlling persons.

     The Company has entered into indemnification agreements with certain of its directors and officers pursuant to which the Company provides indemnification and contribution against expenses and losses incurred for claims brought against them by reason of their being a director or officer of the Company. Members of the Stock Option Committee are also indemnified by the Company in connection with their administration of the Stock Option Plan. Additionally, the Company intends to purchase directors' and officers' liability insurance.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     The following information is furnished with regard to all securities sold by the Company within the past three years which were not registered under the Securities Act. Amounts have been restated to reflect a 2.36585- for-one stock split effected by the Registrant in July 1996. These transactions were private transactions not involving a public offering and were exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof. All transactions did not involve an underwriter and certificates for shares of Common Stock issued bear a restrictive legend permitting the transfer thereof only upon registration or an exemption therefrom under the Securities Act. All issuances of stock options were pursuant to the Registrant's 1992 Stock Option Plan.

     From July 1, 1993 to December 31, 1993, the Registrant issued stock options to purchase 21,293 shares of Common Stock at $0.42 per share to an employee.

     On October 20, 1993, the Registrant issued stock options to purchase 59,146 shares of Common Stock at $0.42 per share to members of its Technology Council.

     On December 31, 1993, the Registrant issued stock options to purchase 47,317 shares of Common Stock at $0.42 per share to an executive officer.

     From January 1, 1994 to December 31, 1994, the Registrant issued stock options to purchase 23,658 shares of Common Stock at $0.42 per share to employees.

     From January 1, 1995 to December 31, 1995, the Registrant issued stock options to purchase 70,976 shares of Common Stock at $0.42 per share to executive officers.

     On July 28, 1995, the Registrant issued a warrant to purchase 3,028 shares of Common Stock at $1.06 per share to Silicon Valley Bank in connection with the Registrant's bank credit facility.

     On August 15, 1995, the Registrant issued stock options to purchase 18,927 shares of Common Stock at $1.06 per share to employees.

     On November 10, 1995, the Registrant issued stock options to purchase 11,829 shares of Common Stock at $3.38 per share to a director.

     On January 31, 1996, the Registrant sold 28,390 shares of Common Stock for $3.38 per share to an executive officer.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (A) EXHIBITS.

    EXHIBIT NO.                                    DESCRIPTION
    ------------  -----------------------------------------------------------------------------
    1*            Form of Underwriting Agreement.
    2(a)          Asset Purchase Agreement, dated as of June 26, 1995, by and among Oncogene
                  Science, Inc., Calbiochem-Novabiochem Corporation and Calbiochem-Novabiochem
                  International, Inc.
    3(a)          Amended and Restated Certificate of Incorporation of the Registrant.
    3(b)          By-Laws of the Registrant.
    4*            Specimen of Registrant's Common Stock certificate.
    5*            Opinion of Willkie Farr & Gallagher as to the legality of Common Stock.
    10(a)*        Agreement, dated as of March 1996, by and between Calbiochem-Novabiochem
                  International, Inc. and Amersham International plc.
    10(b)*        Series B Preferred Stock Exchange Agreement, dated as of               ,
                  1996, by and among CN Biosciences, Inc. and the holders of its Series B
                  Preferred Stock.
    10(c)(i)*     Commercial Lease, dated as of February 1, 1992, between LMP Properties, Ltd.
                  and Calbiochem Corporation.
    10(c)(ii)*    First Amendment, dated as of April 1, 1992, to Commercial Lease, dated as of
                  February 1, 1992, between LMP Properties, Ltd. and Calbiochem Corporation.
    10(c)(iii)*   Second Amendment, dated as of September 14, 1992, to Commercial Lease, dated as of February 1, 1992, between LMP Properties, Ltd. and Calbiochem
                  Corporation.
    10(c)(iv)*    Third Amendment, dated as of March 30, 1993, to Commercial Lease, dated as of
                  February 1, 1992, between LMP Properties, Ltd. and Calbiochem Corporation.
    10(d)*        Sublease Agreement, dated as of August 2, 1995, by and between Oncogene
                  Science, Inc. and Calbiochem-Novabiochem Corporation.
    10(e)         Sublease Agreement, dated as of July 1996, by and between
                  Calbiochem-Novabiochem Corporation and DataWorks Corporation.
    10(f )(i)     Registration Rights Agreement, dated as of March 13, 1992, by and among
                  Calbiochem-Novabiochem International, Inc. and each of the signatories thereto.
    10(f )(ii)    Amendment Agreement, dated as of January 4, 1993, among Warburg, Pincus
                  Investors, L.P., ABS MB (C-N) Limited Partnership, Richard Slansky, John T.
                  Snow, Georges Chappuis, Calbiochem-Novabiochem International, Inc. and
                  Stelios B. Papadopoulos.
    10(g)(i)      Shared Services Agreement, dated as of August 2, 1995, by and between
                  Oncogene Science, Inc. and Calbiochem-Novabiochem Corporation.
    10(g)(ii)     Trademark License Agreement, dated as of August 2, 1995, by and between
                  Oncogene Science, Inc. and Calbiochem-Novabiochem Corporation.
    10(g)(iii)    Sublicense Agreement, dated as of August 2, 1995, by and between Oncogene
                  Science, Inc. and Calbiochem-Novabiochem Corporation.
    10(g)(iv)     Shared Intellectual Property License Agreement, dated as of August 2, 1995, by and between Oncogene Science, Inc. and Calbiochem-Novabiochem Corporation.
    10(h)         Letter Agreement, dated June 9, 1995, by and between Calbiochem-Novabiochem
                  International, Inc. and Richard B. Slansky.

    EXHIBIT NO.                                    DESCRIPTION
    ------------  -----------------------------------------------------------------------------
    10(i)         Form of Director Indemnification Agreement.
    10(j)         Form of Officer Indemnification Agreement.
    10(k)         Calbiochem-Novabiochem International, Inc. 1992 Stock Option Plan, as
                  amended, including Form of Incentive Stock Option Agreement and Form of
                  Non-Qualified Stock Option Agreement.
    10(l)         Employment Agreement, dated as of January 1, 1996, between
                  Calbiochem-Novabiochem International, Inc. and Stelios B. Papadopoulos.
    10(m)(i)      Employment Agreement, dated as of February 23, 1996, between Calbiochem-
                  Novabiochem International, Inc. and Ben Matzilevich.
    10(m)(ii)     Secured Recourse Promissory Note, dated January 31, 1996, issued to
                  Calbiochem-Novabiochem International, Inc. by Ben Matzilevich.
    10(m)(iii)    Restricted Stock Purchase Agreement, dated as of January 31, 1996, between
                  Calbiochem-Novabiochem International, Inc. and Ben Matzilevich.
    10(m)(iv)     Loan and Pledge Agreement, dated as of January 31, 1996, by and between
                  Calbiochem-Novabiochem International, Inc. and Ben Matzilevich.
    10(n)(i)      Loan and Security Agreement, dated July 28, 1995 (including schedule), by and between Calbiochem-Novabiochem Corporation and Silicon Valley Bank.
    10(n)(ii)     Pledge Agreement, dated July 28, 1995, by and between Calbiochem-Novabiochem
                  Corporation and Silicon Valley Bank.
    10(n)(iii)    Collateral Assignment, Patent Mortgage and Security Agreement, dated July 28,
                  1995, by and between Calbiochem-Novabiochem Corporation and Silicon Valley
                  Bank.
    10(n)(iv)     Security Agreement, dated July 28, 1995, by and between
                  Calbiochem-Novabiochem International, Inc. and Silicon Valley Bank.
    10(n)(v)      Pledge Agreement, dated July 28, 1995, by and between Calbiochem-Novabiochem
                  International, Inc. and Silicon Valley Bank.
    10(n)(vi)     Cross-Corporate Continuing Guaranty, dated July 28, 1995, by and between
                  Calbiochem-Novabiochem International, Inc. and Silicon Valley Bank.
    10(n)(vii)    Pledge Agreement, dated July 27, 1995, by and between Calbiochem-Novabiochem
                  AG and Silicon Valley Bank.
    10(n)(viii)   Cross-Corporate Continuing Guaranty, dated July 28, 1995, by and between
                  Calbiochem-Novabiochem AG and Silicon Valley Bank.
    10(n)(ix)     Subordination Agreement, dated July 28, 1995, by and among
                  Calbiochem-Novabiochem Corporation, Calbiochem-Novabiochem International,
                  Inc. and Silicon Valley Bank.
    10(n)(x)      Antidilution Agreement, dated July 28, 1995, by and between
                  Calbiochem-Novabiochem International, Inc. and Silicon Valley Bank.
    10(n)(xi)     Warrant to Purchase Stock, dated July 28, 1995, by and between Calbiochem-
                  Novabiochem International, Inc. and Silicon Valley Bank.
    10(n)(xii)    Amendment to Loan Agreement, dated November 22, 1995, by and between Silicon
                  Valley Bank and Calbiochem-Novabiochem Corporation.
    10(n)(xiii)   Amendment to Loan Agreement, dated January 24, 1996, by and between Silicon
                  Valley Bank and Calbiochem-Novabiochem Corporation.
    10(n)(xiv)    Amendment to Loan Agreement, dated June 27, 1996, by and between Silicon
                  Valley Bank and Calbiochem-Novabiochem Corporation.
    10(n)(xv)     Schedule to Loan and Security Agreement, dated June 27, 1996, by and between
                  Silicon Valley Bank and Calbiochem-Novabiochem Corporation.
    11            Computation of Earnings per Share.

    EXHIBIT NO.                                    DESCRIPTION
    ------------  -----------------------------------------------------------------------------
    16            Letter re Change in Certifying Accountant.
    21            Subsidiaries of the Registrant.
    23(a)*        Consent of Willkie Farr & Gallagher (included as part of Exhibit 5).
    23(b)         Consent of Ernst & Young LLP.
    23(c)         Consent of KPMG Peat Marwick LLP.
    24            Power of Attorney (included on the signature page to the Registration
                  Statement).
    27            Financial Data Schedule.

- ---------------

* To be filed by amendment.

     (B) FINANCIAL STATEMENT SCHEDULES.

     Not applicable.

ITEM 17. UNDERTAKINGS.

     (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (2) The undersigned Registrant hereby undertakes that:

          (a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Diego, State of California, on July 18, 1996.

                                  CN BIOSCIENCES, INC.

                                  By: /s/  Stelios B. Papadopoulos
                                      --------------------------------
                                      Name:  Stelios B. Papadopoulos
                                      Title: Chairman of the Board of Directors,
                                             Chief Executive Officer
                                             and President


                               POWER OF ATTORNEY

     Each of the undersigned officers and directors of CN Biosciences, Inc. hereby severally constitutes and appoints Stelios B. Papadopoulos and James G. Stewart, and each of them as the attorneys-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any and all pre- or post-effective amendments to this Registration Statement, any subsequent Registration Statement for the same offering which may be filed pursuant to Rule 462(b) under the Securities Act of 1933 and any and all pre- or post-effective amendments thereto, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact, or either of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                  TITLE                     DATE
- ---------------------------------------------  ---------------------------------  --------------
      /s/  Stelios B. Papadopoulos             Chairman of the Board of            July 18, 1996
- ---------------------------------------------  Directors, Chief Executive
           Stelios B. Papadopoulos             Officer and President (Principal
                                               executive officer)

         /s/  James G. Steward                 Vice President, Chief Financial     July 18, 1996
- ---------------------------------------------  Officer and Secretary
              James G. Stewart                 (Principal financial and
                                               accounting officer)

        /s/  Frederick L. Bryant               Director                            July 18, 1996
- ---------------------------------------------
             Frederick L. Bryant

          /s/  Joseph P. Landy                 Director                            July 18, 1996
- ---------------------------------------------
               Joseph P. Landy

          /s/  S. Joshua Lewis                 Director                            July 18, 1996
- ---------------------------------------------
               S. Joshua Lewis

       /s/  Robert E. McGill, III              Director                            July 18, 1996
- ---------------------------------------------
            Robert E. McGill, III


                                 EXHIBIT INDEX

    EXHIBIT NO.                                 DESCRIPTION                                 PAGE
    ------------  ------------------------------------------------------------------------  ----
    1*            Form of Underwriting Agreement..........................................
    2(a)          Asset Purchase Agreement, dated as of June 26, 1995, by and among
                  Oncogene Science, Inc., Calbiochem-Novabiochem Corporation and
                  Calbiochem-Novabiochem International, Inc...............................
    3(a)          Amended and Restated Certificate of Incorporation of the Registrant.....
    3(b)          By-Laws of the Registrant...............................................
    4*            Specimen of Registrant's Common Stock certificate.......................
    5*            Opinion of Willkie Farr & Gallagher as to the legality of Common
                  Stock...................................................................
    10(a)*        Agreement, dated as of March 1996, by and between Calbiochem-Novabiochem
                  International, Inc. and Amersham International plc......................
    10(b)*        Series B Preferred Stock Exchange Agreement, dated as of               ,
                  1996, by and among CN Biosciences, Inc. and the holders of its Series B
                  Preferred Stock.........................................................
    10(c)(i)*     Commercial Lease, dated as of February 1, 1992, between LMP Properties,
                  Ltd. and Calbiochem Corporation.........................................
    10(c)(ii)*    First Amendment, dated as of April 1, 1992, to Commercial Lease, dated as of February 1, 1992, between LMP Properties, Ltd. and Calbiochem
                  Corporation.............................................................
    10(c)(iii)*   Second Amendment, dated as of September 14, 1992, to Commercial Lease, dated as of February 1, 1992, between LMP Properties, Ltd. and
                  Calbiochem Corporation..................................................
    10(c)(iv)*    Third Amendment, dated as of March 30, 1993, to Commercial Lease, dated as of February 1, 1992, between LMP Properties, Ltd. and Calbiochem
                  Corporation.............................................................
    10(d)*        Sublease Agreement, dated as of August 2, 1995, by and between Oncogene
                  Science, Inc. and Calbiochem-Novabiochem Corporation....................
    10(e)         Sublease Agreement, dated as of July 1996, by and between Calbiochem-
                  Novabiochem Corporation and DataWorks Corporation.......................
    10(f )(i)     Registration Rights Agreement, dated as of March 13, 1992, by and among
                  Calbiochem-Novabiochem International, Inc. and each of the signatories thereto.................................................................
    10(f )(ii)    Amendment Agreement, dated as of January 4, 1993, among Warburg, Pincus
                  Investors, L.P., ABS MB (C-N) Limited Partnership, Richard Slansky, John
                  T. Snow, Georges Chappuis, Calbiochem-Novabiochem International, Inc.
                  and Stelios B. Papadopoulos.............................................
    10(g)(i)      Shared Services Agreement, dated as of August 2, 1995, by and between
                  Oncogene Science, Inc. and Calbiochem-Novabiochem Corporation...........
    10(g)(ii)     Trademark License Agreement, dated as of August 2, 1995, by and between
                  Oncogene Science, Inc. and Calbiochem-Novabiochem Corporation...........
    10(g)(iii)    Sublicense Agreement, dated as of August 2, 1995, by and between
                  Oncogene Science, Inc. and Calbiochem-Novabiochem Corporation...........
    10(g)(iv)     Shared Intellectual Property License Agreement, dated as of August 2,
                  1995, by and between Oncogene Science, Inc. and Calbiochem-Novabiochem
                  Corporation.............................................................
    10(h)         Letter Agreement, dated June 9, 1995, by and between
                  Calbiochem-Novabiochem International, Inc. and Richard B. Slansky.......
    10(i)         Form of Director Indemnification Agreement..............................
    10(j)         Form of Officer Indemnification Agreement...............................

    EXHIBIT NO.                                 DESCRIPTION                                 PAGE
    ------------  ------------------------------------------------------------------------  ----
    10(k)         Calbiochem-Novabiochem International, Inc. 1992 Stock Option Plan, as
                  amended, including Form of Incentive Stock Option Agreement and Form of
                  Non-Qualified Stock Option Agreement....................................
    10(l)         Employment Agreement, dated as of January 1, 1996, between Calbiochem-
                  Novabiochem International, Inc. and Stelios B. Papadopoulos.............
    10(m)(i)      Employment Agreement, dated as of February 23, 1996, between Calbiochem-
                  Novabiochem International, Inc. and Ben Matzilevich.....................
    10(m)(ii)     Secured Recourse Promissory Note, dated January 31, 1996, issued to
                  Calbiochem-Novabiochem International, Inc. by Ben Matzilevich...........
    10(m)(iii)    Restricted Stock Purchase Agreement, dated as of January 31, 1996, between Calbiochem-Novabiochem International, Inc. and Ben
                  Matzilevich.............................................................
    10(m)(iv)     Loan and Pledge Agreement, dated as of January 31, 1996, by and between
                  Calbiochem-Novabiochem International, Inc. and Ben Matzilevich..........
    10(n)(i)      Loan and Security Agreement, dated July 28, 1995 (including schedule), by and between Calbiochem-Novabiochem Corporation and Silicon Valley
                  Bank....................................................................
    10(n)(ii)     Pledge Agreement, dated July 28, 1995, by and between
                  Calbiochem-Novabiochem Corporation and Silicon Valley Bank..............
    10(n)(iii)    Collateral Assignment, Patent Mortgage and Security Agreement, dated
                  July 28, 1995, by and between Calbiochem-Novabiochem Corporation and
                  Silicon Valley Bank.....................................................
    10(n)(iv)     Security Agreement, dated July 28, 1995, by and between Calbiochem-
                  Novabiochem International, Inc. and Silicon Valley Bank.................
    10(n)(v)      Pledge Agreement, dated July 28, 1995, by and between
                  Calbiochem-Novabiochem International, Inc. and Silicon Valley Bank......
    10(n)(vi)     Cross-Corporate Continuing Guaranty, dated July 28, 1995, by and between
                  Calbiochem-Novabiochem International, Inc. and Silicon Valley Bank......
    10(n)(vii)    Pledge Agreement, dated July 27, 1995, by and between Calbiochem-
                  Novabiochem AG and Silicon Valley Bank..................................
    10(n)(viii)   Cross-Corporate Continuing Guaranty, dated July 28, 1995, by and between
                  Calbiochem-Novabiochem AG and Silicon Valley Bank.......................
    10(n)(ix)     Subordination Agreement, dated July 28, 1995, by and among Calbiochem-
                  Novabiochem Corporation, Calbiochem-Novabiochem International, Inc. and
                  Silicon Valley Bank.....................................................
    10(n)(x)      Antidilution Agreement, dated July 28, 1995, by and between Calbiochem-
                  Novabiochem International, Inc. and Silicon Valley Bank.................
    10(n)(xi)     Warrant to Purchase Stock, dated July 28, 1995, by and between
                  Calbiochem-Novabiochem International, Inc. and Silicon Valley Bank......
    10(n)(xii)    Amendment to Loan Agreement, dated November 22, 1995, by and between
                  Silicon Valley Bank and Calbiochem-Novabiochem Corporation..............
    10(n)(xiii)   Amendment to Loan Agreement, dated January 24, 1996, by and between
                  Silicon Valley Bank and Calbiochem-Novabiochem Corporation..............
    10(n)(xiv)    Amendment to Loan Agreement, dated June 27, 1996, by and between Silicon
                  Valley Bank and Calbiochem-Novabiochem Corporation......................
    10(n)(xv)     Schedule to Loan and Security Agreement, dated June 27, 1996, by and between Silicon Valley Bank and Calbiochem-Novabiochem Corporation......
    11            Computation of Earnings per Share.......................................

    EXHIBIT NO.                                 DESCRIPTION                                 PAGE
    ------------  ------------------------------------------------------------------------  ----
    16            Letter re Change in Certifying Accountant...............................
    21            Subsidiaries of the Registrant..........................................
    23(a)*        Consent of Willkie Farr & Gallagher (included as part of Exhibit 5).....
    23(b)         Consent of Ernst & Young LLP............................................
    23(c)         Consent of KPMG Peat Marwick LLP........................................
    24            Power of Attorney (included on the signature page to the Registration
                  Statement)..............................................................
    27            Financial Data Schedule.................................................

- ---------------
* To be filed by amendment.